As filed with the Securities and Exchange Commission on December 18, 2003
Registration No. 333-110214
333-110214-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to
Form S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

WESTCOAST HOSPITALITY CORPORATION	WESTCOAST HOSPITALITY CAPITAL TRUST
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)
WASHINGTON	DELAWARE
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
7011
(Primary Standard Industrial Classification Code Number)
91-1032187	75-6700808
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)
Arthur M. Coffey
President and Chief Executive Officer
WestCoast Hospitality Corporation
201 W. North River Drive, Suite 100
Spokane, Washington 99201
(509) 459-6100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
(Name, address, including zip code, and telephone number, including area code, of agent for service)	Arthur M. Coffey
President and Chief Executive Officer
WestCoast Hospitality Corporation
201 W. North River Drive, Suite 100
Spokane, Washington 99201
(509) 459-6100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank C. Woodruff, Esq. Riddell Williams P.S. 1001 Fourth Avenue Plaza Suite 4500 Seattle, Washington 98154 (206) 624-3600	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 200 Park Avenue New York, New York 10166 (212) 878-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement, as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 18, 2003

$40,000,000 Trust Preferred Securities

WESTCOAST HOSPITALITY CAPITAL TRUST

          % Trust Preferred Securities

(Liquidation Amount of $25 per Trust Preferred Security)

Guaranteed Fully and Unconditionally as Described in this Prospectus by

     Our newly formed and wholly owned Delaware statutory trust, WestCoast Hospitality Capital Trust, which we refer to as the trust, is offering 1,600,000       % trust preferred securities with a liquidation amount of $25 per trust preferred security.

     Distributions on the trust preferred securities will accrue from and including the date of original issuance in the amount of $      per trust preferred security per year, which is equivalent to       % of the $25 liquidation amount per security. Distributions on the trust preferred securities will be payable quarterly in arrears, beginning March 31, 2004, and thereafter on each June 30, September 30, December 31 and March 31 unless the distributions are deferred as described herein.

     The trust will invest the proceeds of the offering in junior subordinated debentures to be issued by us, which will be the trust’s only assets. The debentures will have substantially the same payment terms as the trust preferred securities. The trust will be able to make distributions on the trust preferred securities only if we make corresponding payments on the debentures. We may defer payments of interest on the debentures on one or more occasions for up to 20 consecutive quarters, but not past their maturity date. If we defer payments of interest on the debentures, the trust will defer distributions on the trust preferred securities.

     The debentures mature, and the trust preferred securities must be redeemed, on January     , 2044. The trust may redeem some or all of the trust preferred securities at any time on or after January     , 2009 by paying $25 per security, plus any accrued and unpaid distributions to, but excluding, the date of redemption. In addition, if we complete prior to January     , 2007, an offering of common stock with gross proceeds to us of at least $50 million, the trust generally will be required to redeem 35% of the outstanding trust preferred securities. Further, if we undergo a change of control, holders of trust preferred securities will have the right to exchange their trust preferred securities for debentures and require us to repurchase those debentures.

     The trust preferred securities will not be subject to any sinking fund and will not be convertible into any of our other securities. Except in certain limited circumstances, investors in the trust preferred securities will have no voting rights.

     The trust preferred securities will be effectively subordinated to all of our indebtedness and to all liabilities of our subsidiaries. We will guarantee, fully and unconditionally, the payment by the trust of amounts due on the trust preferred securities, but only if payments are first made on the debentures.

     No market currently exists for the trust preferred securities. The trust preferred securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc., which we will refer to as the NYSE, under the symbol “WEH pa.”

       This investment involves risk. See “Risk Factors” beginning on page 14 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Trust
	Preferred Security	Total

Public Offering Price	$25	$40,000,000
Underwriting commission to be paid by WestCoast Hospitality Corporation(1)	$0.7875	$1,260,000
Proceeds to the Trust	$25	$40,000,000

(1)	Because the trust will use the proceeds from the sale of the trust preferred securities to purchase the debentures, we have agreed to pay the underwriting commission. We will also pay other expenses, estimated to be approximately $740,000, associated with the offer and the sale of the trust preferred securities.

     The trust has also granted the underwriters an option for a period of 30 days following delivery of the trust preferred securities to purchase at the public offering price up to an additional 240,000 trust preferred securities to cover over-allotments, if any. If the underwriters exercise this option, we will pay the underwriting commission of $0.7875 per trust preferred security purchased or an aggregate of $189,000 if the underwriters exercise this option in full.

     The underwriters expect that the trust preferred securities will be ready for delivery in book entry form through The Depository Trust Company on or about                   , 2004.

FRIEDMAN BILLINGS RAMSEY

WELLS FARGO SECURITIES, LLC

The date of this prospectus is January     , 2004.

SUMMARY
WestCoast Hospitality Corporation
Hotel System Growth Strategy
Recent Developments
Investment Highlights
WestCoast Hospitality Capital Trust
The Offering
Summary Consolidated Financial and Other Data
RISK FACTORS
Risk Factors Relating to the Trust Preferred Securities and the Debentures
Risk Factors Relating to Our Business
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
ACCOUNTING TREATMENT
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
BUSINESS
Overview
Hotel Operations
Hotel System Growth Strategy
Guest Loyalty Program
E-Business
Team Red
Marketing
Non-core Asset Sales
Seasonality
Employees
PROPERTIES
LEGAL PROCEEDINGS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations
Liquidity and Capital Resources
Other Matters
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
MANAGEMENT
Directors, Executive Officers and Certain Key Employees
Committees of the Board of Directors
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Stock Option Plans
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
WESTCOAST HOSPITALITY CAPITAL TRUST
DESCRIPTION OF SECURITIES
Material Terms of the Trust Preferred Securities
Material Terms of the Trust Preferred Securities Guarantee
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
Classification of the Trust and the Debentures
Interest Income and Original Issue Discount
Corporate U.S. Holders
Sales of Trust Preferred Securities
Receipt of Debentures Upon Liquidation of the Trust
Receipt of Cash Upon Liquidation of the Trust
Backup Withholding and Information Reporting
EMPLOYEE BENEFIT PLAN CONSIDERATIONS
Regulation under ERISA and the Tax Code
Plan Assets
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
REPORT OF INDEPENDENT ACCOUNTANTS
WESTCOAST HOSPITALITY CORPORATION CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 12
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 25.1
EXHIBIT 25.2
EXHIBIT 25.3

i

      You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. Neither the delivery of this prospectus nor the sale of the trust preferred securities offered hereby means that information contained in this prospectus is correct after the date of this prospectus.

      In this prospectus “we,” “us,” “our,” “ours,” or “our company” refer to WestCoast Hospitality Corporation and, as the context requires, its wholly and partially owned subsidiaries, “WestCoast” refers to WestCoast Hospitality Corporation and “the trust” refers to WestCoast Hospitality Capital Trust.

ii

SUMMARY

      The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the “Risk Factors” section and the consolidated financial statements, and the other information provided in the registration statement of which this prospectus forms a part. Unless otherwise specified, the information contained in this prospectus is as of September 30, 2003 and assumes that the underwriters’ over-allotment option is not exercised.

WestCoast Hospitality Corporation

      We are a NYSE-listed hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under our WestCoast® and Red Lion® brands. As of September 30, 2003, our hotel system contained 72 hotels located in 12 states and one Canadian province, with more than 12,500 rooms and 589,000 square feet of meeting space. We managed 48 of these hotels, consisting of 28 owned hotels, 14 leased hotels and six third-party owned hotels. The remaining 24 hotels were owned and operated by third-party franchisees.

      We trace our history back to 1937, with the founding of our predecessor as a general commercial real estate development and management business. In the 1970s, our predecessor began focusing on the development and management of hotels. Our company was incorporated in the State of Washington on April 25, 1978 as its successor. We continued to grow our hotel business under the brand name Cavanaughs® throughout the 1980s and 1990s, and in 1998 we completed our initial public offering of our common stock. We acquired WestCoast Hotels, Inc. on December 31, 1999, which added more than 4,800 rooms in 20 cities to our system of hotels, enhanced our presence in certain key western “hub” markets, including Seattle, Portland, San Francisco and Southern California, and launched our company into the franchise business. Following this acquisition, we rebranded our Cavanaughs hotels to the WestCoast brand and changed our name to WestCoast Hospitality Corporation. On December 31, 2001 we acquired Red Lion Hotels, Inc., which added more than 7,400 rooms in 40 cities to our system of hotels, further enhanced our presence in a number of “hub” markets and afforded us the opportunity to expand our franchise business to include the Red Lion brand.

      In addition to owning, managing, developing and franchising hotels, we are engaged in entertainment and real estate operations. Through our entertainment division, which includes our TicketsWest.com, Inc. subsidiary, we engage in event ticket distribution and promote and present a variety of entertainment productions in communities we have targeted for hotel market penetration. Our real estate division engages in the traditional real estate related services that we have pursued since we were originally founded, including developing, managing and acting as a broker for sales and leases of commercial and multi-unit residential properties.

      Our senior management team, led by our President and Chief Executive Officer, Arthur M. Coffey, brings an experienced and innovative approach to the management of our operations. Our senior management team has extensive relevant business experience, and seven members of the team have been with our company for more than 20 years. Our senior management team’s strengths include hotel development, ownership and management; franchising, sales and marketing; food and beverage management; entertainment production and real estate services. The extensive expertise of our senior management team, along with their diverse working backgrounds, provide our company with a broad perspective from which we can make strategic management and operational decisions.

      A substantial portion of our assets are held by three of our subsidiaries: Red Lion Hotels, Inc., WestCoast Hotels, Inc. and WestCoast Hospitality Limited Partnership, which we refer to as WHLP. We own 100% of the outstanding capital stock of Red Lion Hotels, Inc. and WestCoast Hotels, Inc. We are the sole general partner and approximately 98% owner of WHLP.

      The following organizational chart illustrates the structure of our company and our most significant subsidiaries, assuming the issuance of the trust preferred securities, the debentures and the guarantee:

      Our principal executive offices are located at 201 W. North River Drive, Suite 100, Spokane, Washington 99201 and our telephone number is (509) 459-6100. We maintain Internet websites at www.westcoasthotels.com, www.redlion.com, www.ticketswest.com, www.guestawards.com and www.g-b.com. Information on our websites is not incorporated into this prospectus, and you should not consider it part of this prospectus.

Hospitality Industry Performance Measures

      We believe that the following performance measures, which are widely used in the hospitality industry and appear throughout this prospectus, are important to our discussion of operating performance:

•	Total available rooms represents the number of rooms available multiplied by the number of days in the reported period. We use total available rooms as a measure of capacity in our system of hotels. Rooms under significant renovation are excluded from total available rooms.

•	Average occupancy represents total paid rooms occupied divided by total available rooms. We use average occupancy as a measure of the utilization of capacity in our system of hotels.

•	Revenue per available room, or RevPAR, represents total room and related revenues divided by total available rooms. We use RevPAR as a measure of performance yield in our system of hotels.

•	Average daily rate, or ADR, represents total room revenues divided by the total number of paid rooms occupied by hotel guests. We use ADR as a measure of room pricing in our system of hotels.

•	Comparable hotels are hotels that have been owned, managed or franchised by us for more than one year. Throughout this prospectus, unless otherwise stated, RevPAR, ADR and average occupancy statistics are calculated using statistics for comparable hotels.

Hotel System Growth Strategy

      We intend to grow our hotel operations primarily by increasing the number of hotels franchised under our Red Lion and WestCoast brands, with an immediate focus on the western region of the United States and Canada. As we expand the number of franchised hotels in our franchise system, we expect our royalty fee income to increase.

•	We anticipate that most of our growth will come through conversion of three- and four-star hotels to the nationally recognized Red Lion brand.

•	We plan to focus our expansion of the WestCoast brand by targeting distinctive and independently recognized hotels located in the western region of the United States.

•	We intend to use our competitive advantage to increase the number of management agreements we have with third-party hotel owners by aggressively marketing our management services. We have recently upgraded the technology for our central reservation and distribution management system to make the system more effective for existing, and more attractive for prospective, participants in our hotel system.

•	We will seek opportunities to grow through acquisitions of whole or partial interests in hotels. We plan to leverage our management and marketing services capabilities to enter into joint venture relationships to own, operate, market and/or manage additional hotels.

•	We have positioned our company to take advantage of an economic recovery by increasing our market penetration through an expanded sales force, the implementation of technology upgrades and the establishment of a new guest loyalty program, GuestAwards.® We are also in the process of standardizing our food and beverage services across all of our owned and many of our other hotels, which we believe will help create a consistent guest experience at a reduced cost.

      During the nine months ended September 30, 2003, we spent a total of $5.1 million, or 3.6% of our revenues, on capital improvement programs, including $4.3 million on our hotels and restaurants. Through 2004, we expect to spend an additional $14.1 million on capital improvements in our hotels and restaurants, primarily in guest contact areas. In addition to our owned hotels, we are proactively working with our franchisees to ensure that they continue to meet Red Lion and WestCoast standards.

Recent Developments

      During 2003, we took a number of steps to strengthen our balance sheet and better position our company for additional growth including the following:

•	In June 2003, we secured term debt of $55.2 million from Column Financial, Inc., a Credit Suisse First Boston subsidiary. We used the majority of the proceeds of this debt to pay off the $51.5 million outstanding balance on our then existing bank credit facility.

•	In October 2003, we entered into a new credit agreement with Wells Fargo Bank, National Association. The credit agreement provides us a revolving credit facility with a total of $10 million in borrowing capacity. This facility includes a $7 million line of credit that is collateralized by our personal property and five of our owned hotels, and a $3 million line of credit that is secured by our personal property. Additionally, the credit agreement provides us a term facility of $4 million that is available to us to acquire, and would be collateralized by, the Red Lion Yakima Gateway Hotel. We have exercised our option to purchase this hotel and expect to close in early 2004.

•	In November 2003, we sold the Red Lion River Inn to an unrelated third party for $10.8 million. We then leased the property from the new owner. The lease has a 15-year term and we have the option to extend the term for up to three additional five-year periods.

      On April 4, 2003, following the retirement of Donald K. Barbieri, we named Arthur M. Coffey as our President and Chief Executive Officer. Mr. Coffey has been with our company for more than 20 years and previously served as our Executive Vice President and Chief Financial Officer.

      Richard L. Barbieri has informed us that he plans to retire from his position as Executive Vice President, General Counsel at the end of 2003. Mr. Barbieri plans to remain a director of our company after his retirement and continue until the end of 2004 as a part-time legal advisor to our company. We expect that Thomas L. McKeirnan, our Vice President, Assistant General Counsel will succeed Mr. Barbieri as General Counsel.

      As of September 30, 2003, the $21.7 million net book value of two of our office buildings in Spokane, Washington was reclassified from assets held for sale to property and equipment. A depreciation adjustment of $1.6 million was recorded in September 2003, reflecting non-cash expenses that would have been recognized had these assets been classified as property and equipment since December 2001.

Investment Highlights

      We believe the following factors will benefit our company as we implement our business plan:

      Lodging Cycle. We believe the current lodging environment will allow us to expand our brands as operators seek to improve their performance, to make new acquisitions at attractive yields and to continue to expand our fee businesses. As the lodging industry recovers, we expect to see improvements in all aspects of our hospitality businesses including increased management fees, royalty fees and operating income from our hotels.

      Highly Scalable Business Strategy. We expect to grow primarily by increasing the number of hotels franchised and managed under our Red Lion and WestCoast brands. The majority of our new franchises will likely come from the conversion of existing hotels, and we expect that some of these converted hotels will choose to be managed by us. This strategy does not require significant capital expenditures to expand our operations.

      “Hub and Spoke” Expansion Strategy. We plan to continue to expand our Red Lion brand throughout the western region of the United States and Canada through our “hub and spoke” strategy. This strategy is designed to create maximum brand awareness by focusing our expansion on main business districts and metropolitan downtowns. Once we have established brand awareness in these areas, we then expand to adjoining markets that benefit from the awareness and create critical mass in a region.

      Alternate Distribution System Channel Management. In expectation of an increase in hotel bookings on third-party Internet websites, we negotiated fixed charge markup arrangements though 2005 with eight companies selling reservations through such websites. Our new central reservation and distribution management system allows us to manage room rates on these websites on a real-time, hotel-by-hotel basis. We expect this rate management to result in increased occupancies and better yield management throughout our system.

WestCoast Hospitality Capital Trust

      The trust is a statutory trust formed under Delaware law by us, as sponsor, and the trustees of the trust. Two of our officers will serve as administrative trustees and Wilmington Trust Company will serve as property trustee and Delaware trustee of the trust. When the trust issues the trust preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the issued and outstanding common securities of the trust, which will equal approximately 3% of the total capital of the trust. The trust exists exclusively to issue the trust preferred securities to the public for cash, to issue the trust common securities to us, to invest the proceeds from the sale of the trust preferred securities and trust common securities in an equivalent amount of the debentures issued by us and to engage in activities that are necessary or incidental to those listed above. We have agreed to pay all fees and expenses related to the trust and the offering of the trust preferred securities and the trust common securities, which we refer to together as the trust securities.

      The trust’s principal executive offices are located at 201 W. North River Drive, Suite 100, Spokane, Washington 99201, and its telephone number is (509) 459-6100.

      The following chart illustrates the organizational structure of the trust:

The Offering

Title of Securities	WestCoast Hospitality Capital Trust % Trust Preferred Securities (Liquidation Amount of $25 per Trust Preferred Security).

Issuer	WestCoast Hospitality Capital Trust, a single-purpose Delaware statutory trust. The trust was formed by us solely for the purpose of issuing the trust preferred securities and trust common securities; acquiring our % Junior Subordinated Debentures due January , 2044, which we refer to as the debentures, with the proceeds it receives from the issuance of the trust securities; and engaging in activities related to the foregoing.

Offering Price	$25 per trust preferred security.

Securities Offered	1,600,000 trust preferred securities, with an aggregate liquidation amount of $40 million. Each trust preferred security represents an undivided preferred beneficial interest in the assets of the trust. The debentures will be the sole assets of the trust.
The underwriters have an option to purchase up to an additional 240,000 trust preferred securities at the public offering price, less the underwriting commission, for a period of 30 days following delivery of the trust preferred securities to cover over-allotments, if any.

Closing	It is expected that delivery of the trust preferred securities will be made against payment therefor on or about the tenth business day following the date of the final prospectus for this offering.

Payment of Distributions	Distributions on the trust preferred securities will accrue at an annual rate of % of the stated liquidation amount of $25 per trust preferred security, which we refer to as the liquidation amount. Distributions will accrue from January , 2004, and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2004, except to the extent the distributions are deferred as described below.
The debentures will have substantially the same economic terms as the trust securities. The trust will rely solely on payments made by us under the debentures to pay distributions on the trust securities. The trust will make distributions on the trust securities in the same amounts and on the same dates as the interest and other payments that we make on the debentures.

Deferral of Distributions	We generally can, on one or more occasions, defer payments of interest on the debentures for up to 20 consecutive quarters, but not beyond their maturity date. However, we may not do so if an event of default has occurred and is continuing under the indenture relating to the debentures, which we refer to as the indenture. If we defer interest payments on the debentures:
• the trust will defer distributions on the trust preferred securities;
• the deferred distributions will accrue; and
• these accrued distributions will earn interest at an annual rate of %, compounded quarterly until paid, to the extent permitted by law.

At the end of the interest deferral period and upon receipt by the trust of deferred interest payments, the trust will be required to pay the accrued distributions and all accrued interest thereon.

Once we make all payments of deferred interest on the debentures, we can again elect to defer interest payments on the debentures if no event of default under the indenture has occurred and is continuing.

We currently do not intend to defer interest on the debentures. However, if we do defer interest payments, we (and our subsidiaries) will not be permitted, except in limited circumstances described in this prospectus, to, among other things:

• declare or pay a dividend or make any other payment or distribution on capital stock;
• redeem, purchase or acquire or make a liquidation payment on any capital stock;
• make any principal, premium or interest payment on, or repay, repurchase or redeem, any debt securities that rank equal with or junior to the debentures; or
• make any guarantee payments with respect to any guarantee of any debt securities of our subsidiaries if such guarantee ranks equal with or junior to the debentures.

Redemption of the Trust Preferred Securities at Our Option	The trust must redeem outstanding trust preferred securities when and to the extent the debentures are paid at maturity or earlier redeemed. The stated maturity of the debentures is January , 2044. If we redeem any debentures prior to their maturity, the trust is required to use the cash it receives on the redemption of the debentures to redeem trust preferred securities and trust common securities, on a pro rata basis, having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed.

We may redeem all or part of the debentures at any time or times on or after January , 2009. In addition, we may redeem, at any time, all but not part of the debentures if the interest that we are required to pay on the debentures is no longer deductible by us for U.S. federal income tax purposes the trust becomes subject to federal income tax, or the trust becomes subject to certain other taxes or governmental charges, each of which we refer to as a redemption tax event.
If the trust redeems the trust preferred securities, each holder of trust preferred securities will be entitled to receive the liquidation amount of $25 per trust preferred security, plus any accrued and unpaid distributions up to, but excluding, the date of redemption.

Mandatory Redemption After Common Stock Offering	If we consummate, at any time prior to January , 2007, any common stock offering that results in gross proceeds to us of at least $50 million, we will be required to repurchase 35% of the aggregate principal amount of the debentures outstanding from the proceeds of the first such offering. We must redeem the debentures within 60 days after the closing of the common stock offering. The redemption price will be 105% of the principal amount of the debentures redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Upon redemption of the debentures, the trust will use the cash it receives on the redemption of the debentures to redeem trust preferred securities and trust common securities, on a pro rata basis, having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed.

Repurchase at Option of Holders Upon a Change of Control	Under certain circumstances, upon our change of control, as defined in this prospectus, each holder of trust preferred securities will have the option to exchange all or part of its trust preferred securities for debentures having a principal amount equal to the liquidation amount of such trust preferred securities and thereafter to require us to repurchase such debentures at a price in cash equal to the principal amount of the debentures that are exchanged, plus any accrued and unpaid interest on such debentures to, but excluding, the repurchase date.

Material Tax Consequences	If we defer interest payments on the debentures, each holder of trust preferred securities will be required, for U.S. federal income tax purposes, to accrue interest income, as original issue discount, in respect of the deferred stated interest allocable to the holder’s trust preferred securities. As a result, each holder of trust preferred securities will need to include this income in gross income for U.S. federal income tax purposes prior to the receipt of any cash distribution of that interest. In addition, a holder of trust preferred securities will not receive cash from the trust related to this income if such holder disposes of its trust preferred securities prior to the record date for distribution of the deferred amounts.

Our Guarantee of Trust Preferred Securities	We will irrevocably, fully and unconditionally guarantee the trust preferred securities through a combination of our obligations under:

• the debentures;

• the trust preferred securities guarantee; and

• the declaration of trust, which we refer to as the declaration.
However, the trust preferred securities guarantee does not apply when the trust does not have sufficient funds to make distributions required by the terms of the trust preferred securities. If we do not make required payments on the debentures, the trust will not have sufficient funds to make the related distributions on the trust preferred securities. In this event, a holder of trust preferred securities may institute a legal proceeding directly against us to compel payments on the debentures, or rely on the property trustee to enforce the trust’s rights under the debentures.

Distribution of the Debentures	We, as the sponsor of the trust, may under certain circumstances described in this prospectus dissolve the trust and distribute the debentures to the holders of trust preferred securities and trust common securities. If we distribute the debentures, we will use our best efforts to list them on the NYSE or on such other national securities exchange or automated quotation system as the trust preferred securities were listed or traded immediately prior to the distribution of the debentures.

Ranking	Our obligations under the trust preferred securities, the debentures and the trust preferred securities guarantee are unsecured and will rank as follows with regard to the right of payment:

• our obligations under the debentures and the trust preferred securities guarantee are subordinate and rank junior to all of our existing and future indebtedness, unless any of those obligations are specifically subordinated; and

• because the majority of our assets are held by our subsidiaries, the debentures and the trust preferred securities guarantee will effectively be subordinate to all existing and future liabilities of our subsidiaries.

As of September 30, 2003, our consolidated long-term indebtedness, including current portion, was $158.5 million. See the discussion of the rights of holders of trust preferred securities under “Description of Securities — Material Terms of the Debentures” in this prospectus.

Voting Rights	Except in limited circumstances described in this prospectus, the holders of trust preferred securities will have no voting rights.

Listing of the Trust Preferred Securities	The trust preferred securities have been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “WEH pa.”

Use of Proceeds	The trust will use the proceeds from the sale of the trust securities to purchase the debentures. We currently expect to use approximately $30 million of the net proceeds received by us from the sale of the debentures to redeem in full our outstanding Series A and Series B Preferred Stock. We will use the remaining net proceeds for general corporate purposes.

Trustees	The trust will have four trustees. Two of the trustees are officers of our company and will act as the “administrative trustees” for the trust. Wilmington Trust Company, a Delaware-chartered bank and trust company, will act as property trustee and Delaware trustee for the trust. Wilmington Trust Company will also act as indenture trustee for the debentures and guarantee trustee for the trust preferred securities guarantee. Its offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

Book-Entry Form	The trust preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, which we refer to as DTC, or its nominee. This means that the holders of trust preferred securities will not receive a certificate for their trust preferred securities.

Risk Factors	See “Risk Factors” beginning on page 14 for a discussion of factors that should be carefully considered before deciding to purchase trust preferred securities.

Summary Consolidated Financial and Other Data

(amounts in thousands, except per share data)

      The following table sets forth our summary consolidated financial data. The summary consolidated statement of operations data for each of the five years ended December 31, 2002, and the balance sheet data as of December 31, 2002 and 2001, is derived from our audited consolidated financial statements and related notes. Our audited consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 are included elsewhere in this prospectus. The summary consolidated statement of operations and balance sheet data as of and for the nine months ended September 30, 2003 and 2002 is derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for the interim periods. However, the results for past periods are not necessarily indicative of results that may be expected for future periods. The summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(unaudited)		(audited, except for Certain Operating Data)
Consolidated Statement of Operations Data:
Revenue
Hotels and restaurants	$126,671	$134,459	$173,320	$99,495	$106,540	$92,808	$75,172
Franchise, central services and development	2,950	3,340	4,137	3,213	3,643	—	—
Entertainment	6,008	4,980	7,430	7,497	5,705	7,181	1,690
Real estate	6,843	6,797	9,001	10,114	9,540	9,649	9,183
Corporate services	256	201	283	314	378	417	288

Total revenues	$142,728	$149,777	$194,171	$120,633	$125,806	$110,055	$86,333

Direct expenses(1)	$128,082	$125,705	$169,373	$94,691	$100,786	$87,415	$64,818
Undistributed corporate expenses	$2,040	$1,650	$2,117	$1,896	$1,666	$1,605	$1,205
Operating income	$12,606	$22,422	$22,681	$24,046	$23,354	$21,035	$20,310
Income before income taxes(2)	$4,706	$14,467	$12,376	$12,082	$9,127	$11,899	$11,818
Net income	$3,257	$9,360	$8,007	$7,579	$5,821	$8,029	$7,508
Income applicable to common shareholders(3)	$1,342	$7,423	$5,430	$7,579	$5,821	$8,029	$7,508
Earnings per common share:
Basic	$0.10	$0.57	$0.42	$0.59	$0.45	$0.63	$0.66
Diluted	$0.10	$0.56	$0.41	$0.59	$0.45	$0.63	$0.66
Weighted average shares outstanding — basic	12,997	12,975	12,975	12,953	12,941	12,755	11,347
Weighted average shares outstanding — diluted	13,283	13,302	13,285	13,239	13,237	13,096	11,666
Consolidated Balance Sheet Data (end of period):(4)
Working capital	$(1,483)	$21,134	$(28,189)	$14,090	$(2,991)	$(12,105)	$28
Property and equipment, net	$268,050	$238,461	$241,255	$257,656	$242,548	$243,237	$227,423
Total assets	$359,387	$359,301	$356,710	$359,649	$304,834	$309,132	$244,903
Notes payable to bank	$—	$44,200	$52,100	$54,250	$106,500	$101,263	$82,480
Total long-term debt and capital lease obligations (including current portion)	$158,489	$107,878	$106,363	$117,682	$56,440	$66,687	$48,070
Total liabilities	$204,520	$202,946	$202,594	$210,834	$194,097	$204,300	$150,972
Total stockholders’ equity	$154,867	$156,355	$154,116	$148,815	$110,737	$104,832	$93,931
Certain Operating Data:
Owned or leased hotels	42	44	43	44	23	24	19
Managed hotels	6	10	7	10	10	9	—
Franchised hotels	24	36	36	39	12	13	—

Total hotels	72	90	86	93	45	46	19

Available rooms	12,526	15,781	15,249	16,095	8,704	8,789	3,933
EBITDA(5)	$22,994	$30,540	$33,610	$35,352	$34,239	$29,082	$26,060
Net cash provided by operating activities	$14,166	$20,097	$15,133	$17,490	$11,954	$19,067	$14,271
ADR	$70.80	$73.09	$85.19	$88.08	$87.47	$80.80	$82.07
Average occupancy	59.4%	59.6%	59.2%	60.5%	62.8%	55.5%	61.3%
RevPAR	$42.04	$43.53	$50.40	$53.26	$54.93	$44.86	$50.30
Debt and capital lease obligations to equity ratio	1.02	0.97	1.03	1.16	1.47	1.60	1.39

(1)	Direct expenses include all direct segment expenses, depreciation and amortization, gain or loss on asset dispositions, and conversion expenses.

(2)	Income before income taxes includes net operating income, net interest expense, equity income or loss in investments, minority interest in partnerships and other income or expense.

(3)	Net income applicable to common shareholders represents net income less earned dividends on preferred stock, if applicable.

(4)	The consolidated balance sheet data reflects the acquisition of WestCoast Hotels, Inc. as of December 31, 1999 and the acquisition of Red Lion Hotels, Inc. as of December 31, 2001. The results of operations for those entities is included in the consolidated statements of operations beginning the day of the respective acquisition going forward. The comparability is affected by the change in accounting for goodwill amortization beginning with the year ended December 31, 2002.

(5)	EBITDA represents income before income taxes, interest expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. For additional details, refer to the reconciliation of EBITDA to net income.

     EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States, or GAAP.

      We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

      However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

      The following table presents a reconciliation of EBITDA to net income in accordance with GAAP for each of the periods presented below:

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(in thousands,		(in thousands, audited)
	unaudited)
EBITDA	$22,994	$30,540	$33,610	$35,352	$34,239	$29,082	$26,060
Income tax provision	(1,449)	(5,107)	(4,369)	(4,503)	(3,306)	(3,737)	(4,310)
Interest expense	(8,241)	(8,135)	(10,717)	(12,092)	(14,660)	(9,384)	(8,127)
Depreciation and amortization	(10,047)	(7,938)	(10,517)	(10,323)	(9,578)	(7,904)	(6,079)
Amortization of goodwill	—	—	—	(855)	(874)	(28)	(36)

Net Income	$3,257	$9,360	$8,007	$7,579	$5,821	$8,029	$7,508

Ratios of Consolidated Earnings and EBITDA

to Combined Fixed Charges and Preferred Stock Dividends

Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(unaudited)		(audited)
Ratio of Consolidated Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.14x	1.89x	1.49x	1.89x	1.57x	2.09x	2.31x
Ratio of EBITDA to Combined Fixed Charges and Preferred Stock Dividends	1.91x	2.43x	2.05x	2.66x	2.14x	2.78x	2.95x

      For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings are defined as consolidated income from continuing operations before income taxes, cumulative effect of changes in accounting principles, minority interest, equity investments, capitalized interest and preferred stock dividends, plus the amortization of capitalized interest, distributed income of equity investees, and fixed charges. Fixed charges are the sum of interest of all indebtedness, capitalized interest, estimated interest within rental expense and amortization of debt issuance costs. Preferred stock dividends present the preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

RISK FACTORS

      An investment in the trust preferred securities involves a number of risks. You should carefully consider the following discussion of risks, and the other information included in this prospectus, before deciding whether an investment in the trust preferred securities is suitable for you. The risks described below are not the only ones facing us and the trust. Additional risks that are presently unknown to us or that we currently deem immaterial may also impair our business. You should also note that by purchasing the trust preferred securities you are making an investment regarding the debentures because the trust will rely on the payments it receives on the debentures to fund all payments on the trust preferred securities and because the trust may distribute the debentures to you in exchange for the trust preferred securities.

Risk Factors Relating to the Trust Preferred Securities and the Debentures

Our obligations under the debentures and the trust preferred securities guarantee rank lower than our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries’ creditors.

      Our obligations under the debentures and the trust preferred securities guarantee will rank junior in priority of payment to our existing and future indebtedness. This means that we may not make any payments of principal or interest on the debentures or the trust preferred securities guarantee if we default on a payment on our indebtedness, or if any of our indebtedness has been accelerated because of a default. In addition, we may not make any payments on the debentures or the trust preferred securities guarantee if the maturity of the debentures is accelerated until all of our indebtedness has been paid. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the debentures and the trust preferred securities guarantee only after all payments had been made on our indebtedness. Neither the debentures nor the trust preferred securities guarantee will limit our ability or our subsidiaries’ ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the trust preferred securities guarantee.

      In addition, because we are effectively a holding company, with a substantial portion of our assets being held by our subsidiary limited partnerships and corporations, our right to participate in any distribution of assets from our subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such a distribution as a holder of trust preferred securities, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the trust preferred securities and the trust preferred securities guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries and any future subsidiaries.

If we do not make payments on the debentures, the trust will be unable to pay distributions and liquidation amounts, and the trust preferred securities guarantee will not apply because it covers payments only if the trust has funds available.

      The ability of the trust to pay distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of the trust preferred securities is solely dependent upon us making the related payments on the debentures when due. If we default on our obligation to pay principal (including redemption payments) or interest on the debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each trust preferred security. In those circumstances, you will not be able to rely upon the trust preferred securities guarantee for payment of those amounts because the trust preferred securities guarantee covers those payments only when the trust has sufficient funds on hand but fails to make the payments. Instead you would have to rely on the property trustee to enforce the trust’s rights under the debentures or assert your own right to bring an action directly against us.

To the extent we must rely on dividends from our subsidiaries to make interest payments on the debentures, our available cash flow may be restricted.

      Because of our holding company structure, our ability to pay amounts due on the debentures is dependent, to a significant degree, on the ability of our subsidiaries to pay dividends or other distributions to us. We cannot assure you that our subsidiaries will be able to pay dividends or distributions to us in the future. In addition, covenants under some of our subsidiaries’ indebtedness require that revenues from those subsidiaries’ hotels be delivered to third parties to ensure that we meet obligations to pay insurance and taxes and maintain capital reserves. We may also enter into future financing arrangements which restrict our subsidiaries from making payments of dividends to us in certain circumstances. Because of these requirements and possible future restrictions, we may be precluded from making interest payments on the debentures. If this were to occur, we would likely exercise our right to defer interest payments on the debentures, and the trust would defer distributions on the trust preferred securities during that period. If we defer interest payments on the debentures, the market price of the trust preferred securities is likely to decline.

Our ability to defer distributions may have tax consequences for you and may affect the trading price of your trust preferred securities.

      As long as no event of default, and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture, we may, on one or more occasions, defer interest payments to the trust on the debentures for up to 20 consecutive quarters, but not beyond the maturity date of the debentures. If we defer interest payments on the debentures, the trust will defer distributions on the trust preferred securities and you will be required to accrue interest income as original issue discount or “OID” for U.S. federal income tax purposes on your proportionate share of the deferred interest. As a result, you would have to include that accrued interest in your gross income for U.S. federal income tax purposes before you actually receive any cash distribution of that income. In addition, you will not receive the cash distributions related to any accrued and unpaid interest from the trust if you transfer your trust preferred securities before the record date for payment of the accrued distributions, even if you held the trust preferred securities on the regularly scheduled payment dates for the deferred distributions.

      If we exercise our right to defer distributions, the market price of the trust preferred securities may be adversely affected and the trust preferred securities may trade at a price that does not fully reflect the value of any accrued and unpaid distributions thereon. If you sell the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the trust preferred securities. In addition, because of our right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of other securities that are not subject to interest deferrals.

We may redeem the debentures prior to their maturity, which will result in redemption of the trust preferred securities; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.

      Under the following circumstances we may redeem the debentures before their stated maturity:

•	We may redeem any or all of the debentures at any time on or after January , 2009;

•	We may redeem the debentures in whole, but not in part, upon the occurrence of certain special events relating to changes in the tax laws (see “Description of Securities — Material Terms of the Trust Preferred Securities — Special Event Distribution or Redemption” in this prospectus); and

•	We will be required on one occasion, if we consummate at any time prior to January , 2007, a common stock offering (other than certain excluded offerings) that results in gross proceeds to us of at least $50 million, to redeem 35% of the aggregate principal amount of the debentures outstanding (see “Description of Securities — Material Terms of the Trust Preferred Securities — Mandatory Redemption After Equity Offering” in this prospectus).

      You should assume that an early redemption may be attractive to us if prevailing interest rates at the time are lower than the interest rate on the debentures. If we redeem all or part of the debentures prior to maturity, the trust must use the cash it receives on the redemption to redeem an equivalent liquidation amount of the trust preferred securities and the trust common securities on a proportionate basis, unless an event of default under the declaration has occurred and is continuing (in which case the trust preferred securities will be redeemed before any trust common securities). Under current U.S. federal income tax law, the redemption of the trust preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

We may be unable to repurchase the debentures upon a change of control.

      If we experience a change of control, as defined in this prospectus, you will have the right, at your option, to exchange any or all of your trust preferred securities for debentures having a principal amount equal to the liquidation amount of such trust preferred securities and to simultaneously require us to repurchase such debentures at a repurchase price in cash equal to 100% of the principal amount of the debentures that are exchanged, plus any accrued and unpaid interest on such debentures to, but excluding, the repurchase date. Our ability to repurchase the debentures upon a change of control may be limited by the terms of our senior indebtedness and the subordination provisions of the indenture relating to the debentures. Further, our ability to repurchase the debentures upon a change of control will be dependent on the availability of sufficient funds and our ability to comply with applicable securities laws. Accordingly, we may face a situation where we are unable to repurchase the debentures upon a change of control. Any failure by us to repurchase the debentures when required following a change of control would result in an event of default under the indenture and the declaration. Any such default may, in turn, cause a default under the terms of our senior debt. The term “change of control” under the indenture is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the debentures, nor would the requirement that we offer to repurchase the debentures upon a change of control necessarily afford holders of the debentures protection in the event of a highly leveraged reorganization.

We may enter into a transaction that affects our capital structure and the value of the trust preferred securities but does not constitute a change of control.

      We can enter into transactions, including acquisitions, mergers, takeovers, refinancings or other recapitalizations that affects our capital structure or the value of our common stock or trust preferred securities but does not constitute a change of control as defined in the declaration and the indenture. Holders of trust preferred securities have no right to prohibit us from undertaking such transactions, nor do holders of trust preferred securities have the right to require us to redeem their trust preferred securities or repurchase the debentures in the event that such transactions do not constitute a change of control. Such a transaction may adversely affect our financial condition or result in a decline in the market price for the trust preferred securities or a downgrade of the credit rating (if any) of the debentures.

In some circumstances it may be unclear whether a change of control has occurred, and therefore your rights may be uncertain.

      A change of control under the declaration and debenture includes a conveyance, transfer or lease of all or substantially all of WestCoast’s properties and assets on a consolidated basis. The meaning of “all or substantially all” under Delaware law, which is the law that governs the declaration and the indenture, depends on the facts and circumstances of the transaction in question. If WestCoast conveys, transfers or leases less than all of its properties and assets on a consolidated basis, it may be unclear whether that transaction is a change of control entitling you to exchange your trust preferred securities for debentures that we must simultaneously repurchase. If you elect to exchange your trust preferred securities in the belief that the transaction does constitute a change of control and we contest the election, there can be no assurance how a court applying Delaware law would interpret the phrase “all or substantially all.”

You may not be able to enforce your rights directly against us if there is an event of default under the indenture.

      If an event of default under the indenture occurs and is continuing, it will also be an event of default under the declaration of trust. In that case, you must generally rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority of the trust preferred securities will have the right to direct the property trustee to enforce its rights. However, if the property trustee does not enforce its rights after an event of default and a request by the holders of trust preferred securities to do so, any holder of trust preferred securities may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee’s rights.

      If an event of default occurs under the declaration that is attributable to our failure to pay interest or principal on the debentures, or if we default under the trust preferred securities guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

We have made only limited covenants in the indenture and the declaration of trust that protect holders of trust preferred securities.

      The indenture governing the debentures and the declaration of trust governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. Therefore, they do not protect holders of the debentures or the trust preferred securities if we experience significant adverse changes in our financial condition or results of operations. In addition, they do not limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, make additional guarantees or incur other liabilities that rank senior to the debentures or the trust preferred securities. Additionally, the indenture and the declaration of trust do not prohibit us or any of our subsidiaries from creating or assuming liens on our properties. We are also not precluded from entering into any merger, sale or other change of control transaction. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the trust preferred securities guarantee.

We can dissolve the trust and distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the trust preferred securities.

      We have the right to dissolve the trust under certain circumstances that are discussed below under the heading “Description of Securities — Material Terms of the Trust Preferred Securities — Liquidation Distribution upon Dissolution.” If we exercise this right, the trust, after satisfying any creditors it has, will be liquidated by distributing the debentures to holders of the trust preferred securities and the trust common securities.

      Although we will use our best efforts to list the debentures on the NYSE (or any other exchange or organization on which the trust preferred securities are then listed) if they are distributed, we cannot assure you that the debentures will be approved for listing or that a liquid trading market for the debentures will be available.

      We also cannot predict the market prices for the debentures that may be distributed to you in exchange for the trust preferred securities upon liquidation of the trust. The trust preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the trust preferred securities.

      Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the trust preferred securities. You should carefully review all the information regarding the debentures contained in this prospectus. See “Description of Securities — Material Terms of the Debentures” and “Material U.S. Federal Income Tax Consequences — Receipt of Debentures or Cash Upon Liquidation of the Trust” in this prospectus for more information.

As a holder of the trust preferred securities you will have limited voting rights.

      Holders of trust preferred securities have limited voting rights. Only we, as holders of the trust’s common securities, may elect or remove any of the trustees, and in no event may holders of the trust preferred securities remove the administrative trustees. Further, the trust may redeem and cancel trust preferred securities or distribute debentures in accordance with the declaration of trust without obtaining the consent of the holders of trust preferred securities. However, if a debenture event of default occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities may direct the property trustee to exercise the rights and remedies available to it under the indenture or may replace the property trustee and the Delaware trustee. For further information on your limited voting rights as a holder of trust preferred securities, see “Description of Securities — Material Terms of the Trust Preferred Securities — Voting Rights” in this prospectus.

There is no current public market for the trust preferred securities, and their market price may be subject to significant fluctuations.

      There is currently no public market for the trust preferred securities. The trust preferred securities have been approved for listing on the NYSE, subject to official notice of issuance. However, there is no guarantee that an active or liquid trading market will develop for the trust preferred securities or that trading of the trust preferred securities will continue on the NYSE. If an active trading market does not develop, the market price and liquidity of the trust preferred securities will be adversely affected. Even if an active public market does develop, the market price of the trust preferred securities following this offering might not equal or exceed the price you paid for them. Future trading prices of the trust preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions, and we cannot predict the effect these factors will have on future trading prices of the trust preferred securities. The initial public offering price of the trust preferred securities will be set at the liquidation amount of the trust preferred securities and may be greater than the market price following this offering.

      The market price for the trust preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures, as permitted by the indenture governing the debentures.

Risk Factors Relating to Our Business

Our operating results are subject to conditions affecting the lodging industry.

      Our revenues and our operating results are subject to conditions affecting the lodging industry. These include:

•	changes in the national, regional and local economic climate;

•	local conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

•	the attractiveness of the hotels in our system to consumers and competition from other hotels;

•	the quality, philosophy and performance of the managers of the hotels in our system;

•	increases in operating costs due to inflation and other factors such as increases in the price of energy, healthcare or insurance;

•	changes in travel patterns, extreme weather conditions and cancellation of or changes in events scheduled to occur in our markets; and

•	the need periodically to repair and renovate the hotels in our system.

      Changes in any of these conditions could adversely impact hotel room demand and pricing and result in reduced occupancy, ADR and RevPAR or could otherwise adversely affect our results of operations and financial condition. We have a limited ability to pass through increased operating costs in the form of higher room rates, so that such increases could result in lower operating margins.

If we are unable to compete successfully, our business may be materially harmed.

      The lodging industry is highly competitive. Competition in the industry is primarily based on service quality, range of services, brand name recognition, convenience of location, room rates, guest amenities and quality of accommodations. We compete with other national limited and full service hotel companies as well as various regional and local hotels. Many of our competitors have a larger network of locations and greater financial resources than our company. Additionally, new and existing competitors may offer significantly lower rates, greater convenience, services or amenities or superior facilities, which could attract customers away from our hotels, resulting in a decrease in occupancy rates, ADR and RevPAR for our hotels. Changes in demographics and other changes in our markets may also adversely impact the convenience or desirability of our hotel locations thereby reducing occupancy, ADR and RevPAR and otherwise adversely impacting our results of operations and financial condition.

Due to the geographic concentration of the hotels in our system, our results of operations and financial condition are subject to fluctuations in regional economic conditions.

      Of the hotels in our system, 52 are located in Oregon, Washington, Idaho or Montana. Therefore, our results of operations and financial condition may be significantly affected by the economy of the Pacific Northwest, which is dependent in large part on a limited number of major industries, including agriculture, tourism, technology, timber and aerospace. These industries may be affected by:

•	changes in governmental regulations and economic conditions;

•	the relative strength of national and local economies; and

•	the rate of national and local unemployment.

      In addition, companies in these industries may decide to relocate all or part of their businesses outside the Pacific Northwest. Any of these factors could materially affect the local economies in which these industries operate and where we have a presence. Other adverse events affecting the Pacific Northwest, such as economic recessions or natural disasters, could cause a loss of revenues for our hotels in this region, which may be greater as a result of our concentration of assets in these areas.

      In addition, we operate or market multiple hotels within several cities including Portland, Oregon; Seattle, Spokane and Yakima, Washington; Kalispell, Montana and Boise, Idaho. A downturn in general economic or other relevant conditions in these specific markets or in any other market in which we operate could lead to a decline in demand in these markets and cause a loss of revenues from these hotels.

Our expenses may remain constant even if revenues decline.

      The expenses of owning property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from a hotel. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our expenses are unlikely to decrease proportionately. In such instances, our financial condition and ability to service debt could be adversely affected by:

•	interest rate levels;

•	the availability of financing;

•	the cost of compliance with government regulations, including zoning and tax laws; and

•	changes in government regulations, including those governing usage, zoning and taxes.

Our inability to sell real estate when appropriate may adversely affect our financial condition.

      Real estate assets generally cannot be sold quickly. We may not be able to vary our portfolio of hotels or other real estate promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our assets could adversely affect our financial condition and ability to service debt, including the debentures. In addition, sales of appreciated real property could generate material adverse tax consequences, which may make it disadvantageous for us to sell certain of our hotels.

If we are unable to effectively integrate new hotels into our operations, our results of operations and financial condition may suffer.

      We intend to grow our hotel operations partly by acquiring whole or partial interests in hotels. However, we cannot assure you that:

•	we will be able to successfully integrate these new hotels or new hotel products into our operations;

•	these new hotels or new hotel products will achieve revenue and profitability levels comparable to our existing hotels; or

•	to the extent integration occurs, our business will be profitable.

      Based on our experience, newly acquired, developed or converted hotels typically begin with lower occupancy and room rates, thereby resulting in lower revenue. Our expansion within our existing markets could adversely affect the financial performance of our existing hotels in those markets and thus negatively impact our overall results of operations. Expansion into new markets may also present operating and marketing challenges that are different from those we currently encounter in our existing markets. Our inability to anticipate all of the changing demands that expanding operations will impose on our management and management information and reservation systems, or our failure to quickly adapt our systems and procedures to the new markets could result in lost revenue and increased expenses and otherwise have an adverse effect on our results of operations and financial condition.

If our franchisees terminate or fail to renew their relationship with our company, our franchise revenue will decline.

      As of September 30, 2003, there were 24 hotels in our system that were owned by others and operated under franchise agreements with us. Although these agreements generally specify a fixed term, they typically contain various early termination provisions, such as the right to terminate upon notice by paying us a termination fee, or the right to terminate if we fail to contribute a negotiated level of revenue to the franchisee through our reservation systems. We cannot assure you that these agreements will be renewed, or that they will not be terminated prior to the end of their respective terms. If these franchise agreements are not renewed, or are terminated prior to the expiration of their respective terms, the resulting decrease in revenue and loss of market penetration could have an adverse effect on our results of operations and financial condition.

We may be unsuccessful in identifying and completing acquisition opportunities, which could limit our ability to implement our long-term growth strategy and result in significant expenses.

      We intend to pursue a full range of growth opportunities, including identifying hotels for acquisition, development, management, rebranding and franchising. We compete for growth opportunities with national and regional hospitality companies, some of which have greater name recognition, marketing support, reservation system capacity and financial resources than we do. Our ability to make acquisitions is dependent upon, among other things, our relationships with owners of existing hotels and certain major hotel investors, financing acquisitions and renovations and successfully integrating new hotels into our operations. We may be unable to find suitable hotels for acquisition, development, management, rebranding or franchising on acceptable terms, or at all. Competition with other hotel companies may increase the cost of acquiring hotels. Even if suitable hotels are identified for acquisition, we may not be able to find financing to acquire the hotels on acceptable terms. Further, we may not have adequate cash from operations to pursue such growth opportunities. Our failure to compete successfully for acquisitions, to obtain suitable financing for acquisitions we have identified or to attract and maintain relationships with hotel owners and major hotel investors could adversely affect our ability to expand our system of hotels. An inability to implement our growth strategy could limit our ability to grow our revenue base and otherwise adversely affect our results of operations.

Hotel and entertainment acquisitions could fail to perform in accordance with our expectations, and our hotel development, redevelopment and renovation projects might be more costly than we anticipate.

      We intend to acquire additional hotels and we may acquire additional ticket and entertainment operations in the future. We also intend to continue the redevelopment and re-branding of other acquired hotels into “WestCoast” and “Red Lion” hotels. In addition, we expect to develop new hotels in the future, depending on market conditions. Hotel redevelopment, renovation and new project development are subject to a number of risks, including:

•	construction delays or cost overruns;

•	risks that the hotels will not achieve anticipated performance levels; and

•	new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations.

      As a result of these risks, we could incur substantial costs for a project that is never completed. Further, financing for these projects may not be available or, even if available, may not be on acceptable terms. Any unanticipated delays or expenses incurred in connection with the acquisition, development, redevelopment or renovation of the hotels in our system could impact expected revenues, negatively affect our reputation among hotel customers, owners and franchisees and otherwise adversely impact our results of operations and financial condition.

Risks associated with real estate ownership may adversely affect revenue or increase expenses.

      As of September 30, 2003, our hotel system contained 72 hotels located in 12 states and one Canadian province, with more than 12,500 rooms and 589,000 square feet of meeting space. We managed 48 of these hotels, including 28 owned hotels, 14 leased hotels and six third-party owned hotels. The remaining 24 hotels were owned and operated by third-parties franchisees. We also own several other commercial and multi-unit residential properties. Accordingly, we are subject to varying degrees of risk that generally arise from the ownership of real property. Revenue from our hotels and other real estate may be adversely affected by changes beyond our control, including the following:

•	changes in national, regional and local economic conditions;

•	changes in local real estate market conditions;

•	increases in interest rates, and other changes in the availability, cost and terms of financing and capital leases;

•	increases in property and other taxes;

•	the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations; and

•	compliance with environmental laws.

      An increase in interest rates or property and other taxes could increase expenses and adversely affect our cash flow. Adverse conditions such as those discussed above could cause the terms of our borrowings to become unfavorable to us. In such circumstances, if we were in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to sell one or more hotels at times that might not permit realization of the maximum return on our investments. Unfavorable changes in one or more of these conditions could also result in unanticipated expenses and higher operating costs, thereby reducing operating margins and otherwise adversely affecting our results of operations and financial condition.

Due to the shareholdings of our Chairman together with other members of the Barbieri family, we may be limited in our ability to undertake a change of control transaction requiring shareholder approval.

      Donald K. Barbieri, our Chairman of the Board, has sole or shared voting and investment power with respect to 26.4% of our outstanding shares of common stock. Richard L. Barbieri, our Executive Vice President, General Counsel, Secretary and Director, beneficially owns 4.2% of our outstanding shares of common stock. In addition, we believe that other members of the Barbieri family who are not directors, executive officers or 5% shareholders may hold individually or in the aggregate significant amounts of our outstanding common stock. As long as these holders own a substantial portion of the outstanding common stock, they may have the ability as a group to approve or block most actions requiring the approval of our shareholders, including a merger or a sale of all the assets of our company or a transaction that results in a change of control. In some circumstances, such actions could be against the interests of the holders of the trust preferred securities.

We are subject to governmental regulations affecting the lodging industry; the costs of complying with governmental regulations, or our failure to comply with such regulations, could affect our financial condition and results of operations.

      We are subject to numerous federal, state and local government regulations affecting the lodging industry, including building and zoning requirements. Increased government regulation could require us to make unplanned expenditures and result in higher operating costs. Further, we are subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could increase expenses and result in lower operating margins. Under the Americans with Disabilities Act of 1990 (the “ADA”), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. We may be required to remove access barriers or make unplanned, substantial modifications to our hotels to comply with the ADA or to comply with other changes in governmental rules and regulations, which could reduce the number of total available rooms, increase operating costs and have a negative impact on revenues and earnings. Any failure to comply with ADA requirements or other governmental regulations could result in the U.S. government imposing fines or in private litigants winning damage awards against us.

Our business is seasonal in nature, and we are likely to experience fluctuations in our results of operations and financial condition.

      Our business is seasonal in nature, with the months from May through October generally accounting for a greater portion of annual revenues than the months from November through April. Therefore, our results for any quarter may not be indicative of the results that may be achieved for the full fiscal year. The seasonal nature of our business increases our vulnerability to risks such as labor force shortages and cash flow problems. Further, if an adverse event such as an actual or threatened terrorist attack, international conflict, regional economic downturn or poor weather conditions should occur during the months of May through October, the adverse impact to our revenues could likely be greater as a result of our seasonal business.

Failure to retain senior management could adversely affect our business.

      We place substantial reliance on the lodging industry experience and the institutional knowledge of members of our senior management team. Mr. Coffey and Mr. Taffin are particularly important to our future success due to their substantial experience in the lodging industry and their long history with our company. The loss of the services of either of these members of our senior management team could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for Mr. Coffey or Mr. Taffin would be difficult, and competition for such personnel of similar experience is intense. We do not carry key person insurance on any of our senior management.

If we are unable to locate lessees for our office and retail space our revenues and cash flow may be adversely affected.

      We own and lease to others approximately 500,000 square feet of office and retail space in Spokane, Washington and Kalispell, Montana. We are subject to the risk that leases for this space might not be renewed upon their expiration, the space may not be relet or the terms of renewal or reletting such space (including the cost of required renovations) might be less favorable to us than current lease terms. Vacancies could result due to the termination of a tenant’s tenancy, the tenant’s financial failure or a breach of the tenant’s obligations. We may be unable to locate tenants for rental spaces vacated in the future or we may be limited to renting space on unfavorable terms. Delays or difficulties in attracting tenants and costs incurred in preparing for tenants could reduce cash flow, decrease the value of a property and jeopardize our ability to pay our expenses.

We are subject to risks associated with managing and leasing properties owned by third parties.

      We plan to continue to manage and lease properties owned by third parties. Risks associated with these activities include the risks that:

•	related contracts (which are typically cancelable upon 30-days’ notice or upon major events, including sale of the property) will be terminated by the property owner or will be lost in connection with a sale of such property;

•	contracts might not be renewed upon expiration or might not be renewed on terms consistent with current terms; and

•	rental revenues upon which management and leasing fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed or leased by us, resulting in decreased management or leasing fee income.

The performance of our entertainment division is particularly subject to fluctuations in economic conditions.

      Our entertainment division, which comprised 3.8% of our total revenues in 2002, engages in event ticketing and the presentation of various entertainment productions. We have in the past attracted additional hotel guests by cross-selling to them products of our TicketsWest subsidiary. Our entertainment division is vulnerable to risks associated with changes in general regional and economic conditions, the potential for significant competition and a change in consumer trends, among others. In addition, we face the risk that Broadway shows and other entertainment productions will not tour the Pacific Northwest or that such productions will not choose us as a promoter.

We face risks relating to litigation.

      At any given time, we are subject to claims and actions incidental to the operation of our business. The outcome of these proceedings cannot be predicted. If a plaintiff were successful in a claim against our company, we could be faced with the payment of a material sum of money. If this were to occur it could have an adverse effect on our financial condition.

We may experience material losses in excess of insurance coverage.

      We carry comprehensive liability, public area liability, fire, flood, boiler and machinery, extended coverage and rental loss insurance covering our properties. There are, however, certain types of catastrophic losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur with respect to any particular property, we could lose our capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is with recourse to us, would remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material losses in excess of insurance coverage will not occur in the future. Any such loss could have an adverse effect on our results of operations and financial condition.

We are subject to environmental risks that could be costly.

      Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future environmental legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to borrow using such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have an adverse effect on our results of operations and financial condition. We have not performed Phase II environmental assessments on two of our owned properties for which Phase II assessments were recommended, because we determined that any further investigation was not warranted. We cannot assure you that these properties do not have any environmental concerns associated with them. While we have not been notified by any governmental authority and we have no other knowledge of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of our properties, we have not performed Phase I environmental assessments on all of our leased property, and we cannot assure you that we will not discover problems that currently exist but to which we have no current knowledge, that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to us.

We have incurred debt financing and may incur increased indebtedness in connection with future acquisitions.

      Our outstanding indebtedness as of September 30, 2003 was $158.5 million. Substantially all of our outstanding indebtedness is secured by individual properties, including our owned hotels. Borrowings under our existing revolving credit facility may be used by us to repay existing indebtedness, to fund the acquisition of hotels, to fund renovations and capital improvements to hotels and for general working capital needs. Our credit facility is collateralized by our personal property and five of our owned hotels and interest is based, at our option, upon either the bank’s prime rate or certain LIBOR rates. At September 30, 2003, our outstanding indebtedness had a weighted average annual interest rate of 7.196%. At September 30, 2003, our ratio of long-term debt (including current portion) to equity was 1.02 to 1.

Neither our Articles of Incorporation nor our Bylaws limit the amount of indebtedness that we may incur. Subject to limitations in our debt instruments, we expect to incur additional debt in the future to finance acquisitions and renovations and for general corporate purposes. Accordingly, we could become highly leveraged, resulting in an increase in debt service that could adversely affect our operating cash flow. Our continuing indebtedness could increase our vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair our ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. Our indebtedness is, and will likely continue to be, secured by mortgages on our owned hotels. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets, including our hotels, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable to us. In such circumstances, if we are in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to sell one or more hotels in our system at times that may not permit realization of the maximum return on our investments. Economic conditions could result in higher interest rates, which would increase debt service requirements on variable rate debt and could reduce the amount of cash available for various corporate purposes.

The increasing use of third-party travel websites by consumers may adversely affect our profitability.

      Some of our hotel rooms will be booked through third-party travel websites such as Travelocity.com, Expedia.com and Priceline.com. If these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. We believe that these Internet intermediaries hope that consumers will eventually develop brand loyalties to their reservation systems rather than to our brands. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these statements on our current expectations and projections about future events. When words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “should,” “will” and similar expressions or their negatives are used in this prospectus, these are forward-looking statements. Many possible events or factors, including those discussed in “Risk Factors” beginning on page 14 of this prospectus, could affect our future financial results and performance, and could cause actual results or performance to differ materially from those expressed.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

USE OF PROCEEDS

      The trust will receive all of the proceeds from the sale of the trust preferred securities and the trust common securities and will use all of such proceeds to purchase the debentures issued pursuant to the indenture described in this prospectus. We will use approximately $30 million of the proceeds from the sale of the debentures to redeem in full our existing Series A and Series B Preferred Stock. We will use the remainder of those proceeds, after payment of the expenses of the offering, for general corporate purposes.

ACCOUNTING TREATMENT

      Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and the accounts of such issuer trusts have been included in the consolidated financial statements of such parent companies. Accordingly, we believe the financial statements of the trust will be reflected in our consolidated financial statements, with the trust preferred securities shown as a liability under “Mandatorily redeemable trust preferred securities” on our consolidated balance sheet. We expect the distributions payable on the trust preferred securities will be recorded on our consolidated statements of operations under “Interest expense.” This line item will be shown on a pre-tax basis with the corresponding tax benefit being reported as a component of “Income tax (expense) benefit: Current.” In a footnote to our audited consolidated financial statements, we expect to include a statement that the trust common securities are wholly owned by us, that the sole asset of the trust is the debentures (indicating the principal amount, interest rate and maturity date thereof) and that our obligations described in this prospectus, in the aggregate, constitute a full and unconditional guarantee by us of the obligations of the trust with respect to the trust preferred securities. Our adoption of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in July 2003, will not affect or alter our accounting for the trust preferred securities as stated herein.

      In January 2003, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN No. 46”), that addresses the consolidation rules to be applied to “variable interest entities” as defined in FIN No. 46. FIN No. 46, which applies to certain variable interest entities after February 1, 2003 and to all variable interest entities after July 1, 2003, provides that variable interest entities should not be treated as consolidated subsidiaries. Issuer trusts may constitute variable interest entities. If the accounting profession were to conclude that issuer trusts would no longer be permitted to be consolidated under FIN No. 46, we would no longer consolidate the trust in preparing our financial statements in accordance with GAAP, and would make certain adjustments to our financial statements to reflect the deconsolidation. Specifically, we would record our debentures issued to the trust as a liability, and would record offsetting assets for the cash and trust common securities received from the trust in our consolidated balance sheet. For financial reporting purposes, we would record interest expense on the corresponding debentures in our consolidated statements of operations. We do not believe that such adjustments would have a material effect on our financial condition or results of operations as presented in such financial statements.

CAPITALIZATION

      The following table sets forth, as of September 30, 2003,

•	our actual capitalization; and

•	our capitalization as adjusted to give effect to the consummation of this offering, including the receipt of an estimated $38 million in net proceeds thereof and the application of approximately $30 million of the net proceeds to pay the redemption price (including accrued dividends of $634,000) of our existing Series A and Series B Preferred Stock.

This information should be read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	September 30, 2003

	Actual	As Adjusted

	(unaudited, amounts
	in thousands except
	per share data)
Cash and cash equivalents	$10,068	$17,998

Long-term obligations:
Long-term debt (including current portion)	158,489	158,489
Mandatorily redeemable trust preferred securities	—	40,000

Total long-term obligations	158,489	198,489

Minority interest in partnerships	2,767	2,767

Stockholders’ equity:
Preferred Stock — 5,000,000 shares authorized; $0.01 par value; $50 per share liquidation value:
Series A — 294,362 and 0 shares issued and outstanding	3	—
Series B — 294,362 and 0 shares issued and outstanding	3	—
Additional paid-in capital, preferred stock	29,430	—
Common Stock — 50,000,000 shares authorized; $0.01 par value; 13,004,573 shares outstanding	130	130
Additional paid-in capital, common stock	84,187	84,187
Retained earnings	41,114	41,114

Total stockholders’ equity	154,867	125,431

Total capitalization	$316,123	$326,687

SELECTED CONSOLIDATED FINANCIAL DATA

(amounts in thousands except per share data)

      The following table sets forth our selected consolidated financial data. The selected consolidated statement of operations data for each of the five years ended December 31, 2002, and the balance sheet data as of December 31, 2002 and 2001, is derived from our audited consolidated financial statements and related notes. Our audited consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 are included elsewhere in this prospectus. The selected consolidated statement of operations and balance sheet data as of and for the nine months ended September 30, 2003 and 2002 is derived from our unaudited consolidated financial statements, which were prepared on the same basis as our audited financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for the interim periods. However, the results for past periods are not necessarily indicative of results that may be expected for future periods. The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(unaudited)		(audited)
Consolidated Statement of Operations Data: (1)
Total revenues	$142,728	$149,777	$194,171	$120,633	$125,806	$110,055	$86,333
Direct expenses(2)	$128,082	$125,705	$169,373	$94,691	$100,786	$87,415	$64,818
Operating income	$12,606	$22,422	$22,681	$24,046	$23,354	$21,035	$20,310
Net income	$3,257	$9,360	$8,007	$7,579	$5,821	$8,029	$7,508
Income applicable to common shareholders (3)	$1,342	$7,423	$5,430	$7,579	$5,821	$8,029	$7,508
Earnings per common share:
Basic	$0.10	$0.57	$0.42	$0.59	$0.45	$0.63	$0.66
Diluted	$0.10	$0.56	$0.41	$0.59	$0.45	$0.63	$0.66
Weighted average shares outstanding — basic	12,997	12,975	12,975	12,953	12,941	12,755	11,347
Weighted average shares outstanding — diluted	13,283	13,302	13,285	13,239	13,237	13,096	11,666
Consolidated Balance Sheet Data (end of period):(1)
Working capital	$(1,483)	$21,134	$(28,189)	$14,090	$(2,991)	$(12,105)	$28
Property and equipment, net	$268,050	$238,461	$241,255	$257,656	$242,548	$243,237	$227,423
Total assets	$359,387	$359,301	$356,710	$359,649	$304,834	$309,132	$244,903
Notes payable to bank	$—	$44,200	$52,100	$54,250	$106,500	$101,263	$82,480
Total long-term debt and capital lease obligations (including current portion)	$158,489	$107,878	$106,363	$117,682	$56,440	$66,687	$48,070
Total liabilities	$204,520	$202,946	$202,594	$210,834	$194,097	$204,300	$150,972
Preferred stock and related additional paid-in capital	$29,436	$30,377	$30,131	$30,377	$—	$—	$—
Total stockholders’ equity	$154,867	$156,355	$154,116	$148,815	$110,737	$104,832	$93,931

(1)	The consolidated balance sheet data reflects the acquisition of WestCoast Hotels, Inc. as of December 31, 1999 and the acquisition of Red Lion Hotels, Inc. as of December 31, 2001. The results of operations for those entities is included in the consolidated statements of operations beginning the day of the respective acquisition forward. The comparability is affected by the change in accounting for goodwill amortization beginning with the year ended December 31, 2002.

(2)	Direct expenses include all direct segment expenses, depreciation and amortization, gain or loss on asset dispositions and conversion expenses.

(3)	Net income applicable to common shareholders represents net income less earned dividends on preferred stock, if applicable.

SELECTED QUARTERLY FINANCIAL DATA

(unaudited, amounts in thousands except per share data)

      The following table sets forth selected quarterly financial data for each of the last eleven quarters through September 30, 2003. The selected quarterly financial data is derived from our unaudited consolidated financial statements, which were prepared on the same basis as our audited financial statements, and includes, in our opinion, all adjustments necessary to present fairly the information presented for the interim periods. However, the results for past periods are not necessarily indicative of results that may be expected for future periods. The selected quarterly financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2003
Total revenues	$40,176	$48,068	$54,484
Operating income	$(385)	$5,754	$7,238
Income (loss) before income taxes	$(2,734)	$2,871	$4,569
Net income (loss)	$(1,769)	$1,793	$3,232
Earnings (loss) per common share — basic	$(0.19)	$0.09	$0.20
Earnings (loss) per common share — diluted	$(0.19)	$0.09	$0.20
2002
Total revenues	$42,469	$51,623	$55,685	$44,394
Operating income	$4,515	$8,417	$9,487	$262
Income (loss) before income taxes	$1,654	$5,842	$6,971	$(2,091)
Net income (loss)	$1,070	$3,780	$4,510	$(1,353)
Earnings (loss) per common share — basic	$0.03	$0.24	$0.30	$(0.15)
Earnings (loss) per common share — diluted	$0.03	$0.24	$0.29	$(0.15)
2001
Total revenues	$28,152	$32,418	$33,844	$26,219
Operating income	$4,332	$10,274	$7,564	$1,876
Income (loss) before income taxes	$1,073	$7,181	$4,627	$(799)
Net income (loss)	$676	$4,532	$2,924	$(553)
Earnings (loss) per common share — basic	$0.05	$0.35	$0.23	$(0.04)
Earnings (loss) per common share — diluted	$0.05	$0.35	$0.23	$(0.04)

BUSINESS

Overview

      We are a NYSE-listed hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under our WestCoast and Red Lion brands. In addition to our hotel operations, we are engaged in entertainment and real estate operations. As of September 30, 2003, our hotel system contained 72 hotels located in 12 states and one Canadian province, with more than 12,500 rooms and 589,000 square feet of meeting space. We managed 48 of these hotels, consisting of 28 owned hotels, 14 leased hotels and six third-party owned hotels. The remaining 24 hotels were owned and operated by third-party franchises.

      We intend to grow our hotel operations primarily by expanding the number of hotels franchised under the Red Lion and WestCoast brands. We are focusing our growth in the western United States and Canada by pursuing a “hub and spoke” pattern of establishing brand penetration in key cities, followed by expansion into adjoining markets. We intend to increase the number of management agreements we have with third-party hotel owners by aggressively marketing our management services, and we will also seek opportunities to grow through acquisitions of whole or partial interests in hotels.

      Through our entertainment division, which includes our TicketsWest.com, Inc. subsidiary, we engage in activities complementary to the operation of the hotels in our system. TicketsWest provides event ticket distribution services and promotes and presents a variety of entertainment productions in communities we have targeted for hotel market penetration. TicketsWest offers ticketing inventory management systems, call center services and outlet and electronic channel distribution, and has developed an electronic ticketing platform that is integrated with our electronic hotel distribution system, allowing us to cross-sell leisure and entertainment packages to promote occupancy in system hotels.

      Our real estate division engages in the traditional real estate related services that we have pursued since we were originally founded, including developing, managing and acting as a broker for sales and leases of commercial and multi-unit residential properties. This division provides services that we utilize for our hotels and other real estate that we own and lease. Our real estate division also derives a substantial part of its revenues from fees it generates from services it provides to third parties.

      We trace our history back to 1937, with the founding of our predecessor as a general commercial real estate development and management business. In the 1970s, our predecessor began focusing on the development and management of hotels. Our company was incorporated in the State of Washington on April 25, 1978 as its successor. We continued to grow our hotel business under the brand name Cavanaughs throughout the 1980s and 1990s, and in 1998 we completed our initial public offering of our common stock. We acquired WestCoast Hotels, Inc. on December 31, 1999, which added more than 4,800 rooms in 20 cities to our system of hotels, enhanced our presence in certain key western “hub” markets, including Seattle, Portland, San Francisco and Southern California, and launched our company into the franchise business. Following this acquisition, we rebranded our Cavanaughs hotels to the WestCoast brand and changed our name to WestCoast Hospitality Corporation. On December 31, 2001 we acquired Red Lion Hotels, Inc., which added more than 7,400 rooms in 40 cities to our system of hotels, further enhanced our presence in a number of “hub” markets and afforded us the opportunity to expand our franchise business to include the Red Lion brand.

      Our senior management team, led by our President and Chief Executive Officer, Arthur M. Coffey, brings an experienced and innovative approach to the management of our operations. Our senior management team has extensive relevant business experience, and seven members of the team have been with our company for more than 20 years. Our senior management team’s strengths include hotel development, ownership and management; franchising, sales and marketing; food and beverage management; entertainment production and real estate services. Their extensive expertise, along with their diverse working backgrounds provides our company with a broad perspective from which we can make strategic management and operational decisions.

      A substantial portion of our assets are held by three of our subsidiaries: Red Lion Hotels, Inc., WestCoast Hotels, Inc. and WestCoast Hospitality Limited Partnership, which we refer to as WHLP. We own 100% of the outstanding capital stock of Red Lion Hotels, Inc. and WestCoast Hotels, Inc. We are the sole general partner and approximately 98% owner of WHLP.

Business Segments

      For financial accounting purposes, we divide our operations into four business segments: hotels and restaurants; franchise, central service and development; entertainment; and real estate. In addition, corporate services consist primarily of miscellaneous revenues and expenses, cash and cash equivalents, certain receivables and certain property and equipment that are not specifically associated with an operating segment. Management reviews and evaluates the operating segments exclusive of interest expense, income tax expense and other income and expense items. Therefore, these items are not allocated to the segments.

      The following table illustrates, for the periods indicated, revenue per reportable business segment and the percentage of total revenue generated by each segment. For additional information regarding segments, please refer to “Business Segments” in the notes to our consolidated financial statements that are part of this prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(amounts in thousands)
Hotels and restaurants	$126,671	$134,459	$173,320	$99,495	$106,540
Franchise, central services and development	2,950	3,340	4,137	3,213	3,643
Entertainment	6,008	4,980	7,430	7,497	5,705
Real estate	6,843	6,797	9,001	10,114	9,540
Corporate services	256	201	283	314	378

Total revenues	$142,728	$149,777	$194,171	$120,633	$125,806

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

Hotels and restaurants	88.7%	89.9%	89.3%	82.5%	84.7%
Franchise, central services and development	2.1%	2.2%	2.1%	2.7%	2.9%
Entertainment	4.2%	3.3%	3.8%	6.2%	4.5%
Real estate	4.8%	4.5%	4.6%	8.4%	7.6%
Corporate services	.2%	.1%	0.2%	0.2%	0.3%

	100.0%	100.0%	100.0%	100.0%	100.0%

Hotel Operations

      Hotel operations include our hotels and restaurants business segment, as well as our franchise, central services and development segment.

Owned Hotels

      We owned or had an ownership interest in and operated 28 hotels with a total of 5,197 rooms and more than 246,800 square feet of meeting space as of September 30, 2003. The number of owned properties includes three hotels for which the underlying land is leased. The lease expiration dates range from 2014 to 2062, with one lease containing a renewal option. Under these land leases, we are responsible for repairs and maintenance, operating expenses and management of operations. For additional information, refer to “Operating Lease Commitments” in the notes to the consolidated financial statements.

      We operate restaurants in 23 of our owned hotels. Two of these 23 hotels also contain a restaurant under lease to a third party.

Leased Hotels

      As of September 30, 2003 we leased 14 hotels with a total of 2,292 rooms and more than 110,000 square feet of meeting space. Under these leases, we are responsible for hotel operations and management. We recognize revenues and associated expenses with leased hotel operations. Furniture, fixtures and equipment are generally the owner’s responsibility; however, under certain leases we are obligated to replace these items on an as needed basis. Lease terms typically require us to pay fixed monthly rent and variable rent based on a percentage of revenue. In addition, we are responsible for repairs and maintenance, operating expenses and management of operations. Refer to “Operating Lease Commitments” in the notes to the consolidated financial statements for additional information.

      We operate restaurants in 12 of our leased hotels. Each of the remaining two leased hotels has a restaurant under lease to a third party.

Managed Hotels

      As of September 30, 2003, we managed six third-party owned hotels with a total of 1,199 rooms and more than 87,500 square feet of meeting space. We refer to these hotels as managed hotels. Under the typical management agreement, we manage virtually all aspects of the hotel’s operations, while the hotel owner is responsible for operating and other expenses. Our management fee is normally based on a percentage of the hotel’s gross revenue plus an incentive fee based on operating performance. We are generally reimbursed for out-of-pocket costs. The duration of our management agreements varies, and hotel owners in some cases have renewal options. Five of the managed hotels operated under franchises of our Red Lion or WestCoast brands.

Franchised Hotels

      As of September 30, 2003, we had franchise arrangements with 24 hotels that were owned and operated by third parties under our licensed brand names. These hotels, which we refer to as franchised hotels, had at that date a total of 3,838 rooms and more than 144,100 square feet of meeting space. We do not have management or operational responsibility for franchised hotels. However, we do provide certain services to those hotels, including reservation systems, advertising and national sales, a guest loyalty program, revenue management tools, quality inspections and brand standards. We typically receive royalty payments for use of the brand names and contributions to the central services programs we administer for our franchisees.

Hotel Brands

      The hotels in our system primarily operate under our WestCoast and the Red Lion brands. Recently, we re-branded 22 hotels to Red Lion Hotels, bringing the 62 hotels under the Red Lion brand to its largest size in the history of the brand. Our Red Lion brand is nationally recognized and is typically associated with three- and four-star full-service hotels. As discussed below, we plan to focus our growth strategy on conversion of new hotels to our Red Lion brand. Our WestCoast brand is associated with distinctive and independently recognized hotels that are known apart from their WestCoast affiliation and are located in the western region of the United States.

Statistical Information

      The following table provides certain information about our system of hotels as of September 30, 2003.

			Meeting Space	Average
	Hotels	Rooms	(sq. ft.)	Occupancy	ADR	RevPAR

Owned or leased	42	7,489	357,413	57.7%	$69.60	$40.14
Managed	6	1,199	87,534	74.1	83.29	61.71
Franchised	24	3,838	144,101	57.4	66.64	38.27

Total	72	12,526	589,048	59.4%	$70.80	$42.04

Hotel System Growth Strategy

      We intend to grow our hotel operations primarily by increasing the number of hotels franchised under our Red Lion and WestCoast brands, with an immediate focus on the western region of the United States and Canada. As we expand the number of franchised hotels in our franchise system, we expect our royalty fee income to increase.

      We anticipate that most of our growth will come through conversion of three- and four-star hotels to the nationally recognized Red Lion brand. Our expansion of the Red Lion brand will follow our “hub and spoke” expansion model. Initially, we will seek to achieve market penetration in a hub. After establishing a critical mass in the hub, we will seek to expand into surrounding areas to increase brand penetration in the market.

      We plan to focus our expansion of the WestCoast brand by targeting distinctive and independently recognized hotels located in the western region of the United States. We believe the WestCoast brand will be attractive to independent hotels that desire to maintain their own identity while obtaining the benefits of a larger hotel system.

      We intend to increase the number of management agreements we have with third-party hotel owners by aggressively marketing our management services. We believe that our experience in managing our own hotels and those of third parties gives us a competitive advantage to obtain such agreements. We also intend to seek opportunities to sell reservation and distribution management services to hotels that want to remain independent.

      We have recently upgraded the technology for our central reservation and distribution management system to make the system more effective for existing, and more attractive for prospective, participants in our hotel system. The new system gives us greater access to current information about our room inventory and allows us to change rates in real time, thereby affording us greater managerial control over our occupancy and ADR. We believe this new system will have a positive financial impact on the hotels in our system and will therefore be attractive to other hotels that might desire to join our system.

      We expect to receive a progressively higher percentage of our reservations through third-party internet channels such as Travelocity.com, Expedia.com and Priceline.com, which we refer to as alternate distribution systems or ADS. It is important to carefully manage our reservations through ADS channels because they are typically at lower rates than through other channels. To help manage distribution on these channels, we have signed fixed-charge markup agreements with eight ADS providers that typically entitle the provider to keep a fixed percentage of the price paid by the customer for each room booked. Our recent technological upgrades allow us to manage the yield on these ADS channels on a real-time, hotel-by-hotel basis. We have the ability to change our prices on these channels at any time for any hotel, which allows us to seek to maximize our return on these channels in accordance with the then prevailing market conditions.

      We also will seek opportunities to grow through acquisitions of whole or partial interests in hotels. We plan to leverage our management and marketing services capabilities to enter into joint venture relationships to own, operate, market and/or manage additional hotels. We expect these relationships will allow us to expand our system of branded hotels and derive revenues from expanded hotel ownership and from management and marketing activities.

      We have positioned our company to take advantage of an economic recovery by increasing our market penetration through an expanded sales force, the implementation of technology upgrades and the establishment of a new guest loyalty program, GuestAwards. Specifically, we have made a significant investment to upgrade our central reservations and distribution management system and expanded our national sales team in an effort to increase the cross-selling of our products and services. Additionally, our GuestAwards program enhances customer retention by providing a single guest loyalty program for our customers across all brands. We are also in the process of standardizing our food and beverage services across all of our owned and many of our other hotels, which we believe will help create a consistent guest experience at a reduced cost.

      During the nine months ended September 30, 2003, we spent a total of $5.1 million, or 3.6% of our revenues, on capital improvement programs, including $4.3 million on our hotels and restaurants. Through 2004, we expect to spend an additional $14.1 million on capital improvements in our hotels and restaurants, primarily in guest contact areas. In addition to our owned hotels, we are proactively working with our franchisees to ensure that they continue to meet Red Lion and WestCoast standards.

Guest Loyalty Program

      In February 2003, we integrated the best features of our Red Lion Club and WestAwards® guest loyalty programs in order to enhance guest services with a single expanded guest loyalty program, GuestAwards. We are continuing to promote guest loyalty by providing our guests the flexibility to earn air miles with each qualifying hotel stay or points for every eligible dollar charged to the guest room. GuestAward points are redeemable for complimentary hotel stays, air miles or travel, car rental, merchandise, entertainment and other incentives.

E-Business

      In February 2003, we launched a new hotel reservation system that allows us to manage single image inventory through our distribution channels and execute rate management strategies through channels of distribution including voice, global distribution systems and Internet sites.

      In addition, we provide effective and efficient guest service including online hotel reservations, GuestAwards enrollment and ticketing of TicketsWest events, through our various websites, www.redlion.com, www.westcoasthotels.com, www.guestawards.com and www.ticketswest.com.

Team Red

      In February 2003, we launched “Team Red,” an innovative community outreach program designed to benefit local communities while rewarding employees and guests for volunteer work. We continue to build on our long-term commitment to assist and support our local communities through Team Red and other civic initiatives.

Marketing

      Our marketing strategy provides quality and value to the hotels in our system through our national reach and regional focus. Through consistent messaging in high visibility markets, we target the majority of market segments and distribution channels for our system of hotels. In addition, we offer intelligence tools such as rate management strategies, competitive set benchmarking and market demand reports to the majority of the hotels in our system to increase our regional reach with individuality focused on the property’s customer base.

Competition

      The lodging industry is comprised of numerous national, regional and local hotel companies. We compete against these companies in the mid-scale full-service hotel segment of the industry, primarily in downtown locations. Competition for occupancy is focused on three major segments of traveler: the business traveler, which is the largest occupancy driver for our hotel system; the convention and group business traveler, which utilizes room nights, meeting space and food and beverage operations; and the leisure traveler. Leisure travelers occupy approximately the same number of rooms as the convention and group business travelers, however, their travel is seasonal in nature. Marketing efforts throughout the year are geared towards these three major segments.

      We also compete with other hotel operators and management companies for hotels to add to our system. Our competitors include management companies as well as large hotel chains that own and operate their own hotels and franchise their brands.

Trademarks

      We have registered the following trademarks with the U.S. Patent and Trademark Office: Red Lion, WestCoast, WestAwards, TicketsWest and G&B. We have also registered some of these trademarks in Canada and Mexico. We also own various derivatives of these trademarks, each of which is registered with or has a registration application pending with the U.S. Patent and Trademark Office. We have also applied to register GuestAwards as a trademark with the U.S. Patent and Trademark Office. Our trademarks and the associated name recognition are valuable to our business.

Non-core Asset Sales

      We continue to focus on our hotel operations and, as a result, may from time to time seek to opportunistically divest our interests in non-core assets, such as office buildings, to reinvest in our hotel business. We are currently actively marketing for sale two office buildings in Spokane, Washington.

Seasonality

      Our business is subject to seasonal fluctuations. Significant portions of our revenues and profits are realized from May through October. Our results for any quarter may not be indicative of the results that may be achieved for the full fiscal year. In addition, results are affected by our rapid growth; national and regional economic conditions, including the magnitude and duration of the current economic slowdown in the United States; actual and threatened terrorist attacks and international conflicts and their impact on travel; and weather conditions.

Employees

      As of September 30, 2003, we employed approximately 4,300 persons on a full- and part-time basis, with 3,900 in hotel operations and the remainder in our administrative office and our entertainment and real estate divisions. Approximately 300 persons in hotel operations were covered by various collective bargaining agreements providing, generally, for basic pay rates, working hours, other conditions of employment and orderly settlement of labor disputes. We believe our employee relations are satisfactory.

PROPERTIES

      Our hotel properties provide caring service and comfortable accommodations at competitive prices consistent with the markets they serve. We seek to maintain consistent quality in our system of hotels, which offer valuable services such as dining, fitness centers, business services and other ancillary services at the majority of our hotel locations. In addition, guest rooms are well equipped with products important to both leisure and business travelers. Most of our hotels offer flexible meeting space to service the group and convention markets. We continue to invest in our hotel properties to maintain quality conditions.

      The table below contains a complete listing of all our hotel properties as of September 30, 2003:

			Number	Meeting
			of	Space
Property	Location	Type	Rooms	(sq. ft.)

Red Lion Hotels
Red Lion Hotel Eureka	Eureka, California	Owned	175	5,000
Red Lion Hotel Redding	Redding, California	Owned	192	6,800
Red Lion ParkCenter Suites — Boise	Boise, Idaho	Owned	237	2,200
Red Lion Hotel on the Falls — Idaho Falls	Idaho Falls, Idaho	Owned	138	9,300
Red Lion Hotel Pocatello	Pocatello, Idaho	Owned	150	13,000
Red Lion Templin’s Hotel on the River — Post Falls	Post Falls, Idaho	Owned	164	11,000
Red Lion Hotel Canyon Springs — Twin Falls	Twin Falls, Idaho	Owned	112	5,085
Red Lion Colonial Hotel — Helena	Helena, Montana	Owned	149	15,500
Red Lion Inn Kalispell	Kalispell, Montana	Owned	64	300
Red Lion Inn Bend South	Bend, Oregon	Owned	75	—
Red Lion Hotel Hillsboro	Hillsboro, Oregon	Owned	123	3,200
Red Lion Inn Klamath Falls	Klamath Falls, Oregon	Owned	108	1,200
Red Lion Hotel Salt Lake Downtown	Salt Lake City, Utah	Owned	392	12,000
Red Lion Inn Aberdeen	Aberdeen, Washington	Owned	66	—
Red Lion Hotel Columbia Center — Kennewick	Kennewick, Washington	Owned	162	9,700
Red Lion Hotel Olympia	Olympia, Washington	Owned	190	16,500
Red Lion Hotel Pasco	Pasco, Washington	Owned	279	17,240
Red Lion Hotel Port Angeles	Port Angeles, Washington	Owned	186	3,010
Red Lion Hotel Richland Hanford House	Richland, Washington	Owned	149	9,247
Red Lion Hotel on Fifth Avenue — Seattle	Seattle, Washington	Owned	297	13,800
Red Lion Hotel Seattle Airport	Seattle, Washington	Owned	146	4,500
Red Lion Hotel at the Park — Spokane	Spokane, Washington	Owned	400	30,000
Red Lion River Inn — Spokane(1)	Spokane, Washington	Owned	245	2,800
Red Lion Hotel Yakima Center	Yakima, Washington	Owned	153	11,000

Red Lion Hotels — Owned (24 properties)			4,352	202,382

Red Lion Hotel Sacramento	Sacramento, California	Leased	376	19,644
Red Lion Hotel Boise Downtowner	Boise, Idaho	Leased	182	8,220
Red Lion Inn Missoula	Missoula, Montana	Leased	76	800
Red Lion Inn Astoria	Astoria, Oregon	Leased	124	5,118
Red Lion Inn Bend North	Bend, Oregon	Leased	75	2,000

			Number	Meeting
			of	Space
Property	Location	Type	Rooms	(sq. ft.)

Red Lion Hotel Coos Bay	Coos Bay, Oregon	Leased	143	5,000
Red Lion Hotel Eugene	Eugene, Oregon	Leased	137	5,600
Red Lion Hotel Medford	Medford, Oregon	Leased	185	9,552
Red Lion Hotel Pendleton	Pendleton, Oregon	Leased	170	9,769
Red Lion Bellevue Inn	Bellevue, Washington	Leased	181	5,750
Red Lion Hotel Kelso/ Longview	Kelso, Washington	Leased	162	8,670
Red Lion Hotel Vancouver (at the Quay)	Vancouver, Washington	Leased	160	14,785
Red Lion Hotel Wenatchee	Wenatchee, Washington	Leased	149	7,678
Red Lion Hotel Yakima Gateway(2)	Yakima, Washington	Leased	172	8,000

Red Lion Hotels — Leased (14 properties)			2,292	110,586

Red Lion Silverdale Hotel	Silverdale, Washington	Managed	150	5,234

Red Lion Inn & Suites Victoria	Victoria, BC, Canada	Franchised	85	1,000
Red Lion Hotel Bakersfield	Bakersfield, California	Franchised	165	5,626
Red Lion Hotel Modesto	Modesto, California	Franchised	186	5,768
Red Lion Inn & Suites San Diego South Bay	National City, California	Franchised	170	2,300
Red Lion Hanalei Hotel San Diego	San Diego, California	Franchised	416	24,400
Red Lion Hotel Colorado Springs(3)	Colorado Springs, Colorado	Franchised	202	9,178
Red Lion Hotel Denver Central	Denver, Colorado	Franchised	297	15,206
Red Lion Hotel Denver Downtown	Denver, Colorado	Franchised	170	1,860
Red Lion Hotel Lewiston	Lewiston, Idaho	Franchised	183	12,259
Selkirk Lodge at Schweitzer Mountain, a Red Lion Hotel	Sandpoint, Idaho	Franchised	82	8,784
White Pine Lodge at Schweitzer Mountain, a Red Lion Hotel	Sandpoint, Idaho	Franchised	50	8,784
Red Lion Hotel Butte	Butte, Montana	Franchised	131	5,000
Red Lion Hotel & Casino Elko	Elko, Nevada	Franchised	223	3,000
Red Lion Hotel & Casino Winnemucca	Winnemucca, Nevada	Franchised	105	1,271
Red Lion Hotel Lawton	Lawton, Oklahoma	Franchised	169	3,100
Red Lion Inn & Suites McMinnville	McMinnville, Oregon	Franchised	67	960
Red Lion Inn Portland Airport	Portland, Oregon	Franchised	68	650
Red Lion Hotel Portland — Convention Center	Portland, Oregon	Franchised	174	7,000
Red Lion Hotel Salem	Salem, Oregon	Franchised	150	10,000
Red Lion Hotel Austin	Austin, Texas	Franchised	300	12,000
Red Lion Hotel Seattle South	Seattle, Washington	Franchised	118	3,990
Red Lion Inn at Salmon Creek	Vancouver, Washington	Franchised	89	1,165
Red Lion Wyoming Inn of Jackson	Jackson, Wyoming	Franchised	73	800

Red Lion Hotels — Franchised (23 properties)			3,673	144,101

			Number	Meeting
			of	Space
Property	Location	Type	Rooms	(sq. ft.)

WestCoast Hotels
WestCoast Kalispell Center	Kalispell, Montana	Owned	132	10,500
WestCoast Outlaw Hotel	Kalispell, Montana	Owned	218	14,000
WestCoast Ridpath Hotel	Spokane, Washington	Owned	342	16,000

WestCoast Hotels — Owned (3 properties)			692	40,500

WestCoast Cape Fox Lodge	Ketchikan, Alaska	Managed	72	1,800
The Grove, a WestCoast Grand Hotel	Boise, Idaho	Managed	254	36,000
Ashland Springs, a WestCoast Hotel	Ashland, Oregon	Managed	70	4,500
Valley River Inn, a WestCoast Hotel	Eugene, Oregon	Managed	257	15,000

WestCoast Hotels — Managed (4 properties)			653	57,300

WestCoast Vance Hotel	Seattle, Washington	Franchised	165	—

Other Hotels
Cathedral Hill Hotel	San Francisco, California	Managed	396	25,000
Budget Inn	Spokane, Washington	Owned	153	3,945

Total — All Hotels			12,526	589,048

(1)	We sold this hotel in a sale-leaseback transaction in November 2003.

(2)	We have exercised our option to purchase this hotel and we expect the purchase to close in early 2004.

(3)	The franchise agreement for this hotel terminated on October 15, 2003.

Environmental Assessments

      In connection with our acquisition of a hotel, a Phase I environmental assessment is conducted by a qualified independent environmental engineer. A Phase I environmental assessment involves researching historical usages of a property, databases containing registered underground storage tanks and other matters, including an on-site inspection, to determine whether an environmental issue exists with respect to the property which needs to be addressed. If the results of a Phase I environmental assessment reveal potential issues, a Phase II environmental assessment, which may include soil testing, ground water monitoring or borings to locate underground storage tanks, will be ordered for further evaluation if we determine that further investigation is warranted. It is possible that Phase I and Phase II environmental assessments will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which we will not be aware. Phase I environmental assessments have been performed on all properties owned by us and we expect that all of our future hotel acquisitions will be subject to a Phase I environmental assessment and, if we determine it is warranted, a Phase II environmental assessment.

LEGAL PROCEEDINGS

      At any given time, we are subject to claims and actions incident to the operation of our business. While the outcome of these proceedings cannot be predicted, it is the opinion of management that none of such proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, cash flow or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in connection with our consolidated financial statements and the notes thereto and the other financial information included elsewhere in this prospectus.

Overview

      We operate in four reportable segments: hotels and restaurants; franchise, central services and development; entertainment; and real estate. The hotels and restaurants segment derives revenue primarily from room rentals and food and beverage operations at our owned and leased hotels and from management fees charged to the owners of our managed hotels. Management fees are typically based on a percentage of the hotel’s gross revenues plus an incentive fee based on operating performance. The franchise, central services and development segment is engaged primarily in licensing our brands to franchisees. This segment generates revenue from royalty fees that are typically based on a percent of room revenues and are charged to hotel owners in exchange for the use of our brands and access to our central services programs (reservation system, guest loyalty program, national and regional sales, revenue management tools, quality inspections, advertising and brand standards.) The entertainment segment derives revenue primarily from ticketing services and promotion of entertainment productions. The real estate segment generates revenue from owning, managing, leasing and developing commercial and multi-unit residential properties.

Results of Operations

      Our results of operations are significantly impacted by occupancy and room rates at hotels, our ability to manage costs, and the relative mix of owned, leased, managed and franchised hotels in our system. Future operating results could be adversely impacted by many factors including those discussed in “Risk Factors” in this prospectus.

      We believe that the following performance measures, which are widely used in the hospitality industry, are important to our discussion of operating performance:

•	Total available rooms represents the number of rooms available multiplied by the number of days in the reported period. We use total available rooms as a measure of capacity in our system of hotels. Rooms under significant renovation are excluded from total available rooms.

•	Average occupancy represents total paid rooms occupied divided by total available rooms. We use average occupancy as a measure of the utilization of capacity in our system of hotels.

•	Revenue per available room, or RevPAR, represents total room and related revenues divided by total available rooms. We use RevPAR as a measure of performance yield in our system of hotels.

•	Average daily rate, or ADR, represents total room revenues divided by the total number of paid rooms occupied by hotel guests. We use ADR as a measure of room pricing in our system of hotels.

•	Comparable hotels are hotels that have been owned, managed or franchised by us for more than one year. Throughout this prospectus, unless otherwise stated, RevPAR, ADR and average occupancy statistics are calculated using statistics for comparable hotels.

Comparison of the Nine Months Ended September 30, 2003 to the Nine Months Ended September 30, 2002

Revenues

      Hotel and restaurant revenues for the nine months ended September 30, 2003 declined by $7.8 million, or 5.8%, to $126.7 million compared to $134.5 million in the same period in 2002. The decrease was primarily due to reductions of about $4.5 million in room revenue and $2.7 million in food and beverage revenue. At our owned and leased hotels, for the nine months ended September 30, 2003, ADR was $69.60 or $1.37 lower than the comparable period in the prior year, average occupancy was 57.7% versus 59.6% for the prior year period and RevPAR was $2.14 lower than the prior year period. Although demand suffered significantly in the first and second quarters of 2003 due, in our opinion, to declining business and excursion travel resulting from national economic challenges, personal spending cut-backs and certain national security threats, we believe these results reflect that our hotel segment began to stabilize during the third quarter. These results are indicative of the national trends. We also believe the rebranding of 22 hotels from WestCoast to Red Lion hotels, which was completed in the first quarter, is already having a positive effect. Additionally, in the first quarter of 2002, our hotel in Salt Lake City was positively impacted by the Winter Olympics. The lack of similar activity during the first quarter of 2003 resulted in a $1.3 million decrease in comparative revenues. In addition, management fee revenue for the nine months ended September 30, 2003 has declined $400,000 from the comparable period in the prior year. This decrease was the result of both a decline from 11 to six in the number of hotels managed during the comparative periods, and a general decline in the room revenues for managed properties on which our management fees are primarily based.

      We continue to receive a progressively higher percentage of our reservations through third-party Internet channels, on which we generally realize lower room rates. Decreases in ADR slowed during the third quarter, partly reflective of our efforts to control these alternate distribution systems, or ADS. We launched a new pilot ADS channel management program in select hotels on August 1, 2003 and have realized positive revenue trends in those properties during the trial period. We have signed fixed-charge markup agreements with eight ADS providers, which typically entitle the provider to keep a fixed percentage of the price paid by the customer for each room booked. The central reservations and distribution management technology placed in service during the second quarter of 2003 allows us to manage the yield on ADS channels on a real-time, hotel-by-hotel basis.

      Franchise, central services and development revenue for the nine months ended September 30, 2003 decreased by $390,000, or 12%, to $3.0 million compared to the same period in 2002. This decrease was primarily due to lost revenues from 14 franchised hotels that left the system in 2003, and was partially offset by revenues from three new franchises that entered our system in 2003. We do not believe any of these changes in our system represent a material trend in our business. The decrease was also partially due to lower room revenues at our franchised hotels, which was partially offset by a $477,000 gain related to the termination of two franchise agreements during the period and by project development commissions earned during the first quarter.

      Entertainment revenue for the nine months ended September 30, 2003 increased by $1.0 million, or 20%, to $6.0 million compared to the same period in 2002. This increase was due primarily to increased ticket demand for tickets for Broadway productions and for tickets in Eastern Washington and Colorado, especially during the winter ski season in January and February of 2003.

      Real estate revenue for the nine months ended September 30, 2003 increased by $46,000, or 0.7%, from the prior year comparative period. This increase was primarily due to rental income from new tenants at owned real estate properties. The increase was partially offset by reduced commissions received on the sales and leasing of certain real estate space on behalf of third parties during the current period, and reduced lease revenues due to the sale of an office building in March 2002.

Direct Expenses

      Direct expenses for the nine months ended September 30, 2003 increased $2.4 million, or 1.9%, to $128.1 million from $125.7 million in the same period in 2002. The increase was due primarily to the fact that direct expenses for the first quarter of 2002 included a $3.0 million gain on the sale of an office building. Direct expenses in 2003 included a $443,000 loss on disposition of our interest in a hotel, $250,000 in commissions paid by the real estate division, $392,000 of expenses incurred in rebranding 22 of our hotels to Red Lion and $2.1 million of recaptured depreciation related to assets held for sale (see

“— Other Matters — Assets Held for Sale” in this prospectus). Without the effect of these 2002 and 2003 items, direct expenses would have decreased $3.7 million for the first nine months of 2003, principally due to labor savings resulting from adjustments to our scalable workforce in both the hotels and restaurants division and the entertainment division. These included utilization of part-time employees as well as reduction in the overtime hours of full-time employees. We also saw the realization of purposeful cost cutting measures enacted early in 2003.

Undistributed Corporate Expenses

      Undistributed corporate expenses for the nine months ended September 30, 2003 increased $390,000 to $2.0 million from $1.7 million for the same period in 2002. This change was due primarily to higher employee benefit costs and increases in the expenses relative to both insurance and professional services in 2003, offset by our cost containment efforts. Undistributed corporate expense includes general and administrative charges such as corporate payroll, legal expense, contributions, Directors & Officers insurance, bank service charges, outside accountants and consultants expense, and investor relations charges. We consider these expenses to be “undistributed” because the costs are not directly related to our business segments and therefore are not allocated (i.e. distributed) to those segments. In contrast, costs more directly related to our business segments such as accounting, human resources and information technology expenses are distributed out and included in direct expenses.

Operating Income

      Operating income for the nine months ended September 30, 2003 decreased $9.8 million from $22.4 million in 2002 to $12.6 million in 2003. We believe the decline in operating income was primarily due to a continued soft market and weak U.S. economy, which continues to result in reduced rates and occupancy at our hotels.

Interest Expense

      Interest expense for the first nine months ended September 30, 2003 increased $106,000, or 1%, compared to the same period in 2002. The increase was attributable to a $2.8 million increase in our average borrowings between the two periods. In addition, our average rate incurred on debt stayed consistent between the periods; the rate was 6.85% during the first nine months of 2003 and 6.88% for the same period in 2002.

Income Taxes

      Income tax expense for the nine months ended September 30, 2003 decreased by $3.7 million to $1.4 million compared to the same period in 2002, primarily due to lower pre-tax income and the benefit realized from certain tax credits utilized in 2003.

Other Income (Expense)

      Other income (expense) for the nine months ended September 30, 2003 decreased by $209,000 to an expense of $205,000 compared to the same period in 2002. For 2003 the balance was primarily comprised of a $790,000 loan fee write-off no longer considered extraordinary under GAAP, partially offset by a contract termination fee of $390,000 and other miscellaneous net gains of $195,000. The other income (expense) net balance for the comparable period of 2002 was consistent with our historical results.

Net Income

      Net income for the nine months ended September 30, 2003 decreased $6.1 million compared to the same period in 2002, due primarily to a $4.9 million decline between periods in operating income for hotels and restaurants, the effect on income of the $3.7 million in gains realized on asset sales during 2002, which were not repeated in 2003, and $1.2 million of other charges related to depreciation, termination fees, loan fee write-offs, taxes and other costs incurred during 2003.

Earnings (Loss) Per Share

      Earnings per share for the nine months ended September 30, 2003 decreased by $0.47 to earnings per share of $0.10 compared to $0.57 earnings per share for the same period of 2002.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

Revenues

      Total revenues for 2002 were $194.2 million, an increase of $73.5 million or 61% from 2001. We attribute the overall increase in revenues from 2001 to 2002 to the following:

      Hotel and restaurant revenues increased $73.8 million, or 74%, from $99.5 million in 2001 to $173.3 million in 2002. The increase in hotel and restaurant revenues resulted primarily from the acquisition on December 31, 2001 of Red Lion Hotels, Inc., whose hotels contributed $79.4 million to the revenues in 2002. This overall revenue increase in 2002 was partially offset by a continued soft U.S. economy, resulting in a decrease in demand. Sluggish demand in 2002 resulted in lower room and occupancy rates which contributed to decreases in RevPAR, ADR and average occupancy from their levels in 2001.

      Franchise, central services and development revenues increased $924,000, or 29%, from $3.2 million in 2001 to $4.1 million in 2002. Of the 2002 revenues, 25%, or $1.0 million, were attributable to franchise and management contracts acquired through the purchase of Red Lion Hotels, Inc. at the end of 2001. This increase was partially offset by reduced franchise application fees and system wide RevPAR declines in 2002 compared to 2001, which we believe resulted from the continued softness of the U.S. economy.

      Entertainment division revenues decreased $67,000, or 1%, from $7.5 million in 2001 to $7.4 million in 2002. This decrease was primarily due to the removal of call center service revenues and related expenses from the entertainment division to a central program fund which we began to administer effective January 2002 and in which we and our franchisees participate. This decrease was partially offset by an overall increase in operating revenue as a result of an increase in venues and a favorable event mix in 2002 compared to 2001.

      Real estate division revenues decreased $1.1 million, or 11%, from $10.1 million in 2001 to $9.0 million in 2002 primarily due to reduced lease revenue that resulted from the sale of our majority interest in an office building in March 2002.

Direct Expenses

      Direct expenses increased $74.7 million, or 79%, from $94.7 million in 2001 to $169.4 million in 2002. Virtually all of this increase was due to the addition of 47 hotels to our system as a result of the acquisition of Red Lion Hotels, Inc. at the end of 2001. In addition, net gain on asset dispositions and insurance settlements was $1.9 million less in 2002 than in 2001, partly due to an insurance settlement for assets destroyed in a fire at one of our office buildings in 2001.

      The overall increase was offset by a reduction of $855,000 in amortization expense related to brand names and goodwill by reduced expense resulting from the removal of call center service revenues and related expenses from the entertainment division to a central program fund that we began to administer in January 2002.

Undistributed Corporate Expenses

      Undistributed corporate expenses increased $221,000, or 12%, from $1.9 million in 2001 to $2.1 million in 2002. The increase was primarily due to a one-time executive severance payment related to the acquisition of Red Lion Hotels, Inc.

Operating Income

      Operating income decreased $1.3 million, or 6%, from $24.0 million in 2001 to $22.7 million in 2002. We believe the decline in operating income following the acquisition of Red Lion Hotels, Inc. at the end of 2001 was primarily due to a continued soft market and weak U.S. economy, which resulted in decreases in rates and occupancy in 2002 compared to their levels in 2001. In addition, net gain on asset dispositions was $1.9 million less in 2002 than in 2001.

Interest Expense

      Interest expense decreased $1.4 million, or 11%, from $12.1 million in 2001 to $10.7 million in 2002. The decrease was attributable to a reduction in outstanding borrowings and a decrease in interest rates charged on our variable rate debt.

Income Taxes

      Income tax expense decreased $134,000 from $4.5 million in 2001 to $4.4 million in 2002. The effective income tax rate for 2002 decreased to 35% from 37% in 2001. The decrease in the effective tax rate was primarily due to the utilization of certain income tax credits in 2002 that exceeded by $118,000 income tax credits utilized in 2001.

Net Income

      Net income increased $400,000, or 6%, from $7.6 million in 2001 to $8.0 million in 2002.

      Income applicable to common shareholders decreased $2.1 million, or 28%, from $7.6 million in 2001 to $5.4 million in 2002 due to lower operating results compared to 2001 combined with $2.6 million of dividends paid in 2002 on preferred stock issued at the end of 2001 in connection with the acquisition of Red Lion Hotels, Inc.

Earnings Per Share

      Basic earnings per share decreased 29% from $0.59 in 2001 to $0.42 in 2002. Diluted earnings per share decreased 31% from $0.59 in 2001 to $0.41 in 2002.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

Revenues

      Total revenues decreased $5.2 million, or 4%, from $125.8 million in 2000 to $120.6 million in 2001. We attribute this decrease primarily to deteriorating economic conditions following the September 11 terrorist attacks and resulting decreases in average occupancy and RevPAR at comparable hotels.

      Hotel and restaurant revenues decreased $7.0 million, or 7%, to $99.5 million in 2001 from $106.5 million in 2000. Comparable hotel ADR increased $0.61 or 0.7% to $88.08 in 2001 from $87.47 in 2000. Comparable hotel RevPAR decreased $1.67, or 3%, to $53.26 in 2001 from $54.93 in 2000.

      We completed the acquisition of Red Lion Hotels, Inc. on December 31, 2001 which added 47 hotels and 7,488 rooms to our system. Due to the timing of the acquisition, it did not affect 2001 operating results. On a pro forma basis including the Red Lion hotels, pro forma ADR increased $1.53, or 1.9%, to $81.26 in 2001 from $79.73 in 2000. Pro forma RevPAR decreased $1.16, or 2.3%, to $49.50 in 2001 from $50.66 in 2000.

      Franchise, central services and development revenues decreased $400,000, or 11%, to $3.2 million in 2001 from $3.6 million in 2000. The revenue decline was primarily due to a decrease in fee income from central purchasing services for franchised and third-party owned hotels.

      Entertainment division revenues increased $1.8 million, or 32%, to $7.5 million in 2001 from $5.7 million in 2000. The increased revenue was primarily due to our expansion into Colorado and the resulting increase in the number of venues we service, an increase in the number of productions that we presented and increased attendance at entertainment events.

      Real estate division revenues increased $0.6 million, or 6%, to $10.1 million in 2001 from $9.5 million in 2000, primarily due to increases in leasing income at owned office buildings and management income from additional third-party management contracts.

Direct Expenses

      Direct expenses decreased $6.1 million, or 6%, to $94.7 million in 2001 from $100.8 million in 2000. This represented a decrease in direct operating expenses as a percentage of total revenues to 79% in 2001 from 80% in 2000, primarily due to gains on asset dispositions, an insurance settlement, a decrease in the number of hotel guests served and enhanced cost controls at our owned hotels. The decrease in direct expenses was partially offset by costs associated with increased transactions and sales by our entertainment division. The decrease in direct operating expense was primarily attributable to decreased hotel revenues offset by increased depreciation for improvements placed in service during 2001.

Undistributed Corporate Expenses

      Undistributed corporate operating expenses increased $200,000, or 14%, to $1.9 million in 2001 from $1.7 million in 2000.

Operating Income

      Operating income increased $692,000, or 3%, to $24.0 million in 2001 from $23.4 million in 2000. As a percentage of total revenues, operating income increased to 20% in 2001 from 19% in 2000. This increase was primarily due to gains of $1.4 million on asset dispositions and a gain of $3.7 million resulting from an insurance settlement for assets destroyed in a fire at one of our office buildings.

Interest Expense

      Interest expense decreased $2.6 million, or 18%, to $12.1 million in 2001 from $14.7 million in 2000. This decrease was primarily attributable to lower interest rates on our variable rate debt, reduced borrowing levels due to debt repayments, and the lower interest rates on long-term fixed-rate debt incurred in 2001.

Income Taxes

      Income tax expense increased 36% to $4.5 million in 2001 from $3.3 million in 2000, due to the increase in income before taxes. The effective income tax rate was 37% in 2001 and 36% for 2000.

Net Income

      Net income increased $1.8 million, or 30%, to $7.6 million in 2001 from $5.8 million in 2000.

Earnings Per Share

      Basic and diluted earnings per share increased 31% to $0.59 in 2001 from $0.45 in 2000.

Liquidity and Capital Resources

Overview

      We believe that the consummation of this offering and the planned elimination of our existing preferred stock and its associated dividend requirements will strengthen our financial condition, particularly in the long-term. In addition, our credit agreement entered into in October 2003 and described in “— Financing” below, provides revolving credit of up to $10 million and a term loan of up to $4 million. We currently intend to use this new credit facility for our short-term working capital needs and to, among other things, finance capital expenditures, the acquisition of the Red Lion Yakima Gateway Hotel and acquisitions of other properties. We hold an option to purchase the Red Lion Bellevue Inn, which we currently intend to exercise in January 2004. We have not identified any other acquisitions that are probable.

      Our short-term liquidity needs include funds for interest payments on our outstanding indebtedness and on the debentures, funds for capital expenditures and, potentially, acquisitions. We expect to meet our short-term liquidity requirements generally through net cash provided by operations and reserves established from existing cash, the proceeds of this offering and, if necessary, by drawing upon our credit facility. A majority of our leased and owned hotels are subject to leases and debt agreements that require us to spend 3% to 5% of room revenues from these hotels on replacement of furniture, fixtures and equipment at, or payment of insurance premiums or real and personal property taxes with respect to, these hotels. This is consistent with what we would spend on furniture, fixtures and equipment under normal circumstances to maintain the competitive appearance of our owned and leased hotels.

      In general, we expect to meet our long-term liquidity requirements for the funding of property development, property acquisitions, renovations and other non-recurring capital improvements through net cash from operations, long-term secured and unsecured indebtedness, including our credit facility, through the issuance of debt or equity securities and through joint ventures.

      Historically, our cash and capital requirements have been satisfied through cash generated from operating activities, borrowings under our credit facilities, and the issuance of equity securities. We believe cash flow from operations, available borrowings under our new credit facility and cash on hand will provide adequate funds for our foreseeable working capital needs, planned capital expenditures and debt service and other obligations through 2004.

      Our ability to fund operations, make planned capital expenditures, make required payments on any securities we may issue in the future and remain in compliance with the financial covenants under our debt agreements will be dependent on our future operating performance. Our future operating performance is dependent on a number of factors, many of which are beyond our control, including occupancy and the room rates we can charge. These factors include prevailing economic conditions and financial, competitive, regulatory and other factors affecting our business and operations, and may be dependent on the availability of borrowings under our credit facility or other borrowings or securities offerings.

      Net cash provided by operating activities totaled $14.2 million for the nine months ended September 30, 2003 compared to $20.1 million for the same period in 2002. The decrease in 2003 compared to 2002 was primarily the result of lower operating performance and working capital variances.

      Net cash used in investing activities was $4.2 million for the first nine months of 2003 and 2002. Additions to property and equipment totaled $5.1 million in 2003 compared to $6.2 million in 2002. Capital additions included an investment in signage related to the 2003 Red Lion rebranding initiative and various other projects in the operating divisions. It also included additions to certain software and equipment which was sold and then leased back as described in “— Financing” below. The other major variances between the two periods were $1.8 million of proceeds from asset dispositions received in the first nine months of 2002 compared to $398,000 of proceeds from asset dispositions received in the comparable 2003 period, including $350,000 received in connection with the disposition of our ownership interest in a hotel property in the second quarter of 2003.

      Net cash used in financing activities totaled $610,000 for the first nine months of 2003. Outflows generally related to payments on revolving debt, scheduled payments on term loans and payments of preferred stock dividends.

      In addition, during 2003 financing activities included a short-term borrowing for the payment of certain software and equipment and the impact of the refinancing of borrowings under our credit facility, as described below. Net cash used in financing activities totaled $15.1 million in the first nine months of 2002 which consisted primarily of payments on revolving debt, scheduled payments on term loans and payments of preferred stock dividends.

      At September 30, 2003, we had $14.2 million in cash and cash equivalents including $4.1 million of cash restricted under securitized borrowing arrangements for future payment of furniture, fixtures and equipment, insurance premiums and real and personal property taxes.

Financing

      On June 27, 2003, we obtained term debt of $55.2 million from Column Financial, Inc., a Credit Suisse First Boston subsidiary. The debt is secured by ten of our owned hotels, requires monthly payments based on a fixed interest rate of 6.7% per annum and a 25-year principal amortization schedule, and matures in full on July 11, 2013. In connection with securing this term debt, we incurred loan fees and other costs totaling $1.1 million which have been capitalized and will be amortized using the effective interest method over the ten-year period of the underlying promissory notes. We then used a majority of these proceeds to pay off the $51.5 million outstanding balance on our then existing revolving credit facility with U.S. Bank, National Association. This facility was terminated in October 2003 and all collateral securing the facility was released.

      In October 2003, we entered into a new revolving credit agreement with Wells Fargo Bank, National Association. The credit agreement provides us a revolving credit facility with a total of $10 million in borrowing capacity. This includes two revolving lines of credit: Line A allows for maximum borrowings of $7.0 million and is collateralized by our personal property and five of our owned hotels. Line B allows for maximum borrowings of $3.0 million and is collateralized by our personal property. We are required to exhaust our borrowing capacity under Line A before we may borrow under Line B. Interest under each line is computed based, at our option, upon either the bank’s prime rate or certain LIBOR rates. The agreement contains certain restrictions and covenants, the most restrictive of which require us to maintain a minimum tangible net worth of $105 million and a maximum funded debt to EBITDA (as defined by the bank) ratio of 5.75 to 1.00 (which will decrease to 5.50 to 1.00 for the fiscal quarter ending December 31, 2004 and remain at that ratio for the remainder of the facility’s term), neither of which are impacted by this offering. Line A does not require any principal payments until its maturity date of October 2006. As a result, any future borrowings under this line in 2003 or 2004 would be reflected as a long-term liability. Line B has a maturity date of October 2004. The bank credit facility also allows for a $4.0 million term facility that is available to acquire, and would be collateralized by, the Red Lion Yakima Gateway Hotel. We expect that the term of the loan would be seven years.

      In June 2003, we completed the sale to General Electric Capital Corporation of software and equipment primarily related to our new central reservation system previously included in construction in-process. The proceeds of $2.7 million were used to repay the outstanding balance on an interim note payable to General Electric Capital Corporation in the same amount. Certain other costs directly related to the software and equipment were paid for directly by General Electric Capital Corporation, totaling $451,000. We then entered into an operating lease agreement with General Electric Capital Corporation which expires in June 2005 requiring monthly payments of $52,000. At our option, the lease term is renewable for three one-year terms.

      As of September 30, 2003 we had debt obligations of $158.5 million, of which 93.1%, or $147.5 million, were fixed rate debt securities secured by individual properties.

Other Matters

Assets Held for Sale

      At December 31, 2002, our assets held for sale consisted of two office buildings in Spokane, Washington and the WestCoast Kalispell Center Hotel and Mall with an aggregate net carrying value of $34.4 million.

      In June 2002, we entered into a purchase and sale agreement with a potential buyer for the WestCoast Kalispell Center Hotel and Mall. Subsequently, in July 2003, our company and the buyer terminated this agreement, at which time we determined that it was no longer in our best interest to continue to market the property for sale. As a result of this decision, the net book value of the Kalispell Center Hotel and Mall of $13.0 million was reclassified from assets held for sale to property and equipment. A depreciation adjustment of $520,000 was recorded in June 2003, reflecting non-cash expenses that would have been recognized had the assets been classified as held and used since July 2002.

      Following our strategy of divesture of non-core assets, we remain committed to the sale of the two Spokane office buildings. We are actively marketing the properties and both are available for sale in their present condition at prices management believes are reasonable compared to their respective estimated fair values. However, we no longer believe that it is probable that the sale of these assets will be completed in the time frame permissible under GAAP for classification of these assets as held for sale. As a result of this decision, the net book value of these assets of $21.7 million was reclassified from assets held for sale to property and equipment. A depreciation adjustment of $1.6 million was recorded in September 2003, reflecting non-cash expenses that would have been recognized had these assets been classified as property and equipment held and used since December 2001.

Preferred Stock Dividends

      On July 3, 2003 we paid a dividend totaling approximately $1.3 million to the holders of record as of June 30, 2003 of our Series A and Series B Preferred Stock, representing all current dividends and dividends that were previously accrued. We had not paid a dividend due April 1, 2003 to the holders of our Series A and Series B Preferred Stock because of restrictions under our previous credit facility relating to anticipatory covenant violations.

      On October 1, 2003, we paid the regularly scheduled dividend to the shareholders of record as of September 30, 2003 of our Series A and Series B Preferred Stock, totaling approximately $634,000.

      We intend to use approximately $30 million of the proceeds from this offering to redeem in full our outstanding Series A and Series B Preferred Stock.

Capital Spending

      Overall, we are seeking to create a consistent guest experience across all our hotels. During the nine months ended September 30, 2003, we spent a total of $5.1 million, or 3.6% of our revenues, on capital improvement programs, including $4.3 million on our hotels and restaurants. Through 2004 we expect to spend an additional $14.1 million on capital improvements in our hotels and restaurants, primarily in guest contact areas. In addition to our owned hotels, we are proactively working with our franchisees to ensure they continue to meet Red Lion and WestCoast standards.

Pending Acquisitions

      In September 2003, we exercised our lease option to purchase the Red Lion Yakima Gateway Hotel for $6.25 million, of which we have paid a $1 million non-refundable deposit. We expect the purchase to close in early 2004.

Franchise and Management Contracts

      During the first three months of 2003, franchise agreements related to 15 franchised hotels and one management contract related to one managed hotel terminated. Thirteen of these hotels were owned by affiliated franchisees. Revenue related to these contracts totaled $1.6 million for the year ended December 31, 2002. Additionally, in 2003, we entered into three franchise license agreements, for which we expect revenue to us in 2003 to be $110,000.

Seasonality

      Our business is subject to seasonal fluctuations. Significant portions of our revenues and profits are realized from May through October.

Inflation

      The effect of inflation, as measured by fluctuations in the U.S. Consumer Price Index, has not had a material impact on our revenues or net income during the periods under review.

Contractual Obligations

      The following tables summarize our significant contractual obligations as of September 30, 2003 and December 31, 2002 (in thousands):

	Payments Due by Period at September 30, 2003

		Less than			After
	Total	1 Year	1-3 Years	4-5 Years	5 Years

Long-term debt	$158,489	$5,986	$13,713	$14,666	$124,124
Operating leases(1)	104,901	7,413	17,897	12,851	66,740
Preferred stock dividend(2)	8,167	2,502	3,458	2,207	—

Total contractual obligations	$271,557	$15,901	$35,068	$29,724	$190,864

	Payments Due by Period at December 31, 2002

		Less than			After
	Total	1 Year	1-3 Years	4-5 Years	5 Years

Long-term debt	$158,195	$56,989	$15,740	$14,179	$71,287
Capital lease obligations	268	268	—	—	—
Operating leases(1)	103,953	7,113	16,989	11,326	68,525
Preferred stock dividend(2)	10,496	2,561	5,926	2,009	—

Total contractual obligations	$272,912	$66,931	$38,655	$27,514	$139,812

(1)	Operating lease amounts are net of estimated annual sublease income totaling $9.9 million. In 2003, we entered into a sales leaseback agreement for our hotel reservation system totaling $3.1 million classified as an operating lease. The sales leaseback obligation is not included in the operating lease obligations as of December 31, 2002.

(2)	Series A Preferred Stock quarterly dividends increase from 7% to 14% if not redeemed by January 2005. Series B Preferred Stock quarterly dividends increase from 10% to 20% if not redeemed by January 2008. The preferred stock dividend obligation listed in the table above assumes Series A and Series B Preferred Stock are redeemed in January 2005 and 2008, respectively, prior to the use of any proceeds from this offering. We intend to use approximately $30 million of the proceeds from this offering to redeem in full our outstanding Series A and Series B Preferred Stock.

     A majority of our leased and owned hotels are subject to leases and debt agreements that require us to apply from 3% to 5% of room revenues from these hotels to replacement of furniture, fixtures and equipment at, or payment of insurance premiums or real and personal property taxes with respect to, these hotels. This is consistent with what we would spend on furniture, fixtures and equipment under normal circumstances to maintain the competitive appearance of our owned and leased hotels.

Asset Dispositions

      In March 2002, we sold a majority interest in an office building resulting in net proceeds of $1.7 million and a pre-tax gain of $5.8 million. We recognized $3.0 million of the gain for the year ended December 31, 2002. The remaining portion of the gain is deferred over the six year lease term due to our leaseback of a portion of the building. Refer to “Property and Equipment” in the notes to the consolidated financial statements for additional information.

      In November 2003, we sold the Red Lion River Inn to an unrelated third party for $10.8 million. We then leased the property from the new owner. The lease has a 15-year term and we have the option to extend the term for up to three additional five-year periods.

Recent Accounting Pronouncements

      In January 2003, the FASB issued FIN No. 46. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51 to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 was adopted by our company on July 1, 2003, and did not have a material effect on our consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for all contracts created or modified after June 30, 2003 except for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of SFAS No. 149 should be applied prospectively. The provisions of SFAS No. 149 that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a) of SFAS No. 149, which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of this standard has not had a material effect on our consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

      A critical accounting policy is one which is both important to the portrayal of our company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. All of our significant accounting policies are described in Note 2 to our 2002 consolidated financial statements included in this prospectus. The accounting principles of our company comply with GAAP. The more critical accounting policies and estimates used relate to:

•	Revenue is generally recognized as services are performed. Hotel and restaurant revenues primarily represent room rental and food and beverage sales from owned, leased and other consolidated hotels and are recognized at the time of the hotel stay or sale of the restaurant services. Hotel and restaurant revenues also include management fees we earn from managing third-party owned hotels. Franchise, central services and development fees represent fees received in connection with the franchise of our company’s brand name as well as central purchasing, development and other fees. Franchise fees are recognized as earned in accordance with the contractual terms of the franchise agreements. Other fees are recognized when the services are provided and collection is reasonably assured.

•	Real estate division revenue represents leasing income on owned commercial and retail properties as well as property management income, development fees and leasing and sales commissions from residential and commercial properties managed by our company, typically under long-term contracts with the property owner. Lease revenues are recognized over the period of the leases. We record rental income from operating leases which contain fixed escalation clauses on the straight-line method. The difference between income earned and lease payments received from the tenants is included in other assets on the consolidated balance sheets. Rental income from retail leases which is contingent upon the lessees’ revenues is recorded as income in the period earned. Management fees and leasing and sales commissions are recognized as these services are performed.

•	The entertainment segment derives revenue primarily from computerized event ticketing services and promotion of Broadway shows and other special events. Where our company acts as an agent and receives a net fee or commission, it is recognized as revenue in the period the services are performed. When our company is the promoter of an event and is at risk for the production, revenues and expenses are recorded in the period of the event performance.

•	Property and equipment are stated at cost less accumulated depreciation. We also have investments in partnerships that own and operate hotel properties. The assessment of long-lived assets for possible impairment requires us to make judgments, regarding real estate values, estimated future cash flow from the respective properties and other matters. We review the recoverability of our long-lived assets when events or circumstances indicate that the carrying amount of an asset may not be recoverable.

      We account for assets held for sale in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”). Our company’s assets held for sale are recorded at the lower of their historical carrying value (cost less accumulated depreciation) or market value. Depreciation is terminated when the asset is determined to be held for sale. If the assets are ultimately not sold within the guidelines of SFAS No. 144, depreciation would be recaptured for the period they were classified on the balance sheet as held for sale.

      Our company’s intangible assets include brands and goodwill. We account for our brands and goodwill in accordance with Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”). We expect to receive future benefits from previously acquired brands and goodwill over an indefinite period of time and therefore, effective January 1, 2002, we no longer amortize our brands and goodwill in accordance with SFAS No. 142. The annual impairment review requires us to make certain judgments, including estimates of future cash flow with respect to brands and estimates of our company’s fair value and its components with respect to goodwill and other intangible assets.

      Our other intangible assets include management, marketing and lease contracts. The value of these contracts is amortized on a straight-line basis over the weighted average life of the agreements. The assessment of these contracts requires us to make certain judgments, including estimated future cash flow from the applicable properties.

      We review the ability to collect individual accounts receivable on a routine basis. We record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible and amounts that are past due beyond a certain date. The receivable is written off against the allowance for doubtful accounts if collection attempts fail. Our company’s estimate for our allowance for doubtful accounts is impacted by, among other things, national and regional economic conditions, including the magnitude and duration of an economic downturn in the United States.

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Change in Accountants

      On June 25, 2001, we ended our audit relationship with PricewaterhouseCoopers LLP (“PWC”), our former independent accountants. The decision to change was prompted when we were notified that the staff and partners at PWC responsible for our relationship were transferring to BDO Seidman, LLP (“BDO”). We engaged BDO as our new principal independent accountants effective June 28, 2001.

      The report of PWC on our consolidated financial statements for the fiscal year ended December 31, 2000, contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or, except as explained in the next sentence, accounting principles.

      The decision to dismiss PWC and engage BDO as our principal independent accountants was approved by the Audit Committee of our board of directors.

      During the fiscal year ended December 31, 2000, and the interim period ended June 25, 2001, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused them to make reference thereto in their report on our financial statements for such years or the fiscal year containing such interim period.

      During the fiscal year ended December 31, 2000 and through the interim period ended June 25, 2001, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K of the Securities Act of 1933, as amended.

      PWC has furnished the Securities and Exchange Commission with a letter stating that it agrees with the above statements.

      We did not, nor, to our knowledge, did anyone on our behalf, consult with BDO during our two most recent fiscal years, or any subsequent interim period, prior to our engagement of BDO.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The following tables summarize the financial instruments held by our company at September 30, 2003 and at December 31, 2002 and 2001, which are sensitive to changes in interest rates. At September 30, 2003, 6.9% of our debt and capital lease obligations, or $11.0 million, was subject to changes in market interest rates and was sensitive to those changes. At December 31, 2002, 40.2% of our debt and capital lease obligations, or $63.7 million, was subject to changes in market interest rates and was sensitive to those changes.

      The following table presents principal cash flows for debt and capital leases outstanding at September 30, 2003, by maturity date and the related average interest rate. All existing capital leases came due during the third quarter of 2003 and therefore there are no remaining amounts due.

Outstanding Debt (dollars in thousands)

	Through						There-		Fair
	2003	2004	2005	2006	2007	2008	after	Total	Value

Note payable to bank(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Long-term debt:
Fixed rate	$2,225	$3,793	$7,746	$4,047	$4,344	$4,648	$120,689	$147,492	$147,492
Weighted-average interest rate	7.35%	7.26%	7.61%	7.21%	7.22%	7.22%	7.39%
Variable rate	$223	$925	$976	$1,035	$720	$6,543	$575	$10,997	$10,997
Weighted-average interest rate	4.94%	4.97%	5.00%	5.03%	5.06%	4.11%	5.50%

(1)	At September 30, 2003 there were no borrowings against our note payable to bank.

     The following table presents principal cash flows for debt and capital leases outstanding at December 31, 2002, by maturity date and the related average interest rate.

Outstanding Debt and Capital Lease Obligations (dollars in thousands)

						There-		Fair
	2003	2004	2005	2006	2007	after	Total	Value

Note payable to bank(1)	$52,100	$—	$—	$—	$—	$—	$52,100	$52,100
Long-term debt:
Fixed rate	$4,044	$2,985	$6,832	$3,069	$3,298	$74,222	$94,450	$94,450
Weighted-average interest rate	7.78%	7.80%	7.81%	7.81%	7.83%	7.85%
Variable rate	$845	$893	$949	$1,012	$702	$7,244	$11,645	$11,645
Weighted-average interest rate	5.48%	5.47%	5.47%	5.46%	5.45%	5.41%
Capital lease obligations	$268	$—	$—	$—	$—	$—	$268	$268
Weighted-average interest rate	8.58%	—%	—%	—%	—%	—%

(1)	The interest rate on the note payable is based on LIBOR plus a variable interest margin based on our funded debt ratio. The interest margin can vary from 205 to 350 basis points. At December 31, 2002, the interest margin was 275 basis points.

     The following table presents principal cash flows for debt and capital leases outstanding at December 31, 2001, by maturity date and the related average interest rate.

Outstanding Debt and Capital Lease Obligations (dollars in thousands)

						There-		Fair
	2002	2003	2004	2005	2006	after	Total	Value

Note payable to bank(1)	$—	$54,250	$—	$—	$—	$—	$54,250	$54,250
Long-term debt:
Fixed rate	$2,861	$4,586	$2,869	$6,742	$2,967	$80,365	$100,390	$100,390
Weighted-average interest rate	7.66%	7.67%	7.69%	7.70%	7.71%	7.73%
Variable rate	$892	$953	$1,032	$1,113	$1,202	$11,448	$16,640	$16,640
Weighted-average interest rate	6.99%	7.02%	7.04%	7.06%	7.09%	7.13%
Capital lease obligations	$384	$268	$—	$—	$—	$—	$652	$652
Weighted-average interest rate	8.23%	8.59%	—%	—%	—%	—%

(1)	The interest rate on the note payable is based on LIBOR plus a variable interest margin based on our funded debt ratio. The interest margin can vary from 180 to 325 basis points. At December 31, 2001, the interest margin was 250 basis points.

MANAGEMENT

Directors, Executive Officers and Certain Key Employees

      Set forth below is information regarding our directors, executive officers and certain key employees as of the date of this prospectus.

Name	Age	Position

Donald K. Barbieri(1)(2)	57	Chairman of the Board
Richard L. Barbieri(1)(3)(4)	61	Executive Vice President, General Counsel and Secretary, Director
Stephen R. Blank(5)(6)(7)(8)	58	Director
Arthur M. Coffey(2)	48	President and Chief Executive Officer, Director
Anthony F. Dombrowik	33	Corporate Controller and Principal Accounting Officer
Jon E. Eliassen(3)(7)(9)	56	Director
Peter P. Hausback	44	Vice President, Chief Financial Officer
Jack G. Lucas	51	Vice President, TicketsWest
Thomas L. McKeirnan(4)	35	Vice President, Assistant General Counsel
David Peterson	50	Vice President of Real Estate Services
Peter F. Stanton(5)(7)(8)(9)	47	Director
John M. Taffin	40	Executive Vice President Hotel Operations
Ronald R. Taylor(2)(6)(7)(9)	56	Director

(1)	Donald K. Barbieri and Richard L. Barbieri are brothers.

(2)	The term of this director expires at our 2004 annual meeting of shareholders.

(3)	The term of this director expires at our 2005 annual meeting of shareholders.

(4)	Richard L. Barbieri has informed us that he plans to retire from his position as Executive Vice President, General Counsel at the end of 2003. Mr. Barbieri plans to remain a director of our company after his retirement and continue until the end of 2004 as a part-time legal advisor to our company. We expect that Thomas L. McKeirnan, our Vice President, Assistant General Counsel, will succeed Mr. Barbieri as General Counsel.

(5)	The term of this director expires at our 2006 annual meeting of shareholders.

(6)	Member of the Compensation Committee.

(7)	Member of the Committee of Independent Directors.

(8)	Member of the Governance/ Nominating Committee.

(9)	Member of the Audit Committee.

     Donald K. Barbieri. Mr. Barbieri has been a director since 1978 and Chairman of the Board since 1996. He served as President and Chief Executive Officer from 1978 until April 2003. Mr. Barbieri joined us in 1969 and was responsible for our development activities in hotel, entertainment and real estate areas. Mr. Barbieri is currently a member of the Washington Economic Development Commission. Mr. Barbieri is the immediate past Chair for the Spokane Regional Chamber of Commerce. Mr. Barbieri served as President of the Spokane Chapter of the Building Owners and Managers Association from 1974 to 1975 and served as President of the Spokane Regional Convention and Visitors Bureau from 1977 to 1979. He also served on the Washington Tourism Development Council from 1983 to 1985 and the Washington Economic Development Board while chairing the State of Washington’s Quality of Life Task Force from 1985 to 1989.

      Richard L. Barbieri. Mr. Barbieri serves as our Executive Vice President, General Counsel. He has been a Vice President and our full-time General Counsel since 1994 and a director since 1978. From 1978 to 1995, Mr. Barbieri served as legal counsel and Secretary, during which time he was engaged in the private practice of law at Edwards and Barbieri, a Seattle law firm, and then at Riddell Williams, a Seattle law firm, where he chaired the firm’s real estate practice group. Mr. Barbieri has also served as chairman of various committees of the Washington State Bar Association and the King County (Washington) Bar

Association, and as a member of the governing board of the county bar association. He also served as Vice Chairman of the Citizens’ Advisory Committee to the Major League Baseball Stadium Public Facilities District in Seattle in 1996 and 1997.

      Stephen R. Blank. Mr. Blank has been a director since May of 1999. Mr. Blank is presently Senior Fellow, Finance, for the Urban Land Institute, a non-profit education and research institute that studies land use and real estate development policy and practice, where he is responsible for the Institute’s real estate capital markets information and education programs. From November 1993 to November 1998, Mr. Blank was the Managing Director, Real Estate Investment Banking, for CIBC Oppenheimer Corp in New York. From 1989 to 1993, he was Managing Director, Real Estate Investment Banking, for Cushman & Wakefield, Inc. and from 1979 to 1989 he was Managing Director, Real Estate Investment Banking, for Kidder, Peabody & Co., Inc. Mr. Blank is a director of the Ramco-Gershenson Properties Trust, BNP Residential Properties, Inc., Atlantic Realty Trust and America First Mortgage Investments, Inc. Mr. Blank is also adjunct Professor of Real Estate in the Executive MBA program for Columbia University’s Graduate School of Business.

      Arthur M. Coffey. Mr. Coffey has been a director since 1990 and has served as President and Chief Executive Officer since April 2003. He served as Executive Vice President, Chief Financial Officer of our company from June 1997 until April 2003 and as Chief Operating Officer from 1990 to June 1997. Mr. Coffey has been employed by us since 1981 and in the hotel business since 1971. Mr. Coffey is currently a director of the Association of Washington Business, and previously served as a trustee of the Spokane Area Chamber of Commerce, a director of the Washington State Hotel Association from 1996 to 1997, a director of the Spokane Regional Convention and Visitors Bureau from 1982 to 1985 and President of the Spokane Hotel Association from 1989 to 1990.

      Anthony F. Dombrowik. Mr. Dombrowik has been our Corporate Controller since May 2003. Mr. Dombrowik was previously employed by the public accounting firm of BDO Seidman, LLP, where he served as an auditor, certified public accountant and consultant from 1992 to 2003. From 1990 to 1992 Mr. Dombrowik served as an accountant for Gonzaga University and in various roles in public accounting.

      Jon E. Eliassen. Mr. Eliassen has been a director of our company since September 2003. Mr. Eliassen recently retired from his position as Senior Vice President and Chief Financial Officer of Avista Corp., a diversified utility with a market capitalization of approximately $700 million. Mr. Eliassen spent 33 years at Avista, including the last 16 years as its Chief Financial Officer. In 2001 he led financing/refinancing of $1 billion to preserve credit ratings and financial stability of the company. While at Avista, Mr. Eliassen was an active participant in development of a number of successful subsidiary company operations including technology related startups Itron, Avista Labs and Avista Advantage. Mr. Eliassen serves on the Board of Directors of Itron Corporation and is the principal of Terrapin Capital Group, LLC. Mr. Eliassen’s corporate accomplishments are complemented by his extensive service to the community in roles including current interim President of the Spokane Area Economic Development Council, director and President of the Spokane Symphony Endowment Fund, director of The Heart Institute of Spokane, Washington State University Research Foundation, Washington Technology Center, Spokane Intercollegiate Research and Technology Institute and past director of numerous other organizations and energy industry associations.

      Peter P. Hausback. Mr. Hausback has served as our Vice President, Chief Financial Officer since April 2003. He served as our Corporate Controller and Principal Accounting Officer since joining us in September 2002. Mr. Hausback served as Vice President and Chief Financial Officer of BriteSmile, Inc. from 2001 to 2002. From 1992 to 2001, he served in various management positions with Il Fornaio (America) Corporation, a restaurant and bakery chain, leaving Il Fornaio (America) Corporation in 2001 as Vice President of Finance and Chief Financial Officer. From 1987 to 1992, Mr. Hausback was with Pricewaterhouse LLP. Mr. Hausback has more than 20 years of financial management experience.

      Jack G. Lucas. Mr. Lucas serves as Vice President, Entertainment and is in charge of overseeing the various departments within our entertainment division. He has been Vice President since August 1998. Mr. Lucas has approximately 26 years of experience in the entertainment industry, and has been employed by us since 1987. Mr. Lucas previously spent 13 years on the management staff of the City of Spokane Entertainment Facilities, which included a 2700-seat performing arts center, 30,000-seat stadium, 8,500-seat coliseum, and convention center.

      Thomas L. McKeirnan. Mr. McKeirnan has served as our Vice President, Assistant General Counsel since July 2003. Mr. McKeirnan was a partner at the Spokane, Washington law firm of Paine Hamblen Coffin Brooke & Miller LLP from January 2002 until July 2003 and an associate attorney at the same firm from 1999 to 2001. Mr. McKeirnan was an associate attorney with the Seattle, Washington law firm of Riddell Williams P.S. from 1995 until 1999. Mr. McKeirnan’s legal practice has focused on corporate, transactional, real estate and securities law, with an emphasis on the hospitality industry. While in private practice, Mr. McKeirnan represented us as outside counsel on various strategic and transactional matters and also represented WestCoast Hotels, Inc. prior to our acquisition of that company.

      David Peterson. Mr. Peterson has been with us for 26 years and has served as Vice President, Real Estate Services since 1988. Mr. Peterson, a licensed Real Estate Broker for G&B Real Estate Services, has a strong real estate and construction background and is responsible for the management and leasing of approximately 2.8 million square feet of office and retail space, and the management of approximately 2,500 residential units. Mr. Peterson is a member of several professional organizations throughout the community including member and past President of the Spokane Chapter of Building Owner’s and Managers Association, member of Building Owners and Managers Association International, member and past director of Downtown Spokane Association and a member of the International Council of Shopping Centers. He previously served as a trustee for the Spokane County Real Estate Research Committee, as a director of Vera Water and Power and as a director of the Business Improvement District of Spokane.

      Peter F. Stanton. Mr. Stanton has been a director of our company since April 1998. Mr. Stanton has served as the Chief Executive Officer of Washington Trust Bank since 1993 and its Chairman since 1997. Mr. Stanton previously served as President of Washington Trust Bank from 1990 to 2000. Mr. Stanton is also Chief Executive Officer, President and a director of W.T.B. Financial Corporation (a bank holding company). In addition to serving on numerous civic boards, Mr. Stanton was President of the Washington Bankers Association from 1995 to 1996 and served as Washington state chairman of the American Bankers Association in 1997 and 1998.

      John M. Taffin. Mr. Taffin has been our Executive Vice President, Hotel Operations since September 2003. He originally joined us in 1995 and held the position of Regional Manager from November 1995 to July 1997 and Vice President Hotel Operations from August 1997 to September 2002. From August 2002 to August 2003 he was managing partner of Yogo Inn of Lewistown, Inc., a Montana based hotel company. Mr. Taffin started his hospitality industry career with Red Lion Hotels in 1982. During the period from 1982 to 1986 he held mid-management positions with Red Lion Hotels in Idaho, Washington and Oregon. In 1986 he was promoted to General Manager and during the following nine years managed Red Lion Hotels in Idaho, Washington, Oregon and California. He has served as the President of the Washington State Hotel and Lodging Association and as a board member of the Spokane Public Facilities District, the Spokane Lodging Tax Advisory Committee and the Washington State Tourism Advisory Committee.

      Ronald R. Taylor. Mr. Taylor has been a director since April 1998. He has been a private investor since 2002. He is currently a director of Watson Pharmaceuticals, Inc. (a pharmaceutical manufacturer), and is Chairman of the Board of two privately held companies. From 1998 to 2002, Mr. Taylor was a general partner of Enterprise Partners, a venture capital firm. From 1996 to 1998, Mr. Taylor worked as an independent business consultant. From 1987 to 1996, Mr. Taylor was Chairman, President and Chief Executive Officer of Pyxis Corporation (a health care service provider), which he founded in 1987. Prior to founding Pyxis, he was an executive with both Allergan Pharmaceuticals and Hybritech, Inc.

Committees of the Board of Directors

      We have established four standing committees of our board of directors, each of which is composed of independent directors (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards). They are an Audit Committee, a Compensation Committee, a Committee of Independent Directors and a Nominating/ Governance Committee. The functions performed by these committees are summarized below:

•	Audit Committee. The Audit Committee is responsible for making recommendations concerning the engagement of our independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

•	Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other executives of our company. This Committee also administers our various incentive compensation and benefit plans and recommends the establishment of policies relating to such plans.

•	Committee of Independent Directors. The Committee of Independent Directors was established to reinforce the role of independent directors in providing guidance to our company. The Committee of Independent Directors plans to meet separately from the other directors in connection with each meeting of the full board of directors and at any other time that it deems it appropriate to meet.

•	Governance/ Nominating Committee. The Governance/ Nominating Committee was established to assist our board of directors in complying with evolving governance standards under the requirements of the NYSE and the Securities and Exchange Commission, or SEC, and to nominate suitable candidates to serve on the board.

Compensation of Directors

      Directors who are employees of our company do not receive any fees for their service on the board of directors. We pay our chairman an annual fee of $50,000 in addition to reimbursing him for office rental expense of approximately $12,000 per year. We pay each of our other non-employee directors an annual fee of $25,000. We also reimburse directors for their out-of-pocket expenses incurred in connection with their service on the board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table discloses certain information with respect to the annual and long-term compensation received from us during each year in the three year period ended December 31, 2002 by our Chief Executive Officer and each of our other executive officers whose total salary and bonus exceeded $100,000 in 2002 (we refer to these individuals as our named executive officers).

					Long Term Compensation
		Annual Compensation
					Restricted	Securities	All Other
		Salary	Bonus	Other Annual	Stock	Underlying	Compensation
Name and Principal Position	Year	($)	($)(1)	Compensation ($)	Awards ($)	Options (#)	($)(2)

Arthur M. Coffey(3)	2002	199,261	21,315	—	— (4)	—	3,850
President, Chief Executive Officer	2001	165,846	70,830	—	—	20,758	3,570
and Director	2000	159,461	19,575	—	—	9,624	3,675
Richard L. Barbieri	2002	159,700	8,300			—	3,750
Executive Vice President	2001	145,115	60,638			12,109	2,177
General Counsel and Director	2000	139,181	31,500	—	—	8,421	2,117
Donald K. Barbieri(3)	2002	209,065	11,000	—	—	—	3,850
Chairman and Former	2001	167,321	71,436	—	—	20,942	3,546
Chief Executive Officer	2000	161,345	24,030	—	—	—	3,570
Sharon Sanchez(3)	2002	156,308	10,080	29,662 (5)	—	—	3,049
Former Executive	2001	—	—	—	—	—	—
Vice President, Hotel Operations	2000	—	—	—	—	—	—

(1)	Awards of bonuses pursuant to our Annual Bonus Plan are made by the Compensation Committee. Bonuses are included in this table for the year in which they were earned.

(2)	Represents matching contributions made by our company for the named executive officers under our company’s 401(k) Savings Plan.

(3)	Donald K. Barbieri served as President and Chief Executive Officer from 1978 until April 2003. Mr. Coffey was appointed President and Chief Executive Officer in April 2003 to succeed Mr. Barbieri. Ms. Sanchez joined us on December 31, 2001 following our acquisition of Red Lion Hotels, Inc. Ms. Sanchez left us in August 2003.

(4)	A prior award of 3,000 restricted shares held by Mr. Coffey vested in 2002. These shares were repurchased by us in 2002 for $21,870. Mr. Coffey had no other restricted shares as of December 31, 2002.

(5)	Includes relocation costs paid by us for Ms. Sanchez of $25,352.

Option Grants in Last Fiscal Year

      We made no option grants to the named executive officers in 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End
	Acquired on	Value
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur M. Coffey	—	—	—	36,434	—	—
Richard L. Barbieri	—	—	—	26,370	—	—
Donald K. Barbieri	—	—	—	22,189	—	—
Sharon Sanchez	—	—	—	15,445	—	—

(1)	Our named executive officers did not exercise any options in 2002.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      We have employment agreements with Arthur M. Coffey and Richard L. Barbieri that provide for 2003 base salaries of $285,000 and $160,000, respectively. Each of these executives is eligible to receive an annual bonus as determined by the Compensation Committee and is entitled to participate in all existing or future benefit plans on the same basis as our other senior officers. All of our other executive officers are employed at will.

      The term of Mr. Coffey’s employment agreement expires on December 31, 2004, subject to earlier termination under certain circumstances, but automatically renews for additional one-year periods, unless terminated by either party upon 120-days’ notice prior to the end of the initial or any renewal period. Mr. Barbieri’s employment agreement expires on December 31, 2003, subject to earlier termination under certain circumstances. Mr. Barbieri will remain a director of our company and will continue until the end of 2004 as a part-time legal advisor to our company. The agreements may be terminated by us for cause (as defined in each agreement) or by the executive (i) within six months after an event constituting good reason (as defined in each agreement) or (ii) within six months after a change of control (as defined in each agreement). If the executive terminates his respective agreement for good reason (or if we terminate the agreement without cause) or, if after the initial term ends, we determine not to renew the agreement, the executive will receive a severance payment equal to two times his total compensation in the prior year, plus a continuation of all benefits for a two-year period, and all of his outstanding options will fully vest. If Mr. Coffey terminates his employment agreement within six months after a change of control, his severance payment will be equal to two times his cash compensation for the prior year. If Mr. Barbieri terminates his employment agreement within six months after a change of control, his severance payment will be equal to three times his cash compensation for the prior year. In addition, we have agreed to reimburse Mr. Barbieri for any federal, state or local excise taxes, and any additional taxes to which he may be subject, on any payments to him as a result of accelerated vesting of his options, up to a maximum reimbursement equal to two times the amount of such excise tax.

Stock Option Plans

      Our 1998 Stock Incentive Plan, which we refer to as the 1998 Plan, authorizes the grant or issuance of various option and other awards. The maximum number of shares which may be awarded under the Plan is 1,400,000 shares, subject to adjustment for stock splits, stock dividends and similar events. Our Compensation Committee administers the 1998 Plan and establishes to whom, the type and the terms and conditions, including the exercise period, the awards are granted.

      Nonqualified stock options may be granted for any term specified by the Compensation Committee and may be granted at less than fair market value, but not less than par value on the date of grant. Incentive stock options may be granted only to employees and must be granted at an exercise price at least equal to fair market value on the date of grant and have a ten year exercise period. The maximum fair market value of shares which may be issued pursuant to incentive stock options granted under the Plan to any individual in any calendar year may not exceed $100,000. Stock Appreciation Rights (“SARs”) may also be granted in connection with stock options or other awards. SARs typically will provide for payments to the holder based upon increases in the price of the common stock over the exercise price of the related option or award, but alternatively may be based upon other criteria such as book value. Other awards such as restricted stock awards, dividend equivalent awards, performance awards or deferred stock awards may also be granted under the 1998 Plan by the Compensation Committee.

      All options granted have been designated as nonqualified options, with an exercise price equal to or in excess of fair market value of our common stock on the date of grant and a term of ten years. For substantially all options granted, 50% of each recipient’s options will vest on the fourth anniversary of the date of grant and the remaining 50% will vest on the fifth anniversary of the date of grant. The vesting schedule will change if, beginning one year after the option grant date, the price of our common stock reaches the following target levels (measured as a percentage increase over the exercise price) for 60 consecutive trading days:

Stock Price	Percent of Option
Increase	Shares Vested

25%	25%
50%	50%
75%	75%
100%	100%

      Stock option transactions are summarized as follows:

	Number of	Weighted-Average	Exercise Price	Expiration
	Shares	Exercise Price	Per Share	Date

Balance, December 31, 2001	1,276,619	$11.57	$6.07-15.00	2008-2011
Options granted	6,500	$7.67	$7.50-7.95	2012
Options forfeited	(173,563)	$10.67	$6.07-15.00
Options cancelled	(571,661)	$15.00	$15.00

Balance, December 31, 2002	537,895	$8.29	$6.07-15.00	2008-2012

      Remaining options available for grant at December 31, 2002 were 862,105. At December 31, 2002 and 2001, options totaling 40,773 and 27,000 respectively are exercisable at a weighted average exercise price of $15.00.

      In June 2003, we granted 60,468 options to purchase our common stock under the 1998 Plan to certain employees at an exercise price of $5.98. The market value of our common stock on the date of grant was $4.41 per share. The options vest 50% in June 2007 and 50% in June 2008, subject to accelerated vesting in the event certain target market prices for our common stock are reached. The options expire in June 2013.

      In July 2002, we offered eligible option holders the opportunity to exchange certain options for new options. The new options offered were issued at fair market value of the stock on or after the first business day that was six months and one day after the date the original options were cancelled in the exchange. On July 31, 2002, 571,661 options were cancelled pursuant to the terms of the offer. In February 2003, we granted 261,251 new non-qualified options. There was no impact on our financial condition and results of operations in 2002 as a result of this transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have periodically entered into agreements with Huckleberry Bay Company (“HBC”) and Inland Northwest Corporation (“INC”) (former subsidiaries that we spun off to our shareholders prior to our initial public offering) to provide them development, accounting and other administrative services in exchange for fees and costs incurred by us in providing such services. The agreements are subject to termination annually by either party. During 2002, we recorded fees and other income from the agreements in the amount of $183,000. The following individuals and trusts hold approximate ownership interests in HBC as follows: Donald K. Barbieri, 38%; DKB/ HHB Unity Trust, 14%; and Richard L. Barbieri, 8%. They also hold the following approximate ownership interests in INC: Donald K. Barbieri, 19%; DKB/ HHB Unity Trust, 7%; and Richard L. Barbieri, 4%. Arthur M. Coffey and Richard L. Barbieri each serve as an officer and director of INC.

      With respect to material transactions (or series of related transactions) between us and related parties, we have implemented a policy requiring any such transaction to be approved by a majority of our independent directors, upon such directors’ determination that the terms of the transaction are no less favorable to us than those that could be obtained from unrelated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our common stock as of October 1, 2003, by (i) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each director, (iii) each named executive officer and (iv) all of our directors and executive officers as a group.

	Shares Beneficially Owned
			Options Included in
	Number of	Percentage of	Number of Shares
Beneficial Owner	Shares Owned(1)	Common Stock(1)	Beneficially Owned

Donald K. Barbieri(2)	3,437,177	26.4%	—
201 W. North River Dr., Ste. 360 Spokane, Washington, 99201
WM Advisors, Inc.(3)	1,660,885	12.8%	—
1201 Third Avenue, 22nd Floor Seattle, Washington, 98101
Dimensional Fund Advisors Inc.(4)	978,800	7.5%	—
1299 Ocean Ave., 11th Floor, Santa Monica, California 90401
DKB and HHB Unity Trust(5)	957,366	7.4%	—
201 W. North River Dr., Ste. 360 Spokane, Washington, 99201
Wellington Management Company, LLP(6)	1,190,200	9.2%	—
75 State Street, Boston, Massachusetts, 02109
Benson Associates, LLC(7)	659,700	5.1%	—
111 SW Fifth Ave., Suite 2130 Portland, Oregon 97204
Richard L. Barbieri	543,130	4.2%	14,303
Arthur M. Coffey	29,560	*	16,904
Sharon Sanchez(8)	1,840	*	—
Peter F. Stanton	15,131	*	10,200
Ronald R. Taylor	30,131	*	10,200
Stephen R. Blank	10,840	*	8,200
Jon E. Eliassen	2,000	*	—
All directors and executive officers as a group (10 persons)	4,010,362	31.2%	59,807

*	Represents less than 1% of Common Stock outstanding.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of shares of Common Stock if such person or group has the right to acquire beneficial ownership of such shares within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes shares of common stock held by the DKB & HHB Unity Trust, an irrevocable trust, of which Donald K. Barbieri and his spouse Heather Barbieri are co-trustees and for which Donald K. Barbieri exercises voting power, and of which they otherwise disclaim beneficial ownership.

(3)	Reported ownership for this entity is based solely on the Schedule 13F filed by this shareholder on July 7, 2003.

(4)	Reported ownership for this entity is based solely on the Schedule 13F filed by this shareholder on August 8, 2003.

(5)	These shares are also included in the number of shares beneficially owned by Donald K. Barbieri. Mr. Barbieri disclaims beneficial ownership of these shares.

(6)	Reported ownership for this entity is based solely on the Schedule 13F filed by this shareholder on August 14, 2003.

(7)	Reported ownership for this entity is based solely on the Schedule 13F filed by this shareholder on July 2, 2003.

(8)	Reported ownership for Ms. Sanchez is based solely on the Form 5 filed on January 15, 2003. Ms. Sanchez is a former executive officer. She left our company in August 2003.

WESTCOAST HOSPITALITY CAPITAL TRUST

      The trust is a statutory trust created under Delaware law pursuant to a declaration of trust and a certificate of trust, as filed with the Secretary of State of the State of Delaware on October 30, 2003. Upon consummation of this offering, we and the trustees of the trust will execute an amended and restated declaration of trust substantially in the form filed with the SEC and attached as an exhibit to the registration statement of which this prospectus is a part. We refer to this amended and restated declaration of trust as the declaration. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

      The trust exists for the exclusive purposes of:

•	issuing the trust preferred securities and the trust common securities, which we refer to together as the trust securities, which represent undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds from issuance of the trust preferred securities and the trust common securities in the debentures; and

•	engaging in only those other activities necessary or incidental thereto.

      Because the trust was established only for the purposes listed above, the debentures will be the trust’s sole assets. Payments on the debentures will be the trust’s sole source of income. The trust has a term of approximately 40 years, but may be terminated earlier as provided in the declaration.

      The holders of the trust preferred securities will own all of the issued and outstanding preferred securities of the trust. We will directly or indirectly acquire common securities of the trust in a total liquidation amount equal to at least 3% of the total capital of the trust and will own all of the issued and outstanding common securities of the trust. The trust common securities rank equal with, and payments will be made thereon on a pro rata basis with, the trust preferred securities, except that if an event of default under the declaration has occurred and is continuing, the rights of the holders of the trust common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of the holders of the trust preferred securities. See “Description of Securities — Material Terms of the Trust Preferred Securities — Subordination of Trust Common Securities” in this prospectus.

      The number of trustees initially will be four. Two of the trustees, referred to as “administrative trustees,” are our officers. Wilmington Trust Company will act as the property trustee and Delaware trustee. We, as the holder of the trust common securities, generally may at any time remove or replace any of the trustees or increase or decrease the number of trustees. However, if an event of default under the declaration has occurred and is continuing, only the holders of a majority in liquidation amount of the trust preferred securities may remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in us as the holder of the trust common securities.

      The property trustee will hold title to the debentures for the benefit of the trust and the holders of the trust securities. So long as the debentures are held by the trust, the property trustee will have the power to exercise all rights, powers and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. Wilmington Trust Company will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities. We will pay all fees, expenses, debts and obligations related to the trust (other than the trust’s obligations to pay distributions on the trust securities) and the offering of the trust preferred securities.

      The role of the Delaware trustee is to maintain a registered office for the trust in Delaware and to accept service of process on behalf of the trust in that state.

      The administrative trustees will issue the trust securities, cause tax returns and tax information returns to be prepared and filed on behalf of the trust and take all other actions that are necessary or desirable in carrying out the activities of the trust, other than actions that under the terms of the declaration are to be taken by the property trustee or the Delaware trustee.

      The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights are set forth in the declaration, the Delaware Statutory Trust Act, the indenture, the trust preferred securities guarantee and the Trust Indenture Act. See “Description of Securities — Material Terms of the Trust Preferred Securities” in this prospectus.

DESCRIPTION OF SECURITIES

      This prospectus contains summaries of the material terms and conditions of the trust preferred securities, the debentures and the trust preferred securities guarantee. However, these summaries are not meant to be a complete description of these securities. For more information, refer to the declaration, the indenture and the trust preferred securities guarantee. Forms of these documents are filed as exhibits to the registration statement of which this prospectus is a part. All terms used in this prospectus that are not defined in this prospectus have the meanings given to them in the declaration, the indenture or the trust preferred securities guarantee, as the case may be.

Material Terms of the Trust Preferred Securities

      General. The declaration authorizes the administrative trustees to issue, on behalf of the trust, the trust preferred securities to be sold to the public and the trust common securities, which will be owned by us. The trust preferred securities and the trust common securities represent undivided beneficial ownership interests in the assets of the trust. The declaration will be qualified as an indenture under the Trust Indenture Act and Wilmington Trust Company will be qualified as indenture trustee for such purposes. The terms of the trust preferred securities will include those stated in the declaration and those made a part of the declaration under the Trust Indenture Act.

      The trust preferred securities rank equal with, and payments are made thereon on a pro rata basis with, the trust common securities, except that if an event of default under the declaration has occurred and is continuing, the rights of the holders of the trust common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of the holders of trust preferred securities. See “— Subordination of Trust Common Securities” in this prospectus. Title to the debentures, which constitute the sole assets of the trust, is held by the property trustee for the benefit of the holders of the trust securities. The declaration does not permit the trust to issue any securities, other than the trust common securities and trust preferred securities described herein, or to incur any indebtedness.

      We have guaranteed the payment of distributions out of moneys held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent described under “— Material Terms of the Trust Preferred Securities Guarantee” in this prospectus. The trust preferred securities guarantee is held by the guarantee trustee for the benefit of the holders of the trust preferred securities. The trust preferred securities guarantee does not cover payment of distributions or payments upon redemption of the trust preferred securities or liquidation of the trust when the trust does not have sufficient available funds to make such distributions or payments. In such event, the remedy of a holder of trust preferred securities is to:

•	vote to direct the property trustee to enforce the property trustee’s rights under the debentures; or

•	if the trust fails to pay distributions as a result of our failure to pay interest, principal or premium due under the debentures, institute a proceeding directly against us for payment to the holder of the principal, interest and premium then due on an amount of debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of the holder. See “— Voting Rights” in this prospectus.

      Distributions. Distributions on the trust preferred securities accrue at an annual rate of        % of the stated liquidation amount of $25 per trust preferred security (equal to $       per year per trust preferred security). Distributions in arrears will accrue interest at a rate per year of        % compounded quarterly. The term “distribution” as used in this prospectus includes any interest payable on unpaid distributions, unless otherwise stated. The amount of distributions payable for any period is computed for any full quarterly distribution period on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly distribution period for which distributions are computed, on the basis of the actual number of days elapsed per 30-day month.

      Distributions on the trust preferred securities are cumulative, accrue from the date of original issuance of the trust preferred securities and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2004, when, as and if available for payment by the property trustee, except as otherwise described below.

      So long as no event of default, and no event that after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture, we have the right under the indenture to defer payments of interest on the debentures for one or more periods selected by us, not exceeding 20 consecutive quarters for any such period, which we refer to as a deferral period. Each deferral period must end on the last day of a calendar quarter, and no deferral period may extend beyond the maturity of the debentures. At any time prior to the end of a deferral period, so long as no event of default, and no event that after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture, we may extend the deferral period, as long as the deferral period as so extended does not exceed 20 consecutive quarters and does not extend beyond the maturity of the debentures. At any time prior to the end of a calendar quarter ending prior to the end of a deferral period, we may shorten the deferral period so that it will not end on the last day of such calendar quarter. Upon the termination of any deferral period and the payment of all amounts then due, we may commence a new deferral period, subject to the above requirements. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. See “— Material Terms of the Debentures — Interest” and “— Material Terms of the Debentures — Option to Defer Interest Payments” in this prospectus.

      During a deferral period, quarterly distributions on the trust preferred securities will be deferred, although the deferred distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) an annual rate of           % compounded quarterly. The accrued distributions and interest thereon will be payable on the last day of the deferral period. If a holder transfers its trust preferred securities prior to the relevant record date for payment of the accrued distributions and interest thereon, the transferee will receive those payments even though the transferring holder may have held the trust preferred securities on the regularly scheduled payment dates for the deferred distributions.

      We are required to give notice to the property trustee each time we select a deferral period or extend or shorten a deferral period in progress, and promptly following receipt of such notice the property trustee will cause notice thereof to be given to each holder of trust preferred securities.

      If we exercise the right to defer payments of interest on the debentures, then we will not, and we will cause each of our subsidiaries not to, take certain actions that we are prohibited from taking during a deferral period. See “— Material Terms of the Debentures — Option to Defer Interest Payments” in this prospectus.

      Distributions on the trust preferred securities will be made only to the extent the trust has funds available for that purpose. The amount of such funds will be limited to payments we make to the trust on the debentures. See “— Material Terms of the Debentures” in this prospectus. We have guaranteed the payment of distributions out of funds held by the trust, as set forth under “— Material Terms of the Trust Preferred Securities Guarantee” in this prospectus.

      Distributions on the trust preferred securities will be payable to holders as they appear on the books and records of the trust on the relevant record dates. As long as the trust preferred securities are represented by a global security, the record dates for the payment of distributions will be one business day before the relevant payment date. If the trust preferred securities are ever issued in certificated form, the record date for the payment of distributions will conform to the rules of any securities exchange on which the trust preferred securities are listed and, if none, will be at least one but not more than 60 days before the relevant payment dates.

      As long as the trust preferred securities are represented by a global security, payments on the trust preferred securities will be made in immediately available funds to DTC, or its nominee (or any successor clearing agency or its nominee), the depositary for the trust preferred securities. If the trust preferred securities are ever issued in certificated form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders thereof on the relevant record date or by wire transfer to any account appropriately designated by any holder entitled to that payment.

      In the event that any date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution payable on such date will be made on the next succeeding day which is a business day (without any distribution or other payment for any such delay), except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date that the distributions were due. A “business day,” for purposes of the declaration, means any day other than a day on which banking institutions in Spokane, Washington or in Wilmington, Delaware, are authorized or required by law to close.

      Redemption. Upon redemption of the debentures, the trust must redeem the outstanding trust securities on a pro rata basis, at the redemption prices described below, including accrued and unpaid distributions thereon to the date fixed for redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed pro rata from each holder of trust securities, with the understanding that, with respect to trust preferred securities registered in the name of and held of record by DTC or its nominee (or any successor clearing agency or its nominee), the distribution of the proceeds of such redemption will be made to each clearing agency participant (or person on whose behalf such nominee holds such trust preferred securities) in accordance with the procedures approved by such agency or nominee. However, holders of trust preferred securities and trust common securities must be given at least 30 but not more than 60 days notice of a redemption. See “— Redemption Procedures” in this prospectus.

      We have the option to redeem the debentures for cash, in whole or in part, at any time on or after January      , 2009. We also may redeem the debentures for cash, in whole but not in part, in certain circumstances upon the occurrence of a “Redemption Tax Event,” which is described below. The redemption price of the debentures in either of these cases will be 100% of the principal amount of the debentures so redeemed, plus any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption. See “— Special Event Distribution or Redemption” in this prospectus.

      We are also required on one occasion to redeem 35% of the aggregate principal amount of the debentures, at a redemption price equal to 105% of the principal amount of the debentures redeemed, plus any accrued and unpaid interest thereon to the date fixed for redemption, if, at any time prior to January      , 2007, we consummate an offering (other than certain excluded offerings) of our common stock that results in gross proceeds to us of at least $50 million. See “— Mandatory Redemption After Equity Offering” in this prospectus.

      The trust securities, which do not have a stated maturity date, to the extent then outstanding must be redeemed upon the repayment of the debentures at their stated maturity (January      , 2044) and upon acceleration or earlier redemption of the debentures.

      Under certain circumstances, a holder of trust securities may elect to exchange its trust securities for an equivalent amount of debentures. See “— Repurchase at Option of Holders Upon a Change of Control” in this prospectus.

      Because of our holding company structure, our ability to redeem the debentures and, therefore, for the trust to redeem the trust preferred securities, is dependent, to a significant degree, on the ability of our subsidiaries to pay us dividends or other distributions in sufficient amounts. See “Risk Factors — Our obligations under the debentures and the trust preferred securities guarantee rank lower than our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries’ creditors” in this prospectus.

      Special Event Distribution or Redemption. If, at any time, a Tax Event or an Investment Company Event, as defined below and which we will refer to as a “Special Event,” has occurred and is continuing, the administrative trustees may, unless the debentures are redeemed upon the occurrence of a Redemption Tax Event, as defined below, dissolve the trust with the result that, after satisfaction of creditors, if any, of the trust, the debentures will be distributed on a pro rata basis, within 90 days following the occurrence and continuation of the Special Event, to the holders of trust preferred securities and to us, as holder of the trust common securities (except in the case of an event of default as a result of our failure to pay any amounts under the debentures when due, see “— Subordination of Trust Common Securities” in this prospectus), in liquidation of the holders’ interests in the trust. These debentures distributed to the holders of the trust preferred securities will have an aggregate principal amount equal to the aggregate stated liquidation amount of, have an interest rate identical to the distribution rate of, and have accrued and unpaid interest equal to accrued and unpaid distributions on, the trust preferred securities outstanding at that time. As a condition of such dissolution and distribution in the case of the occurrence of a Tax Event, the administrative trustees must receive an opinion of independent tax counsel experienced in such matters, which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the trust preferred securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of such dissolution and distribution of debentures (the “No Recognition Opinion”). However, if the trust has the opportunity to eliminate the Special Event within the 90-day period by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in our reasonable judgment has and will cause no adverse effect on the trust, us or the holders of the trust securities and will involve no material cost, the trust will pursue such measure in lieu of dissolution.

      Furthermore, in the case of an occurrence of a Tax Event where

•	the administrative trustees have received an opinion of independent tax counsel experienced in such matters that, as a result of the Tax Event, there is more than an insubstantial risk that we would be precluded from deducting the interest on the Debentures for U.S. federal income tax purposes even if the debentures were distributed to the holders of the Trust Securities in liquidation of such holders’ interest in the Trust, or

•	the administrative trustees have been informed by such tax counsel that they are unable to deliver the No Recognition Opinion to the trust (each such case, a “Redemption Tax Event”),

we will have the right, upon at least 30 but not more than 60 days’ notice, to cause the redemption of the debentures in whole, but not in part, for cash within 90 days following the occurrence of such Redemption Tax Event at a redemption price equal to 100% of the principal amount of the debentures so redeemed, plus any accrued and unpaid interest thereon to the date fixed for redemption. Promptly following such redemption, the trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures so redeemed will be redeemed by the trust, on a pro rata basis, at a redemption price corresponding to the redemption price for which the debentures were redeemed, including accrued and unpaid interest thereon to, but excluding, the date fixed for redemption. However, if at the time there is available to us or the trust the opportunity to eliminate the Redemption Tax Event within the 90-day period by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in our reasonable judgment has and will cause no adverse effect on the trust, us or the holders of the trust securities, and will involve no material cost, we or the trust will pursue such measure in lieu of redemption.

      “Tax Event” means that the administrative trustees have received an opinion of independent tax counsel experienced in such matters to the effect that, as a result of

•	any amendment to, or change (including any announced prospective change) in, the laws (or any regulations or administrative rulings thereunder) of the United States or any political subdivision or taxing authority thereof or therein,

•	any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination),

•	any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position, or

•	any action taken by any governmental agency or regulatory authority,

which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of original issuance of the debentures, there is more than an insubstantial risk that

•	the trust is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to interest accrued or received on the debentures,

•	the trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges, or

•	interest payable by us to the trust on the debentures is not, or within 90 days of the date thereof will not be, deductible by us for U.S. federal income tax purposes.

      Notwithstanding anything in the previous sentence to the contrary, a Tax Event will not include any event described above that requires us for U.S. federal income tax purposes to defer taking a deduction for any original issue discount, or “OID,” that accrues with respect to the debentures until the interest payment related to such OID is paid by us in money.

      “Investment Company Event” means that the administrative trustees have received an opinion of independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the “Investment Company Act”), that, as a result of

•	any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision thereof or therein,

•	any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination),

•	any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or

•	any action taken by any governmental agency or regulatory authority,

which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case, on or after the date of this prospectus, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

      On the date fixed for any distribution of debentures following occurrence of a Special Event, upon dissolution of the trust:

•	the trust securities will no longer be deemed to be outstanding;

•	DTC or its nominee (or any successor clearing agency or its nominee), as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution; and

•	any certificates representing the trust securities, except for certificates representing trust preferred securities held by DTC or its nominee (or any successor clearing agency or its nominee), will be deemed to represent beneficial interests in the debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such trust securities until such certificates are presented to us or our agent for transfer or reissuance.

      Mandatory Redemption After Equity Offering. If, at any time prior to January      , 2007, we consummate an offering of our common stock (other than common stock issuable upon conversion of any equity or debt securities issued by us or any of our subsidiaries) that results in gross proceeds to us of at least $50 million, then we are required to redeem, within 60 days following the consummation of the first such offering, 35% of the aggregate principal amount of the debentures outstanding at a redemption price equal to 105% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. Upon redemption of the debentures, the trust must redeem on a pro rata basis trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed, at a redemption price corresponding to the redemption price for which the debentures were redeemed, plus accrued and unpaid distributions thereon to, but excluding, the date fixed for redemption.

      Redemption Procedures. Except for a mandatory redemption after a common stock offering by us, as described in this prospectus, the trust may not redeem fewer than all of the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all quarterly distribution periods terminating on or prior to the date of redemption.

      If the debentures are distributed to holders of the trust securities pursuant to the terms of the indenture, we will use our best efforts to have the debentures listed on the NYSE or on such other securities exchange or automated quotation system as the trust preferred securities were listed or traded immediately prior to the distribution of the debentures.

      If the trust gives a notice of redemption in respect of trust preferred securities, which notice will be irrevocable, and if we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the debentures, then:

•	while the trust preferred securities are in book-entry only form, by 12:00 noon, New York City time, on the redemption date, the property trustee will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption of the trust preferred securities and will give DTC irrevocable instructions and authority to pay such amount to the holders of the trust preferred securities; and

•	with respect to trust preferred securities issued in certificated form and trust common securities, the property trustee will pay the amount payable on redemption of those trust securities to holders of those trust securities upon surrender of their certificates.

      If notice of redemption has been given and funds are deposited as required, then upon the date of such deposit, all rights of holders of the trust securities called for redemption will cease, except the right of the holders of such trust securities to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of trust securities is not a business day, then payment of the amount payable on such date will be made on the next succeeding day which is a business day without any interest or other payment in respect of any such delay, except that if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date fixed for redemption. In the event that payment of the redemption price for trust securities is improperly withheld or refused and not paid either by the trust or us pursuant to the trust preferred securities guarantee, distributions on such trust securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the amount payable upon redemption (other than for calculating any premium).

      Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender in the open market or by private agreement.

      Repurchase at Option of Holders Upon a Change of Control. If a change of control (as defined below) occurs, each holder of trust preferred securities will have the right, which we will call the repurchase right, to exchange any or all of that holder’s trust preferred securities for debentures having a principal amount equal to the liquidation amount of such trust preferred securities and to simultaneously require us to repurchase such debentures on the repurchase date at a repurchase price in cash equal to 100% of the principal amount of the debentures that are exchanged for such holder’s trust preferred securities, plus accrued and unpaid interest on such debentures to, but excluding, the repurchase date.

      Except as described in this prospectus with respect to a change of control, none of the trust preferred securities, the debentures or the agreements governing them will contain provisions that permit holders of trust preferred securities to require that we redeem the trust preferred securities or repurchase the debentures in the event of, or otherwise prohibit us from undertaking, a merger, takeover, recapitalization or similar business combination or restructuring transaction. See “— Material Terms of the Indentures — Consolidation, Merger and Sale of Assets” in this prospectus. In addition, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect our capital structure or the value of our common stock or the trust securities, but that would not constitute a change of control.

      Within 30 days after the occurrence of a change of control, we must give to each holder of trust preferred securities and to the property trustee notice of the transaction that constitutes the change of control, the resulting repurchase right and the procedures by which the repurchase right may be exercised. To exercise the repurchase right, a holder of trust preferred securities must deliver, within a 30-day period specified in the notice, irrevocable written notice to us, the trust, the property trustee and any exchange agent for such repurchase of the holder’s exercise of its repurchase right. At least three business days prior to the date on which the debentures will be repurchased (which repurchase date will not be more than 60 days after the date of the change of control notice), the property trustee will effect the exchange of any trust preferred securities as to which such repurchase right is exercised for debentures having a principal amount equal to the liquidation amount of such trust preferred securities.

      We will comply with the requirements of the Securities Exchange Act of 1934 and the regulations thereunder and any other applicable securities laws and regulations in connection with the exchange of the trust preferred securities or the repurchase of the debentures as a result of a change of control.

      Our ability to repurchase debentures upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. If this were the case, any repurchase of the debentures would, absent a waiver, be prohibited under the indentures until the senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of trust preferred securities seeking to exercise their repurchase right. Any failure by us to repurchase the debentures when required following a change of control would result in an event of default under the indenture and the declaration. Any such default may, in turn, cause a default under the terms of our senior debt.

      A “change of control” means the occurrence of any of the following events:

•	Any person is or becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of WestCoast, except that a change of control will not be deemed to occur if such person satisfies either of the following two requirements:

•	such person has outstanding debt securities on the date of such event that had a maturity at original issuance of at least one year and that are rated investment grade by Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. or another rating agency of national standing; or

•	the value of the total common equity of such person on the first trading day after the date of such event is at least $10 billion.

•	WestCoast consolidates with or merges with or into another person or, directly or indirectly, conveys, transfers or leases all or substantially all of its properties and assets on a consolidated basis to any person, or any person consolidates with, or merges with or into, WestCoast, in any such event pursuant to a transaction in which the outstanding voting stock of WestCoast is converted into or exchanged for cash, securities or other property, except that a change of control will not be deemed to occur as a result of a transaction where

•	the surviving or transferee person in the transaction (or any of its affiliates) satisfies one of the two requirements described above relating to investment grade debt securities or the value of its total common equity; or

•	the outstanding voting stock of WestCoast is converted into or exchanged for voting stock (other than stock that is redeemable prior to the maturity date of the debentures) of the surviving or transferee person, and immediately after such transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock or common stock of the surviving or transferee person.

•	During any consecutive two-year period, individuals who at the beginning of that period constituted the board of directors of WestCoast, together with any directors who are members of the board of directors on the date of original issuance of the debentures and any new directors whose election by that board of directors or whose nomination for election by WestCoast’s shareholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office.

      For purposes of determining whether a change of control has occurred, the term “investment grade” means a rating of at least BBB-, in the case of Standard & Poor’s Ratings Services, or Baa3, in the case of Moody’s Investors Service, Inc. (or if Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. changes its rating system, a comparable rating in such successor system), or a comparable rating of another rating agency of national standing.

      For purposes of determining whether a change of control has occurred, the “total common equity” of a person is the product of

•	the aggregate number of outstanding shares of common stock of the person (excluding any common stock issuable upon exercise of outstanding options or warrants or upon conversion of outstanding convertible securities); and

•	the value of such common stock per share, which, if the common stock is publicly traded, will be the average of the closing prices of the common stock over the 20 consecutive trading days immediately preceding the date of the transaction or, if the common stock is not publicly traded, the value of the common stock as determined by the board of directors of WestCoast in good faith.

      Subordination of Trust Common Securities. Payment of distributions on, and the amount payable upon redemption of, the trust preferred securities and trust common securities, as applicable, will generally be made pro rata based on the liquidation amount of the trust preferred securities and trust common securities. However, if on any distribution or redemption date an event of default under the indenture has occurred and is continuing, no payment may be made on the trust common securities unless all unpaid amounts on the trust preferred securities have been provided for or paid in full.

      In the case of any event of default under the declaration, the holder of trust common securities will be deemed to have waived any such event of default until all such events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any such event of default with respect to the trust preferred securities has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not the holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

      Liquidation Distribution upon Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the trust (each a “Liquidation”), the holders of the trust securities at that time will be entitled to receive pro rata out of the assets of the trust, after satisfaction of liabilities to creditors, a liquidation distribution in an amount equal to the aggregate of the stated liquidation amount of $25 per trust security, plus any accrued and unpaid distributions thereon to, but excluding, the date of payment, unless, in connection with a Liquidation related to a Special Event, the trust distributes debentures on a pro rata basis to the holders of trust securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the trust securities.

      If, upon any Liquidation, other than a Liquidation related to a Special Event as described in the preceding paragraph, the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a pro rata basis. The holders of the trust common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the trust preferred securities, except that if an event of default under the declaration has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities with regard to such distributions.

      Pursuant to the declaration, the trust will dissolve:

•	on December 31, 2044, the expiration of the term of the trust;

•	upon the bankruptcy of WestCoast;

•	upon the filing of a certificate of dissolution or its equivalent with respect to WestCoast, or the revocation of its charter and the expiration of 90 days after the date of revocation without a reinstatement thereof;

•	upon the filing of a certificate of cancellation with respect to the trust after having obtained the consent of at least a majority in liquidation amount of the trust securities, voting together as a single class, to file such certificate of cancellation;

•	upon the entry of a decree of a judicial dissolution of WestCoast or the trust;

•	upon the distribution of all the debentures to the holders of trust securities in exchange for all the trust securities in connection with the occurrence of a Special Event; or

•	when all of the trust securities have been redeemed.

      Subject to the terms of the trust securities, following the dissolution of the trust, the trustees will liquidate the trust and file a certificate of cancellation for its termination.

      Merger, Consolidation, Amalgamation or Replacement of the Trust. The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. The trust may, with the consent of a majority of the administrative trustees and without the consent of the holders of the trust securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that:

•	if the trust is not the survivor, the successor entity either expressly assumes all of the obligations of the trust under the trust securities or substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (the “Successor Securities”), so long as the Successor Securities rank the same as the trust preferred securities rank with respect to distributions, assets and payments upon liquidation, redemption or otherwise;

•	we expressly acknowledge a trustee of the successor entity possessing the same powers and duties as the property trustee as holder of the debentures;

•	the trust preferred securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any securities exchange or automated quotation system on which the trust preferred securities are then listed or quoted;

•	the merger, consolidation, amalgamation or replacement does not cause the trust preferred securities, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any Successor Securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust;

•	we guarantee the obligations of the successor entity under the Successor Securities at least to the extent as provided by the trust preferred securities guarantee; and

•	prior to such merger, consolidation, amalgamation or replacement, we have received an opinion of independent counsel to the trust, reasonably acceptable to the property trustee experienced in such matters to the effect that:

•	the merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any Successor Securities, in any material respect;

•	following the merger, consolidation, amalgamation or replacement, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	following the merger, consolidation, amalgamation or replacement, the trust, or the successor entity, will be treated as a grantor trust for U.S. federal income tax purposes.

      Events of Default. An event of default under the indenture constitutes an event of default under the declaration with respect to the trust securities. However, pursuant to the declaration, the holder of the trust common securities will be deemed to have waived any event of default under the declaration with respect to the trust common securities until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration and, therefore, the indenture.

      If the property trustee fails to enforce its rights under the debentures after a holder of trust preferred securities has made a written request that it do so, such holder of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the debentures without first instituting any legal proceeding against the property trustee or any other person. In addition, if an event of default under the declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of trust preferred securities may, to the extent permitted by law, institute a direct action to compel payment to such holder of the principal of or interest on debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the debentures. In connection with any direct action, we will be subrogated to the rights of such holder of trust preferred securities under the declaration to the extent of any payment made by us to such holder of trust preferred securities in the direct action. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.

      Upon the occurrence of certain events of default under the declaration relating to our bankruptcy, insolvency or reorganization, the indenture provides that the principal of and interest on the debentures will automatically become immediately due and payable. See “— Material Terms of the Debentures — Indenture Events of Default” in this prospectus. Upon the occurrence of any other event of default under the declaration, the property trustee, as the sole holder of the debentures, or the holders of at least a majority in principal amount of outstanding debentures, will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officer’s certificate as to our compliance with all conditions and covenants under the declaration.

      Voting Rights. Except as described in this prospectus, as required by the Delaware Statutory Trust Act, as described below under “— Material Terms of the Trust Preferred Securities Guarantee — Amendments and Assignment,” and as otherwise required by law and the declaration, the holders of the trust preferred securities have no voting rights.

      Subject to the requirement of the property trustee to obtain a tax opinion in certain circumstances as set forth in this prospectus, the holders of a majority in liquidation amount of the trust preferred securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee, as holder of the debentures, to:

•	exercise the remedies available to it under the indenture as a holder of the debentures;

•	waive any past event of default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal amount of all the debentures is due and payable; or

•	consent to any amendment, modification or termination of the indenture or the debentures where such consent is required.

      However, where a consent or action under the indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of debentures affected thereby, the property trustee may only give such consent or take such action upon the direction of the holders of at least the same percentage of the aggregate liquidation amount of the trust preferred securities as the percentage required under the indenture.

      The property trustee will notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the debentures. The notice will state that the indenture event of default also constitutes a declaration event of default. Other than with respect to directions as to the time, method and place of conducting any proceeding for any remedy available to the property trustee as set forth above, the property trustee is under no obligation to take any action in accordance with the directions of the holders of the trust preferred securities unless the property trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the debentures.

      In the event the consent of the property trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture, the property trustee will request the direction of the holders of the trust securities with respect to such amendment, modification or termination and will vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the trust preferred securities and trust common securities voting together as a single class. However, where a consent under the indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the debentures, the property trustee may only give such consent at the direction of the holders of at least the same percentage in total liquidation amount of the trust securities as the percentage specified in the indenture. The property trustee will not take any such action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained an opinion of tax counsel to the effect that for the purposes of U.S. federal income tax the trust will not fail to be classified as a grantor trust.

      A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

      Any required approval or direction of holders of the trust preferred securities may be given at a separate meeting of holders of the trust preferred securities convened for such purpose, at a meeting of all of the holders of the trust securities or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of trust preferred securities. Each such notice will include a statement setting forth the following information:

•	the date of the meeting or the date by which the action is to be taken;

•	a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of the matter upon which written consent is sought; and

•	instructions for the delivery of proxies or consents.

      No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute debentures in accordance with the declaration.

      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us or any of our affiliates will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

      Holders of the trust preferred securities have no rights to appoint or remove the administrative trustees, who may be appointed, removed or replaced solely by us as the holder of all of the trust common securities.

      Modification of the Declaration. The declaration may be modified and amended if approved by the administrative trustees and, in certain circumstances, the property trustee, the Delaware trustee and us. If any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

•	any action that would adversely affect in any material respect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise; or

•	the dissolution, winding-up or termination of the trust other than pursuant to the terms of the declaration;

then the holders of the trust securities voting together as a single class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of at least a majority in liquidation amount of the trust securities affected thereby. Furthermore, if any amendment or proposal referred to in the first bullet point above would adversely affect only the trust preferred securities or only the trust common securities, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of a majority in liquidation amount of the trust preferred securities or trust common securities, as applicable.

      Notwithstanding the foregoing, no amendment or modification may be made to the declaration if such amendment or modification would:

•	cause the trust to be classified for purposes of U.S. federal income taxation as other than a grantor trust; or

•	cause the trust to be deemed an “investment company” required to be registered under the Investment Company Act.

      Book-Entry-Only Issuance — DTC. The Depository Trust Company, which we refer to as DTC, will act as securities depositary for the trust preferred securities. The trust preferred securities will be issued in fully-registered form in the name of Cede & Co. (DTC’s nominee). The trust will issue one or more fully-registered security certificates as global securities for each of the trust preferred securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of the Depository Trust Clearing Corporation (“DTCC”). DTCC is in turn owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules and regulations that apply to DTC and its participants are on file with the SEC.

      If you intend to purchase any of the trust preferred securities in the manner provided by this prospectus you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a beneficial owner, is in turn to be received on the participant’s records. A beneficial owner will not receive written confirmation from DTC of its purchases, but a beneficial owner is expected to receive written confirmations providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the trust preferred securities except in the event that use of the book-entry system for the trust preferred securities is discontinued.

      To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the trust preferred securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      The property trustee, on behalf of the trust, will make any payments on the trust preferred securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records upon receipt of funds. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

      We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

      DTC may discontinue providing its service as securities depositary with respect to the trust preferred securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, we will print and deliver to you certificates for the various trust preferred securities you may own.

      Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary), we will print and deliver to you certificates for the various trust preferred securities you may own.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

      Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant;

•	any ownership interest in the trust preferred securities; or

•	any payments to, or the providing of notice to, participants or beneficial owners.

      Registrar, Transfer Agent and Paying Agent. If the trust preferred securities do not remain in book-entry only form, the following provisions will apply:

•	the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time;

•	registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment, with the giving of such indemnity as we or the trust may require, in respect of any tax or other government charges that may be imposed in relation to such transfer; and

•	the trust will not be required to register or cause to be registered the transfer of trust preferred securities after those trust preferred securities have been called for redemption.

      Information Concerning the Property Trustee. Wilmington Trust Company will act as the property trustee. We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with the property trustee in the ordinary course of our businesses. The property trustee has undertaken, prior to the occurrence of a default with respect to the trust preferred securities or the trust common securities, to perform only such duties as are specifically set forth in the declaration and, after default, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of trust preferred securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of trust preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the property trustee to take any action following a declaration event of default. The property trustee also serves as trustee under the trust preferred securities guarantee and the indenture.

      Governing Law. The declaration and the trust preferred securities are governed by, and construed in accordance with, the internal laws of the State of Delaware.

      Miscellaneous. The administrative trustees, who are our officers, are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act, or characterized as other than a grantor trust for U.S. federal income tax purposes, and so that the debentures are treated as indebtedness of us for U.S. federal income tax purposes. In this regard, the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the declaration that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, subject to the requirement that holders of a majority in liquidation amount of the trust preferred securities must approve such action if it would adversely affect in any material respect the interests of the holders of the trust preferred securities.

      Holders of the trust preferred securities have no preemptive or similar rights.

Material Terms of the Trust Preferred Securities Guarantee

      General. Wilmington Trust Company, as guarantee trustee, will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities. Pursuant to and to the extent set forth in the trust preferred securities guarantee, we will irrevocably, fully and unconditionally agree to pay in full to the holders of the trust preferred securities, except to the extent paid by the trust, as and when due, regardless of any defense, right of setoff or counterclaim which the trust may have or assert, the following payments, without duplication:

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the trust has funds available therefor;

•	the redemption price, including all accrued and unpaid distributions to, but excluding, the date of redemption, with respect to any trust preferred securities called for redemption by the trust, to the extent the trust has funds available therefor; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of debentures to the holders of trust preferred securities or the redemption of all the trust preferred securities, the lesser of

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available therefor; and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities upon the liquidation of the trust.

      The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust preferred securities guarantee. Any holder of trust preferred securities may institute a legal proceeding against us to enforce the guarantee trustee’s rights and our obligations under the trust preferred securities guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person. If we were to default on our obligation to pay amounts payable on the debentures, the trust would lack available funds for the payment of distributions or amounts payable on redemption of the trust preferred securities or otherwise, and in such event holders of the trust preferred securities would not be able to rely upon the trust preferred securities guarantee for payment of such amounts. Instead, a holder of the trust preferred securities would be required to rely on the enforcement:

•	by the property trustee of its rights, as registered holder of the debentures, against us pursuant to the terms of the debentures; or

•	by such holder of trust preferred securities of its right against us to enforce payments on the debentures; See “— Material Terms of the Trust Preferred Securities — Events of Default” in this prospectus.

      The declaration provides that each holder of trust preferred securities, by acceptance of the trust preferred securities, agrees to the provisions of the trust preferred securities guarantee and the indenture.

      The trust preferred securities guarantee is a guarantee with respect to the trust preferred securities from the time of issuance of such trust preferred securities but does not apply to any payment of distributions or the redemption price upon redemption of the trust preferred securities, or to such payments upon the dissolution, winding-up or termination of the trust, except to the extent the trust has funds available therefor. If we do not make interest payments on the debentures, the trust will not pay distributions on the trust preferred securities and will not have funds available for paying distributions. See “— Material Terms of the Trust Preferred Securities — Distributions” in this prospectus. The trust preferred securities guarantee, when taken together with our obligations under the debentures, the indenture (which provides that we may defer payments of interest on the debentures) and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust securities), effectively provides a full and unconditional guarantee by us of payments due on the trust preferred securities issued by the trust, subject to our right to defer payments of interest on the debentures.

      We also separately have agreed to irrevocably and unconditionally guarantee the obligations of the trust with respect to the trust common securities to the same extent as the guarantee with respect to the trust preferred securities, except that upon the occurrence and during the continuation of an event of default under the indenture, holders of trust preferred securities will have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

      Material Covenants. In the trust preferred securities guarantee, we have covenanted that, so long as any trust preferred securities remain outstanding, if:

•	we have exercised our option to defer interest payments on the debentures and the deferral period is continuing;

•	we are in default with respect to our payment or other obligations under the trust preferred securities guarantee;

•	an indenture event of default has occurred and is continuing; or

•	any event has occurred and is continuing that, with the giving of notice or the lapse of time or both, would constitute an indenture event of default;

then we will not, and we will cause each of our subsidiaries not to, take any of the actions that we are prohibited from taking during a deferral period where payments of interest are not being made on the debentures. See “— Material Terms of the Debentures — Option to Defer Interest Payments” in this prospectus.

      Amendments and Assignment. Except with respect to any changes that do not materially adversely affect the rights of holders of trust preferred securities, in which case no consent of holders of trust preferred securities will be required, the trust preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding trust preferred securities. The manner of obtaining any such approval of holders of the trust preferred securities is as set forth under “— Material Terms of the Trust Preferred Securities — Voting Rights” in this prospectus. All guarantees and agreements contained in the trust preferred securities guarantee bind our successors, assigns, receivers, trustees and representatives and inure to the benefit of the holders of the trust preferred securities then outstanding. Except in connection with any merger or consolidation of our company with or into another entity or any sale, transfer or lease of our assets to another entity as described under “— Material Terms of the Debentures — Consolidation, Merger and Sale of Assets” in this prospectus, we may not assign our rights or delegate our obligations under the trust preferred securities guarantee without the prior approval of the holders of at least a majority in liquidation amount of the outstanding trust preferred securities.

      Termination of the Trust Preferred Securities Guarantee. The trust preferred securities guarantee will terminate as to each holder of trust preferred securities upon:

•	full payment of the applicable redemption price with respect to all trust preferred securities;

•	distribution of the debentures held by the trust to the holders of the trust preferred securities; or

•	liquidation of the trust;

and will terminate completely upon full payment of the amounts payable in accordance with the declaration. The trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sum paid under the trust preferred securities or the trust preferred securities guarantee.

      Status of the Trust Preferred Securities Guarantee. The trust preferred securities guarantee constitutes an unsecured obligation of our company and ranks:

•	senior to our common stock; and

•	subordinate and junior in right of payment to all our other liabilities except any liabilities that may be equal with the trust preferred securities guarantee by their terms.

      Our subsidiaries do not guarantee the payment of principal and interest on the debentures and, accordingly, claims of holders of the trust preferred securities effectively are subordinate to the claims of creditors of our subsidiaries. In addition, the debentures are subordinate to and junior in right of payment to our senior debt. See “— Material Terms of the Debentures” in this prospectus for more information on the ranking of the trust preferred securities guarantee relative to our senior debt.

      The trust preferred securities guarantee constitutes a guarantee of payment and not of collection; that is, the guaranteed party may directly institute a legal proceeding against us to enforce its rights under the trust preferred securities guarantee without instituting a legal proceeding against any other person.

      Information Concerning the Guarantee Trustee. The guarantee trustee has undertaken, prior to the occurrence of a default with respect to the trust preferred securities guarantee, to perform only such duties as are specifically set forth in the trust preferred securities guarantee and, after default with respect to the trust preferred securities guarantee, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising such powers.

      Governing Law. The trust preferred securities guarantee is governed by, and construed in accordance with, the laws of the State of Delaware.

Material Terms of the Debentures

      The trust will invest the proceeds from the issuance and sale of the trust securities in the debentures. Under certain circumstances involving the dissolution of the trust following the occurrence of a Special Event, debentures may be distributed to the holders of the trust securities in liquidation of the trust. See “— Material Terms of the Trust Preferred Securities — Special Event Distribution or Redemption” in this prospectus.

      General. Wilmington Trust Company will act as indenture trustee under the indenture governing the terms of the debentures. The indenture will be qualified as an indenture under the Trust Indenture Act.

      The debentures will be limited in aggregate principal amount to $41,237,150, of which $40,000,000 will represent the investment of the proceeds from the sale of the trust preferred securities and $1,237,150 will represent the investment of the proceeds from the sale of the trust common securities. If the underwriters exercise in full their option to purchase additional trust preferred securities to cover over-allotments, the debentures will be limited in aggregate principal amount to $47,422,700, of which $46,000,000 will represent the investment of the proceeds from the sale of the trust preferred securities and $1,422,700 will represent the investment of the proceeds from the sale of the trust common securities. The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on January      , 2044.

      Following the occurrence of a Special Event, if the debentures are distributed to holders of trust preferred securities in certificated form in liquidation of such holders’ interest in the trust, they will be issued in denominations of $25 and integral multiples thereof. We anticipate, however, that the debentures will be distributed in the form of one or more global securities and that DTC, or any successor depositary for the trust preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the trust preferred securities.

      For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see “— Material Terms of the Trust Preferred Securities — Book-Entry-Only Issuance — DTC” in this prospectus.

      In the event debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in Wilmington, Delaware. However, payment of interest on certificated debentures may be made at our option by check mailed to the address of the persons entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to that payment.

      There are no covenants or provisions in the indenture that afford holders of debentures protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect such holders.

      Interest. Each debenture bears interest at the rate of        % per year which accrues from the date of original issuance of the debenture and is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2004, to the person in whose name such debenture is registered on the relevant record date, except to the extent that we defer payments of interest. See “— Option to Defer Interest Payments” in this prospectus. If the debentures are held by the property trustee or are in the form of a global debenture, the record date will be the close of business on the business day next preceding the interest payment date. Otherwise, the record date will be the close of business on the 15th day next preceding the interest payment date (or if such day is not a business day, on the day next preceding that 15th day that is a business day).

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date on which interest was payable that was not a business day.

      Option to Defer Interest Payments. So long as no event of default, and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture, we have the right at any time during the term of the debentures to defer payments of interest on the debentures for one or more periods selected by us, not exceeding 20 consecutive quarters for any such period. Each deferral period must end on the last day of a calendar quarter, and no deferral period may extend beyond the maturity of the debentures. During a deferral period no interest will be due and payable on the debentures.

      So long as no event of default, and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture, at any time prior to the end of a deferral period, we may extend the deferral period, as long as the deferral period as so extended does not exceed 20 consecutive quarters and does not extend beyond the maturity of the debentures. At any time prior to the end of a calendar quarter ending prior to the end of a deferral period, we may shorten the deferral period so that it will end on the last day of such calendar quarter. On the last day of each deferral period, we will pay all interest then accrued and unpaid on the debentures together with interest thereon compounded quarterly at the rate of           % to the extent permitted by applicable law (“Compounded Interest”). Upon the termination of any deferral period and the payment of all amounts then due, we may commence a new deferral period, subject to the above requirements. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. We have no current intention of exercising our right to defer payments of interest on the debentures.

      If we exercise the right to defer payments of interest on the debentures, then during any deferral period we will not, and we will cause each of our subsidiaries not to,

•	declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of our or any of our subsidiary’s capital stock or other equity securities, other than

•	any purchase or acquisition of common stock or common equity securities (or their equivalents) in connection with the satisfaction by us or our subsidiary of obligations under any employee benefit plan or the satisfaction by us or our subsidiary of obligations pursuant to any contract or security requiring us or the subsidiary to purchase common stock or common equity securities (or their equivalents);

•	any purchase of common stock or common equity securities (or their equivalents) from an officer or employee (or a person performing similar functions) of us or any subsidiary upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring us or the subsidiary to purchase such common stock or common equity securities (or their equivalents);

•	as a result of a reclassification of our capital stock or other equity securities or those of any of our subsidiaries, or the exchange or conversion of one class or series of such capital stock or other equity securities for another class or series of capital stock or other equity securities of us or any subsidiary;

•	any dividend or distribution of common stock on common stock or other common equity securities on such other common equity securities;

•	any purchase of fractional interests in capital stock or other equity securities of us or any subsidiary pursuant to the conversion or exchange provisions of such capital stock or other equity security being converted or exchanged;

•	any declaration or payment of a dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights distributed pursuant to a shareholder rights plan;

•	any dividend or distribution by one of our subsidiaries to us or to another of our subsidiaries;

•	any distribution by WHLP to any person that is a partner in WHLP for federal income tax purposes so long as (i) at the time of the distribution, we have at least an 80% interest in the capital, income, gain, loss and deductions of WHLP, and (ii) the distribution is required by the amended and restated partnership agreement of WHLP, as in effect on the date of original issuance of the debentures; and

•	any distribution by any of our other subsidiaries that is not wholly owned by us, so long as none of the holders of equity interests in such subsidiaries have any right to convert such equity securities into, or exchange such equity securities for, our common stock;

•	make any payment of principal of, or premium, if any, or interest on, or repay, repurchase or redeem, any of our debt securities that rank equal with or junior to the debentures; or

•	make any guarantee payments with respect to any guarantee (other than the trust preferred securities guarantee) by us of any debt securities of any subsidiary, if such guarantee ranks equal with or junior to the debentures.

      If the property trustee is the sole holder of the debentures at the time we select a deferral period, we will give the administrative trustees, the property trustee and the indenture trustee written notice of our selection, extension or shortening of a deferral period at least one business day prior to the earliest of

•	the date the next distribution on the trust preferred securities would otherwise be payable;

•	the date the trust is required to give notice of such distribution or the record date therefor to any securities exchange or automated quotation system on which the trust preferred securities may be listed or traded; and

•	two business days prior to such record date.

      If the property trustee is not the sole holder of the debentures, we will give the holders of the debentures notice of our selection, extension or shortening of a deferral period at least ten business days prior to the earliest of:

•	the next interest payment date;

•	the date we are required to give notice of such interest payment date or record date therefor to any securities exchange or automated quotation system on which the debentures may be listed or traded; and

•	two business days prior to such record date.

      Additional Interest. If at any time while the property trustee is the holder of any debentures, the trust or the property trustee would be required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority, then, in any such case, we will pay as additional interest (“Additional Interest”) on the debentures held by the property trustee such amounts as required so that the net amounts received and retained by the trust and the property trustee after paying any such taxes, duties, assessments or governmental charges will be at least the amounts the trust and the property trustee would have received had no such taxes, duties, assessments or governmental charges been imposed.

      Redemption. We have the right to redeem the debentures, in whole or in part, at any time on or after January      , 2009. We also may redeem the debentures for cash, in whole, but not in part, in certain circumstances upon the occurrence of a Redemption Tax Event. The redemption price of the debentures in either of these cases will be 100% of the principal amount of the debentures so redeemed, plus any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

      If we consummate an offering (other than certain excluded offerings) of our common stock that results in gross proceeds to us of at least $50 million, we will also be required to redeem 35% of the aggregate principal amount of the debentures outstanding from the proceeds of the first such offering. We must redeem the debentures within 60 days after the closing of the common stock offering. The redemption price will be 105% of the principal amount of the debentures redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Upon redemption of the debentures, the trust will use the cash it receives on the redemption of the debentures to redeem trust preferred securities and trust common securities, on a pro rata basis, having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed.

      In the event of any partial redemption of the debentures, the debentures to be redeemed will be selected by the indenture trustee on a pro rata basis from the outstanding debentures. For additional information regarding redemption of the debentures, see “— Material Terms of the Trust Preferred Securities — Redemption,” “— Material Terms of the Trust Preferred Securities — Special Event Distribution or Redemption,” — Material Terms of the Trust Preferred Securities — Mandatory Redemption After Equity Offering” and “— Material Terms of the Trust Preferred Securities — Redemption Procedures” in this prospectus.

      Repurchase of Debentures upon a Change of Control. If a change of control, as defined in this prospectus, occurs, each holder of trust preferred securities will have the right to exchange any or all of that holder’s trust preferred securities for debentures having a principal amount equal to the liquidation amount of such trust preferred securities and to simultaneously require us to repurchase such debentures on the repurchase date at a repurchase price in cash equal to 100% of the principal amount of the debentures that are exchanged for such holder’s trust preferred securities, plus accrued and unpaid interest on such debentures to, but excluding, the repurchase date. See “— Material Terms of the Trust Preferred Securities — Repurchase at Option of Holders Upon a Change of Control” in this prospectus.

      Subordination. The indenture provides that the debentures are subordinate and junior in right of payment to all of our existing and future senior debt. No payment of principal, including redemption payments, if any, or premium, if any, or interest, on the debentures may be made if:

•	we default in the payment of principal, premium, interest or any other payment due on any senior debt, any applicable grace period with respect to such default has ended, and such default has not been cured or waived or ceased to exist; or

•	the maturity of any of our senior debt has been accelerated because of a default and the amounts payable with respect to such accelerated senior debt have not been paid in full.

      Upon any payments by us or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of our senior debt must be paid in full before the holders of the debentures are entitled to receive or retain any payment. Upon satisfaction of all claims related to all of our senior debt then outstanding, the rights of the holders of the debentures will be subrogated to the rights of the holders of our senior debt to receive payments or distributions applicable to senior debt until all amounts owing on the debentures are paid in full.

      The term “senior debt” means, with respect to us:

•	the principal, premium, if any, and interest with respect to

•	our indebtedness for money borrowed; and

•	indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

•	all of our obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar arrangement, or under any interest rate swap or other hedging arrangement or similar credit transaction;

•	all obligations of the type referred to in the above bullet points of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the type referred to in the above bullet points of other persons secured by any lien on any of our property or assets, whether or not such obligation is assumed by us;

      except for

•	any such indebtedness that is by its terms subordinated to or equal with the debentures; and

•	any indebtedness to any of our affiliates.

      As of September 30, 2003, our consolidated long-term indebtedness, including current portion, was $158.5 million. Our senior debt will continue to be senior debt and be entitled to the benefits of the subordination provisions of the indenture irrespective of any amendment, modification or waiver of any term of such senior debt.

      The indenture does not limit the aggregate amount of senior debt that we may issue.

      Our subsidiaries do not guarantee the payment of principal of or interest on the debentures and, accordingly, claims of holders of the trust preferred securities effectively are subordinate to all existing and future liabilities of our subsidiaries.

      Material Covenants. In the indenture, we have covenanted:

•	to directly or indirectly maintain 100% ownership of the trust common securities, although any permitted successor of us under the indenture may succeed to our ownership;

•	not to, and to cause each of our subsidiaries not to, incur indebtedness in excess of $100,000 to (i) any of our officers or directors or any of their affiliates or (ii) any person known by us to be the owner of (or a member of a syndicate or group that is treated as a “person” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended, and the regulations thereunder and is the owner of) more than 5% of the outstanding shares of our common stock in each such case except for (a) indebtedness incurred to such a person in connection with the transaction by which such person or its affiliate becomes our officer or director or the owner of more than 5% of the outstanding shares of our common stock, (b) indebtedness that is incurred to such a person by any subsidiary that we form to implement a joint venture with such person and that is on terms that are not less favorable to us or the subsidiary than the terms that would be available in a comparable arm’s-length transaction, and (c) any indebtedness incurred in connection with a transaction approved by a majority of our independent and disinterested directors;

•	not to, and to cause each of our subsidiaries not to, engage in any future offering of trust preferred or similar securities unless the debt issued in exchange for the proceeds of those securities is subordinate or equal in right of payment to the debentures; and

•	to use our reasonable efforts to cause the trust

•	to remain a statutory trust, except in connection with the distribution of debentures to the holders of trust securities in liquidation of the trust upon the occurrence of a Special Event requiring dissolution under the declaration, or in connection with certain mergers, consolidations or amalgamations, each as permitted by the declaration; and

•	to otherwise continue to be classified as a grantor trust for U.S. federal income tax purposes.

      Consolidation, Merger and Sale of Assets. The indenture provides that we will not consolidate with or merge into any other entity, or directly or indirectly convey, transfer or lease substantially all of our properties and assets on a consolidated basis to any person unless:

•	if we are not the survivor, the successor is a business entity organized and validly existing under the laws of the United States and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on (including any Additional Interest or Compounded Interest) all debentures issued under the indenture and the performance of every other covenant of the indenture on our part; and

•	immediately after the consolidation, merger, or conveyance, transfer or lease of assets no event of default under the indenture and no event that, after notice or lapse of time, or both, would become an event of default under the indenture, will have occurred and be continuing.

      Upon any such consolidation, merger, conveyance, transfer or lease, the successor will succeed to and be substituted for us under the indenture and thereafter we will be relieved of all obligations and covenants under the indenture and the debentures.

      Indenture Events of Default. The indenture provides that any of the following events that has occurred and is continuing constitutes an indenture event of default with respect to the debentures:

•	failure for 30 days to pay when due interest on the debentures, including any Additional Interest and Compounded Interest in respect thereof; however, a valid deferral of interest payments in accordance with the terms of the indenture will not constitute a default in the payment of interest, including any Additional Interest and Compounded Interest, for this purpose;

•	failure to pay principal of or premium, if any, on the debentures when due, whether at maturity, upon redemption, by declaration or otherwise;

•	willful failure to observe or perform in any material respect any of the covenants described in “— Material Covenants” or “— Consolidation, Merger and Sale of Assets” in this prospectus;

•	any non-willful failure to observe or perform in any material respect any of the covenants described in “— Material Covenants” or “— Consolidation, Merger and Sale of Assets” in this prospectus, and failure to observe or perform in any material respect any other covenant contained in the indenture, in each such case, for 30 days after notice to us by the indenture trustee or by the holders of at least a majority in aggregate principal amount of outstanding debentures, specifying such failure and requiring it to be remedied;

•	the dissolution, winding up or termination of the trust, except in connection with distribution of debentures to the holders of trust securities in liquidation of the trust upon the occurrence of a Special Event requiring dissolution under the declaration, or in connection with certain mergers, consolidations or amalgamations permitted by the declaration; and

•	certain events involving the bankruptcy, insolvency or reorganization of us.

      Upon the occurrence of certain indenture events of default relating to our bankruptcy, insolvency or reorganization, the principal of and interest on the debentures will automatically become immediately due and payable. On the occurrence of any other indenture event of default, the indenture trustee or the holders of at least a majority in aggregate principal amount of outstanding debentures may declare the principal of and interest on the debentures due and payable immediately. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debentures may, under certain circumstances set forth in the indenture, rescind and annul the acceleration if all indenture events of default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture.

      If the property trustee fails to enforce its rights under the debentures after a holder of trust preferred securities has made a written request that it do so, such holder of trust preferred securities will have certain rights to enforce the property trustee’s rights under the debentures. See “— Material Terms of the Trust Preferred Securities — Events of Default” in this prospectus. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all outstanding trust preferred securities. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the debentures.

      The holders of at least a majority in aggregate principal amount of outstanding debentures may, on behalf of the holders of all the debentures, waive any past defaults except:

•	a default in payment of the principal of, or premium, if any, or interest on, any debentures, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee; or

•	a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each debenture (which default may be waived only with the consent of the holders of all outstanding debentures).

      However, if the debentures are held by the trust or a trustee of the trust, no waiver will be effective until the holders of a majority in liquidation amount of trust securities have consented to the waiver. In addition, if the consent of the holders of each outstanding debenture is required, the waiver will not be effective until each holder of trust securities has consented to such waiver.

      A default under any of our other indebtedness will not constitute an indenture event of default. Further, if the maturity of the debentures is accelerated, we may not make any payments on the debentures or trust preferred securities guarantee until all of our senior indebtedness has been paid.

      Subject to the provisions of the indenture relating to the duties of the indenture trustee in case an indenture event of default has occurred and is continuing, the indenture trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of debentures, unless such holders offer adequate security and indemnity, reasonably satisfactory to the indenture trustee, against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Subject to the provision for the indemnification of the indenture trustee, the holders of a majority in aggregate principal amount of the debentures then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, provided that such direction is not in conflict with any rule of law or the indenture. The indenture trustee will also have the right to decline to follow such direction if the officers of the indenture trustee, in good faith, determine that the directed proceeding would be unjustly prejudicial to the holders not joining in the action or would create personal liability for the indenture trustee.

      No holder of any debenture has any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

•	such holder gives the indenture trustee written notice of a continuing indenture event of default;

•	the holders of at least a majority in aggregate principal amount of outstanding debentures make written request to the indenture trustee to institute proceedings in respect of the indenture event of default in its own name as indenture trustee;

•	such holder or holders offer reasonable indemnity to the indenture trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the indenture trustee fails to institute a proceeding for 60 days after receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such request has been given to the indenture trustee during the 60 day period by the holders of a majority in aggregate principal amount of the outstanding debentures.

      However, such limitations do not apply to a suit instituted by a holder of a debenture to compel payment of principal of, or premium, if any, or interest on, such debenture on or after the respective due dates expressed in such debenture.

      We are required to file annually with the indenture trustee and the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the indenture.

      Modifications and Amendments of the Indenture. The indenture contains provisions permitting us and the indenture trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding debentures, to modify the indenture or the rights of the holders of debentures by entering into one or more supplemental indentures. However, without the consent of the holder of each outstanding debenture affected thereby, no such supplemental indenture may, among other things:

•	except with respect to a deferral of interest that is permitted under the indenture, extend the stated maturity of the debentures or reduce the principal amount thereof, or reduce any premium payable upon the redemption thereof, or reduce the rate or extend the time of payment of interest thereon; or

•	reduce the percentage in aggregate principal amount of outstanding debentures the consent of whose holders is required for any supplemental indenture or for any waiver of compliance by us with the provisions of the indenture or certain defaults under the debenture.

      Furthermore, any such supplemental indenture will require, if the debentures are held by the trust, the consent of the holders of a majority in aggregate liquidation amount of outstanding trust securities or, if the consent of the holder of each outstanding debenture is required, the consent of each holder of outstanding trust securities.

      In addition, we and the indenture trustee may execute, without the consent of any holder of debentures or trust securities, any supplemental indenture to cure any ambiguities, to evidence our successor and the assumption by our successor of the covenants in the indenture and the debentures, to add covenants under the indenture for the benefit of the holders of the debentures, to provide for the appointment of a successor trustee or trustees, to comply with the Trust Indenture Act and for certain other purposes described in the indenture.

      Information Concerning the Indenture Trustee. The indenture trustee has undertaken, prior to default, to perform only such duties as are specifically set forth in the indenture and, after default, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures unless such holder offers it reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising such powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes it is not assured of repayment or adequate indemnity.

      Governing Law. The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of Delaware.

Effect of Obligations Under the Indenture and the Trust Preferred Securities Guarantee

      As set forth in the declaration, the sole purpose of the trust is to issue the trust securities evidencing undivided beneficial interests in the assets of the trust, to invest the proceeds from such issuance and sale in the debentures and to engage in only those activities necessary or incidental thereto.

      As long as payments of interest and other payments are made when due on the debentures, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

•	the aggregate principal amount of debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	pursuant to the indenture, we are required to pay all costs, expenses, debts and obligations of the trust other than with respect to the trust securities, and the trust is not obligated to pay, directly or indirectly, any such amounts; and

•	the declaration further provides that the administrative trustees will not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

      Payments of distributions and other payments due on the trust preferred securities, to the extent the trust has funds available therefor, are guaranteed by us as and to the extent set forth above under the heading “— Material Terms of the Trust Preferred Securities Guarantee.” However, the trust preferred securities guarantee covers the payment of distributions and other amounts on the trust preferred securities only if and to the extent that we have made the corresponding payments of interest or principal on the debentures held by the trust as its sole asset. If we do not make interest or other payments due on the debentures, the trust will not have sufficient funds to pay distributions due on the trust preferred securities.

      The trust preferred securities guarantee, when taken together with our obligations under the debentures and the indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, will effectively provide a full and unconditional guarantee of amounts due on the trust preferred securities, subject to our right to defer payments of interest on the debentures, which would result in a concomitant deferral of distributions on the trust preferred securities.

      In the event we fail to make interest or other payments on the debentures when due, the declaration provides a mechanism whereby the holders of the trust preferred securities, using the procedures described in this prospectus under the heading “— Material Terms of the Trust Preferred Securities — Events of Default,” may direct the property trustee to enforce its rights under the debentures. If the property trustee fails to enforce its rights under the debentures, any holder of trust preferred securities may, to the extent permitted by law, directly institute a legal proceeding against us to enforce the property trustee’s rights under the debentures without first instituting any legal proceeding against the property trustee or any other person. In addition, if an event of default under the declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of trust preferred securities may, to the extent permitted by law, institute a direct action to compel payment to such holder of the principal of or interest on debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the debentures. In connection with any direct action, we will be subrogated to the rights of such holder of trust preferred securities under the declaration to the extent of any payment made by us to such holder of trust preferred securities in the direct action.

      Under the trust preferred securities guarantee, we acknowledge that the guarantee trustee will enforce the trust preferred securities guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the trust preferred securities guarantee, the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights under the trust preferred securities guarantee. If the guarantee trustee fails to enforce the trust preferred securities guarantee, any holder of trust preferred securities may directly institute a legal proceeding against us to enforce the guarantee trustee’s rights under the trust preferred securities guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

      This section summarizes the material U.S. federal income tax consequences of purchasing, holding and selling the trust preferred securities. Unless we state otherwise, this summary deals only with trust preferred securities held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) by a U.S. Holder (as defined below) who purchases the trust preferred securities at their original offering price when the trust originally issues the securities.

      The statements of law and legal conclusions set forth in this summary constitute the opinion of Riddell Williams P.S., tax counsel to us and the trust. An opinion of counsel is not binding on the U.S. Internal Revenue Service (the “IRS”) or any court, and the IRS or a court may not agree with the opinion of our tax counsel. If the IRS or a court disagreed with our tax counsel, material adverse consequences to investors in the trust preferred securities could result.

      We do not discuss all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to U.S. Holders that are or may be subject to special tax treatment, including banks, thrift institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies and brokers and dealers in securities or currencies. Further, we do not address:

•	the U.S. federal income, or any state, local or foreign, tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the trust preferred securities;

•	the U.S. federal estate or gift tax consequences of the purchase, ownership or sale of the trust preferred securities;

•	the U.S. alternative minimum tax consequences of the purchase, ownership or sale of the trust preferred securities;

•	persons who hold the trust preferred securities in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or whose “functional currency” is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership or sale of trust preferred securities.

      A “U.S. Holder” is a holder of trust preferred securities who or which is:

•	an individual citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if: (i) a United States court can exercise primary supervision over its administration; and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

      This summary is based on the Code, Treasury regulations, judicial decisions, published positions of the IRS and other applicable authorities, all as they currently exist as of the date of this prospectus and all of which are subject to change or differing interpretations at any time (possibly with retroactive effect). No ruling has been or will be sought from the IRS regarding any matter discussed in this summary. Except as expressly stated in this summary, our tax counsel has not rendered any opinion regarding any U.S., foreign, state or local tax consequences to us or the trust as a result of the offering or to any investor who purchases, holds or sells trust preferred securities. Accordingly, prospective investors in this offering should consult their own tax advisors in light of their particular circumstances as to the U.S. federal tax consequences of purchasing, holding and selling trust preferred securities, as well as the effect of any state, local or foreign tax laws.

Classification of the Trust and the Debentures

      Under current law and assuming full compliance with the terms of the declaration, the indenture and other related documents, the trust will be classified for U.S. federal income tax purposes as a grantor trust and will not be an association taxable as a corporation. Consequently, the trust itself will not be subject to federal income tax and each holder of trust preferred securities will generally be treated as owning an undivided interest in the assets of the trust, including the debentures. The debentures will be classified as debt of WestCoast for U.S. federal income tax purposes. By acceptance of a trust preferred security, each holder will agree to treat the debentures as debt and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures.

Interest Income and Original Issue Discount

      A U.S. Holder of trust preferred securities will be required to include in ordinary income for U.S. federal income tax purposes the holder’s allocable share of interest (and original issue discount (“OID”), if any) paid or accrued on the debentures.

      U.S. Holders (including U.S. Holders that are cash basis taxpayers) that hold debt instruments issued with OID generally must include such OID in income as it accrues on a constant yield method even if there is no corresponding receipt of cash attributable to such income. A debt instrument such as a debenture will generally be treated as issued with OID if the stated interest on the instrument does not constitute “qualified stated interest.” Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we believe that the likelihood of our exercising our option to defer payments of interest is “remote” because the exercise by us of such option would prevent us from, among other things:

•	declaring dividends, or engaging in certain other capital transactions, with respect to our capital stock; and

•	making any payment on any debt securities issued by us which rank equal with or junior to the debentures.

      Accordingly, we intend to take the position that the debentures will not be deemed to be issued with OID. Based on this position, stated interest payments on the debentures will be includible in the ordinary income of a U.S. Holder at the time that such payments are received or accrued in accordance with the U.S. Holder’s regular method of accounting. U.S. Holders should be aware, however, that the IRS may not agree with this position.

      If we exercised our option to defer any payment of interest (or if the exercise of such option was determined not to be “remote”), the debentures would be treated as issued with OID at the time of such exercise (or at the time of issuance, if the exercise of such option was determined not to be “remote”) and all stated interest on the debentures would thereafter be treated as OID as long as the debentures remained outstanding without regard to the timing of the payments under the debentures. In such event, a U.S. Holder’s allocable share of interest in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of the U.S. Holder’s method of tax accounting, and actual cash payments of stated interest would not be reported as taxable income. Consequently, the U.S. Holder would be required to include such OID in gross income even though we would not make any actual cash payments during the period of interest deferral. Any OID included in income would increase the U.S. Holder’s adjusted tax basis in its trust preferred securities, and actual receipt of cash interest payments would reduce the U.S. Holder’s basis in the trust preferred securities.

      The above conclusions are based on Treasury Regulations that have not been interpreted by any court decisions or addressed in any rulings or other pronouncements of the IRS, and it is possible that the IRS could successfully assert a position contrary to the position taken by us.

Corporate U.S. Holders

      Corporate U.S. Holders of the trust preferred securities will not be entitled to a dividends-received deduction for any income from the trust preferred securities.

Sales of Trust Preferred Securities

      If a U.S. Holder sells its trust preferred securities, the U.S. Holder will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the trust preferred securities and the amount realized from the sale (generally, the selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). The U.S. Holder’s adjusted tax basis in the trust preferred securities generally will equal:

•	the initial purchase price that the U.S. Holder paid for the trust preferred securities plus

•	any accrued and unpaid distributions that the U.S. Holder was required to treat as OID less any cash distributions received in respect of accrued OID.

      Gain or loss on the sale of trust preferred securities will generally be capital gain or loss except as discussed below. Capital gain recognized by an individual in respect of trust preferred securities held for more than one year as of the date of sale will be long term capital gain, subject to a maximum federal income tax rate, under current law, of 15% during the taxable years between 2003 and 2008.

      The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID, if the debentures are treated as having been issued or reissued with OID) relating to the underlying debentures. If the U.S. Holder disposes of its trust preferred securities, the U.S. Holder will be required to include in ordinary income for U.S. federal income tax purposes any portion of the amount realized that is attributable to accrued but unpaid interest (including OID, if any) through the date of sale. This income inclusion will increase the U.S. Holder’s adjusted tax basis in the trust preferred securities but may not be reflected in the sale price. To the extent the sale price is less than the U.S. Holder’s adjusted tax basis, the U.S. Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Receipt of Debentures Upon Liquidation of the Trust

      Under current law, if we dissolve the trust and cause the trust to distribute to a U.S. Holder its proportionate share of the debentures, the U.S. Holder will not be subject to tax if the trust is a grantor trust. Rather, the U.S. Holder will have an adjusted tax basis in the debentures received in the liquidation equal to the adjusted tax basis in its trust preferred securities surrendered for the debentures. The U.S. Holder holding period for the debentures would include the period during which it had held the trust preferred securities. The U.S. Holder would continue to report interest (or, if applicable, OID) in respect of the debentures as described in “— Interest Income and Original Issue Discount” in this prospectus.

Receipt of Cash Upon Liquidation of the Trust

      If we redeem the debentures for cash and the trust distributes the proceeds of the redemption to a U.S. Holder in redemption of its trust preferred securities, the redemption will be treated as a sale of the trust preferred securities, in which the U.S. Holder would recognize gain or loss, as described immediately above.

Backup Withholding and Information Reporting

      The amount of interest (and OID, if any) accrued on the trust preferred securities held of record by U.S. Holders (other than corporations and other exempt holders) will be reported to the IRS. “Backup withholding” will apply to payments of interest to a non-exempt U.S. Holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to its status as a United States person and certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a holder under the backup withholding rules will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

      It is anticipated that income on the trust preferred securities will be reported to holders of trust preferred securities on an IRS Form 1099, which should be mailed by January 30 following each calendar year.

EMPLOYEE BENEFIT PLAN CONSIDERATIONS

Regulation under ERISA and the Tax Code

      Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment by the ERISA Plan in the trust preferred securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, and other plans such as individual retirement accounts and Keogh plans that are not subject to ERISA but are subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions with persons (referred to as “parties in interest” under ERISA or “disqualified persons” under the Code) having certain relationships with the Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

      Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, such plans may be subject to federal, state, local or other laws or regulations that affect their ability to invest in the trust preferred securities. Any fiduciary of such a governmental, church or foreign plan considering an investment in the trust preferred securities should determine the need for, and, if necessary, the availability of, any exemptive relief under such laws or regulations.

Plan Assets

      Under a regulation (the “Plan Asset Regulation”) issued by the U.S. Department of Labor, if “plan assets” of one or more Plans are used to acquire an equity interest in the trust and no exception is available under the Plan Asset Regulation, the assets of the trust will themselves be deemed to be “plan assets” for purposes of ERISA and Section 4975 of the Code. The term “plan assets” is not defined by ERISA or the Code. An “equity interest” is defined under the Plan Asset Regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features, and specifically includes a beneficial interest in a trust.

      Pursuant to exceptions contained in the Plan Asset Regulation as applicable to the trust, the assets of the trust will not be deemed to be “plan assets” if, immediately after the most recent acquisition of any equity interest in the trust:

•	less than 25% of the value of each class of equity interests in the trust are held by Plans and entities holding assets deemed to be “plan assets” of Plans; or

•	the trust preferred securities are “publicly-offered securities.”

      No monitoring or other measures will be taken with respect to the satisfaction of the conditions of the “25% exception.”

      In order to qualify as a “publicly-offered security,” a security must be:

•	widely held (i.e. held by 100 or more investors who are independent of the issuer and each other);

•	freely transferable; and

•	either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) sold as part of an offering of a class of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, and such class is registered under the Exchange Act.

      Although no assurance can be given in this regard, we expect that the trust preferred securities will be considered to be “publicly-offered securities” under the Plan Asset Regulation.

      If none of the exceptions under the Plan Asset Regulation were to apply, certain transactions by a Plan involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering purchasing the trust preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be “plan assets.”

Prohibited Transactions

      The acquisition of trust preferred securities by a Plan with respect to which we, the trust, the property trustee or any underwriter is a party in interest or disqualified person could be deemed to constitute a prohibited transaction under Title I of ERISA or Section 4975 of the Code. Before acquiring trust preferred securities, any person who is, or who is acquiring such securities on behalf of, a Plan should determine either that such acquisition will not constitute a prohibited transaction or that an appropriate statutory or administrative exemption from the prohibited transaction rules is available.

      Any purchaser or holder of trust preferred securities or any interest therein will be deemed to have represented by its purchase or holding thereof that it either (i) is not a Plan and is not purchasing the trust preferred securities on behalf of or with “plan assets” of any Plan, or (ii) is eligible for an applicable exemption from the prohibited transaction rules with respect to such purchase or holding.

General Investment Considerations

      Prospective fiduciaries of a Plan considering the purchase of trust preferred securities should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences, taking into account the specific circumstances, of making an investment in the trust preferred securities. Each fiduciary of a Plan should take into account, among other considerations:

•	whether the fiduciary has the authority to make the investment;

•	the composition of the Plan’s portfolio with respect to diversification by type of asset;

•	the Plan’s funding objectives;

•	the tax effects of the investment;

•	whether the assets of the trust that are represented by the trust preferred securities would be considered plan assets; and

•	whether, under the general fiduciary standards of investment prudence and diversification, an investment in trust preferred securities is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

      THE DISCUSSION IN THIS PROSPECTUS OF ERISA, THE CODE AND RELEVANT REGULATIONS IS GENERAL IN NATURE AND IS NOT INTENDED TO BE COMPLETE. ANY FIDUCIARY OF A PLAN, GOVERNMENTAL PLAN, CHURCH PLAN OR FOREIGN PLAN CONSIDERING AN INVESTMENT IN THE TRUST PREFERRED SECURITIES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES AND ADVISABILITY OF SUCH INVESTMENT.

UNDERWRITING

      Subject to the terms and conditions contained in the underwriting agreement among the underwriters named below, us and the trust, the underwriters named below have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 1,600,000 trust preferred securities in the amounts set forth below opposite their respective names.

Number of Trust
Underwriters	Preferred Securities

Friedman, Billings, Ramsey & Co., Inc.
Wells Fargo Securities, LLC

Total

      The obligations of the underwriters under the underwriting agreement are subject to their approval of various conditions, including without limitation the receipt of legal opinions from our counsel, the receipt of comfort letters from our current and former auditors, the receipt of certificates from representatives of our company and the trust, the absence of any material adverse changes affecting our company subsequent to the execution of the underwriting agreement and the absence of any objections from the National Association of Securities Dealers, Inc. with respect to the fairness and reasonableness of the underwriting terms and arrangements. Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the trust preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represent more than 10% of the total number of trust preferred securities, the underwriting agreement may be terminated.

      We have granted to the underwriters an option to purchase up to an additional 240,000 trust preferred securities from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option at any time during the 30-day period following delivery of the trust preferred securities, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to the conditions referred to above, to purchase approximately the same percentage of the additional trust preferred securities as it was obligated to purchase under the underwriting agreement.

Commissions and Discounts

      The underwriters have advised us that they propose to offer the trust preferred securities to the public at the public offering price that appears on the front cover of this prospectus. The underwriters may offer the trust preferred securities to certain dealers at the public offering price less a concession of not more than $       per trust preferred security. In addition, the underwriters may allow, and the selected dealers may reallow, a selling concession of not more than $               per trust preferred security on sales to certain other dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

      The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the trust as shown in the table below do not reflect estimated offering expenses of $740,000 payable by us.

		Total Without	Total With
	Per Trust	Exercise of	Exercise of
	Preferred	Over-Allotment	Over-Allotment
	Security	Option	Option

Public offering price	$25	$40,000,000	$46,000,000
Underwriting discounts and commission to be paid by us	$0.7875	$1,260,000	$1,449,000
Proceeds to the trust	$25	$40,000,000	$46,000,000

      We and the trust have agreed to indemnify the underwriters against various liabilities, including without limitation liabilities under the Securities Act of 1933 and liabilities arising out of breaches of the underwriting agreement by us, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

New Issue

      The trust preferred securities have been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “WEH  pa.” We expect trading of the trust preferred securities to begin within 30 days after the initial delivery of the trust preferred securities. Prior to the offering, there has been no established trading market for the trust preferred securities. The offering price of the trust preferred securities is based on their liquidation value of $25 per trust preferred security. The offering price of the trust preferred securities may not be indicative of the market price following the offering. We cannot assure you that an active public market for the trust preferred securities will develop and continue after this offering. The underwriters have advised us that they intend to make a market in the trust preferred securities prior to the date trading on the NYSE begins. However, the underwriters will have no obligation to make such a market and may cease market making activities, if commenced, at any time without notice.

Price Stabilization and Short Positions

      In connection with this offering, the underwriters and their affiliates may engage in transactions that are intended to stabilize, maintain or otherwise affect the market price of the trust preferred securities, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

      Stabilizing transactions consist of bids for or purchases of the trust preferred securities in the open market for the purpose of preventing or retarding a decline in the market price of the trust preferred securities. Stabilizing transactions may include making short sales of the trust preferred securities, which involve the sale by the underwriter of a greater number of trust preferred securities than it is required to purchase from the trust. In such a case, to cover all or part of the short position, the underwriters may engage in syndicate covering transactions by purchasing trust preferred securities in the open market following completion of the initial offering to cover syndicate short positions.

      Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option, or may be “naked” shorts, which are short positions in excess of that amount.

      An underwriter may close out a covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing trust preferred securities in the open market. In making this determination, each underwriter will consider, among other things, the price of trust preferred securities available for purchase in the open market compared to the price at which the underwriter may purchase trust preferred securities pursuant to the over-allotment option.

      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the trust preferred securities in the open market that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase trust preferred securities in the open market to cover the position.

      The underwriters may also impose a penalty bid on selling group members. This means that if the underwriters purchase trust preferred securities in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those trust preferred securities as part of the offering to repay the selling concession received by them.

      Any of the foregoing transactions may result in the maintenance of a price for the trust preferred securities at a level above that which might otherwise prevail in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the trust preferred securities. The underwriters are not required to engage in any of these transactions. Such transactions may be effected on the NYSE or otherwise, and these transactions may, if commenced, be discontinued at any time without notice.

      The underwriters have advised us that they will not make any sales to any accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

      The underwriters and their affiliates may provide us with investment banking, financial advisory or commercial banking services in the future, for which they may receive customary compensation. In this regard, we have agreed, in addition to the items of compensation to be paid to the underwriters in connection with the offering, for a period of six months from the date of completion of the offering, to appoint Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or placement agent in connection with any public or private offering of our equity or corporate debt securities (other than certain excluded securities such as securities issued in connection with employee benefit plans, acquisitions or refinancings, securities issued pursuant to a credit facility or revolving credit line, or the registration of any of our existing unregistered securities) or other capital markets financing, to act as dealer manager with respect to any self-tender offer by us and to act as financial advisor in connection with any sale of all or substantially all of our assets or a sale of our equity which constitutes a controlling equity interest in our company. In addition, an affiliate of Wells Fargo Securities, LLC, one of the underwriters, is the lender under our revolving credit facility.

LEGAL MATTERS

      The validity of the trust preferred securities, the trust preferred securities guarantee, the debentures and certain matters relating thereto will be passed upon on our behalf by Riddell Williams P.S. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the declaration and the creation of the trust will be passed upon on behalf of us and the trust by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trust. Certain legal matters will be passed upon on behalf of the underwriters by Clifford Chance US LLP. Certain U.S. federal income taxation matters will be passed upon for us and the trust by Riddell Williams P.S. Clifford Chance US LLP will rely on the opinion of Riddell Williams P.S. as to matters of Washington law.

EXPERTS

      Our consolidated financial statements and schedules as of and for the years ended December 31, 2002 and 2001 included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, as described in their report included herein. We have included these consolidated financial statements in reliance upon such reports given the authority of BDO Seidman, LLP as experts in auditing and accounting.

      The consolidated financial statements for the year ended December 31, 2000 included in this prospectus and in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We and the trust have filed with the SEC a registration statement on Form S-1 for the trust preferred securities, the debentures and the trust preferred securities guarantee described in this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any contract, agreement or other document of us or the trust, the references are not necessarily complete and you should refer to the exhibits included or incorporated by reference in the registration statement for a copy of the actual contract, agreement or other document.

      You can find our SEC filings, including the registration statement, over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available free of charge through our websites at www.redlion.com and www.westcoasthotels.com.

WESTCOAST HOSPITALITY CORPORATION

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders

WestCoast Hospitality Corporation
Spokane, Washington

      We have audited the accompanying consolidated balance sheets of WestCoast Hospitality Corporation and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WestCoast Hospitality Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

/s/ BDO SEIDMAN, LLP

February 5, 2003

Spokane, Washington

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders

WestCoast Hospitality Corporation

      In our opinion, the consolidated statements of operations, of changes in stockholders’ equity and of cash flows for the year ended December 31, 2000 present fairly, in all material respects, the results of operations and cash flows of WestCoast Hospitality Corporation and its subsidiaries for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

February 1, 2001

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001
(in thousands, except share data)

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$2,701	$5,735
Accounts receivable, net	9,559	9,101
Inventories	2,040	2,380
Assets held for sale	34,408	21,403
Prepaid expenses and other	2,693	1,410

Total current assets	51,401	40,029

Property and equipment, net	241,255	257,656
Goodwill	28,042	28,042
Other intangible assets, net	15,188	16,518
Other assets, net	20,824	17,404

Total assets	$356,710	$359,649

LIABILITIES
Current liabilities:
Accounts payable	$6,773	$4,756
Accrued payroll and related benefits	6,173	6,866
Accrued interest payable	695	777
Income taxes payable	—	822
Advanced deposits	198	1,542
Other accrued expenses	8,494	7,039
Notes payable to bank	52,100	—
Long-term debt, due within one year	4,889	3,753
Capital lease obligations, due within one year	268	384

Total current liabilities	79,590	25,939

Long-term debt, due after one year	101,206	113,277
Notes payable to bank	—	54,250
Capital lease obligations, due after one year	—	268
Deferred income	2,626	—
Deferred income taxes	16,261	14,160
Minority interest in partnerships	2,911	2,940

Total liabilities	202,594	210,834

Commitments and contingencies (Notes 3, 14 and 15)
STOCKHOLDERS’ EQUITY
Preferred stock — 5,000,000 shares authorized; $0.01 par value; $50 per share liquidation value:
Series A — 301,315 and 303,771 shares issued and outstanding	3	3
Series B — 301,315 and 303,771 shares issued and outstanding	3	3
Additional paid-in capital, preferred stock	30,125	30,371
Common stock — 50,000,000 shares authorized; $0.01 par value; 12,981,878 and 12,959,700 shares issued and outstanding	130	130
Additional paid-in capital, common stock	84,083	83,966
Retained earnings	39,772	34,342

Total stockholders’ equity	154,116	148,815

Total liabilities and stockholders’ equity	$356,710	$359,649

The accompanying notes are an integral part of the consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2001 and 2000
(in thousands, except per share data)

	2002	2001	2000

REVENUES
Hotels and restaurants	$173,320	$99,495	$106,540
Franchise, central services and development	4,137	3,213	3,643
Entertainment	7,430	7,497	5,705
Real estate	9,001	10,114	9,540
Corporate services	283	314	378

Total revenues	194,171	120,633	125,806

OPERATING EXPENSES
Hotels and restaurants	148,675	74,560	78,626
Franchise, central services and development	1,990	1,796	1,207
Entertainment	6,343	7,258	5,702
Real Estate	4,778	4,734	4,378
Corporate services	222	183	227
Depreciation and amortization	10,517	10,323	9,578
Amortization of goodwill	—	855	874
Gain on asset dispositions including recoveries	(3,166)	(5,103)	(52)
Conversion expense	14	85	246

Total direct expenses	169,373	94,691	100,786
Undistributed corporate expenses	2,117	1,896	1,666

Total expenses	171,490	96,587	102,452

Operating income	22,681	24,046	23,354
OTHER INCOME (EXPENSE)
Interest expense, net of amounts capitalized	(10,717)	(12,092)	(14,660)
Interest income	372	247	315
Other income (expense), net	20	(23)	134
Equity income in investments, net	28	92	100
Minority interest in partnerships	(8)	(188)	(116)

Income before income taxes	12,376	12,082	9,127
Income tax provision	4,369	4,503	3,306

NET INCOME	8,007	7,579	5,821
Preferred stock dividend	(2,577)	—	—

Income applicable to common shareholders	$5,430	$7,579	$5,821

Earnings per common share:
Basic	$0.42	$0.59	$0.45

Diluted	$0.41	$0.59	$0.45

Weighted average shares outstanding — basic	12,975	12,953	12,941

Weighted average shares outstanding — diluted	13,285	13,239	13,237

The accompanying notes are an integral part of the consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2002, 2001 and 2000
(in thousands, except share data)

	Preferred Stock			Common Stock

			Additional			Additional	Retained
	Shares	Amount	Paid-In Capital	Shares	Amount	Paid-In Capital	Earnings

BALANCES, JANUARY 1, 2000	—	$—	$—	12,925,276	$129	$83,761	$20,942
Net income	—	—	—	—	—	—	5,821
Stock issued under employee stock purchase plan	—	—	—	26,429	—	175	—
Stock issued to directors	—	—	—	1,578	—	12	—
Retirement of stock	—	—	—	(20,177)	—	(103)	—

BALANCES, DECEMBER 31, 2000	—	—	—	12,933,106	129	83,845	26,763
Net income	—	—	—	—	—	—	7,579
Stock issued under employee stock purchase plan	—	—	—	24,139	1	106	—
Stock issued for acquisition of subsidiaries	607,542	6	30,371	—	—	—	—
Stock issued to directors	—	—	—	2,455	—	15	—

BALANCES, DECEMBER 31, 2001	607,542	6	30,371	12,959,700	130	83,966	34,342
Net income	—	—	—	—	—	—	8,007
Preferred stock dividends:
Series A ($3.50 per share)	—	—	—	—	—	—	(1,061)
Series B ($5.00 per share)	—	—	—	—	—	—	(1,516)
Retirement of stock
Series A	(2,456)	—	(123)	—	—	—	—
Series B	(2,456)	—	(123)	—	—	—	—
Stock issued under employee stock purchase plan	—	—	—	19,902	—	102	—
Stock issued to directors	—	—	—	2,276	—	15	—

BALANCES, DECEMBER 31, 2002	602,630	$6	$30,125	12,981,878	$130	$84,083	$39,772

The accompanying notes are an integral part of the consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000

OPERATING ACTIVITIES
Net income	$8,007	$7,579	$5,821
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,517	11,178	10,452
(Gain) loss on disposition of property and equipment	(3,166)	(1,353)	194
Gain on insurance settlement	—	(3,782)	—
Deferred income tax provision	1,921	2,240	1,524
Minority interest in partnerships	8	188	116
Equity in investments	(28)	(92)	(100)
Write-off of deferred loan fees	—	9	—
Compensation expense related to stock issuance	15	15	12
Provision for doubtful accounts	1,053	397	297
Change in assets and liabilities, net of effects of purchase of subsidiary:
Accounts receivable	(1,556)	(71)	1,019
Inventories	105	(7)	(20)
Prepaid expenses, deposits and income taxes refundable	(1,322)	(393)	145
Accounts payable and income taxes payable	1,046	129	(2,275)
Accrued payroll and related benefits	(693)	1,448	(571)
Accrued interest payable	(82)	69	(13)
Other accrued expenses and advance deposits	(692)	(64)	(4,647)

Net cash provided by operating activities	15,133	17,490	11,954

INVESTING ACTIVITIES
Additions to property and equipment	(10,708)	(6,769)	(7,739)
Proceeds from disposition of property and equipment	1,845	1,792	—
Cash paid for acquisition of subsidiary, net of cash received	—	(17,816)	—
Distribution from partnership investments	192	—	—
Payment received on note receivable	—	67	—
Other, net	15	(202)	257

Net cash used in investing activities	(8,656)	(22,928)	(7,482)

The accompanying notes are an integral part of the consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

For the Years Ended December 31, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000

FINANCING ACTIVITIES
Distributions to minority owners	(37)	(129)	(33)
Proceeds from note payable to bank	10,800	21,150	15,137
Repayment of note payable to bank	(12,950)	(73,400)	(9,900)
Proceeds from long-term debt	—	74,400	—
Repayment of long-term debt	(4,257)	(12,624)	(9,707)
Proceeds from issuance of common stock under employee stock purchase plan	102	107	175
Preferred stock dividend payments	(1,937)	—	—
Principal payments on capital lease obligations	(384)	(534)	(648)
Additions to deferred financing costs	(848)	(1,273)	(377)

Net cash provided by (used in) financing activities	(9,511)	7,697	(5,353)

CHANGE IN CASH AND CASH EQUIVALENTS
Net increase (decrease) in cash and cash equivalents	(3,034)	2,259	(881)
Cash and cash equivalents at beginning of year	5,735	3,476	4,357

Cash and cash equivalents at end of year	$2,701	$5,735	$3,476
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for:
Interest (net of amount capitalized)	$10,799	$12,023	$14,673
Income taxes	$4,376	$1,424	$1,791
Noncash investing and financing activities:
Addition of note receivable on sale of building	$2,607	$—	$—
Investment in real estate venture exchanged for property	$1,194	$—	$—
Assignment of debt to purchaser of building	$7,198	$—	$—
Preferred stock dividends declared	$2,577	$—	$—
Retirement of preferred stock for refund of contracts	$(246)	$—	$—
Note payable for real estate	$520	$—	$—
Assumption of capital leases	$—	$—	$108
Acquisitions of property through debt, liabilities or reduction of note receivable	$—	$—	$602
Issuance of stock for acquisition of subsidiary	$—	$30,377	$—
Redemption of stock for satisfaction of receivable	$—	$—	$103

The accompanying notes are an integral part of the consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization

      WestCoast Hospitality Corporation (the “Company”) is primarily engaged in the ownership, management, development, and franchising of mid scale, full service hotels. As of December 31, 2002, the system contained 86 properties in 15 states, totaling over 15,000 rooms and over 717,000 square feet of meeting space. The Company owned an interest in and operated 29 hotels, leased 14 hotels, managed seven hotels owned by others and franchised 36 hotels owned and operated by third parties at December 31, 2002. The Company’s hotel brands include WestCoast® and RedLion®. All properties are located in the United States.

      The Company is also engaged in activities related or supplementary to the operation of hotels. These activities include ticketing services and presenting entertainment productions through its entertainment division, which includes its TicketsWest.com subsidiary, and owning, leasing, developing and/or managing commercial and residential properties through its G&B Real Estate division.

      The Company was incorporated in the State of Washington on April 25, 1978. A substantial portion of the Company’s assets are held in WestCoast Hospitality Limited Partnership (“WHLP”). WHLP was formed in the State of Delaware on October 23, 1997. The Company is the sole general partner and approximately 98% owner of WHLP and manages its operations.

      The consolidated financial statements include the accounts of WestCoast Hospitality Corporation, its wholly owned subsidiaries, its general and limited partnership interest in WHLP, its general and limited 50% interest in a limited partnership and its equity basis investments as a limited partner in two real estate limited partnerships. All of these entities are collectively referred to as the “Company” or “WestCoast.” All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements.

2.     Summary of Significant Accounting Policies

Cash and Cash Equivalents

      Cash equivalents consist of short-term, highly liquid investments with remaining maturities at time of purchase of three months or less. The Company places its cash with high credit quality institutions. At times, cash balances may be in excess of federal insurance limits.

      The Company maintains several trust accounts for owners of real properties which it manages. These cash accounts are not owned by the Company and therefore, are not included in the consolidated financial statements. At December 31, 2002 and 2001, these accounts totaled approximately $2,140,000 and $1,753,000 respectively.

      At December 31, 2002 and December 31, 2001, $1.9 million and $1.1 million, respectively was reserved for the future payment of insurance, furniture and fixtures and real and personal property taxes for four specific hotel properties in accordance with bank debt requirements.

Allowance for Doubtful Accounts

      The Company records an allowance for doubtful accounts based on specifically identified amounts that the Company believes to be uncollectible and those accounts that are past due beyond a certain date. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following schedule summarizes the activity in the allowance account for trade accounts receivable for the past three years (in thousands):

	2002	2001	2000

Balance, beginning of year	$420	$49	$141
Additions to allowance	1,053	397	297
Additions due to acquisitions	—	181	—
Deductions, net of recoveries	(886)	(207)	(389)

Balance, end of year	$587	$420	$49

Inventories

      Inventories consist primarily of food and beverage products held for sale at the restaurants operated by the Company. Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or net realizable value.

Assets Held for Sale

      The Company’s buildings which are held for sale are recorded at the lower of their historical carrying value (cost less accumulated depreciation) or market value. Depreciation is terminated when the asset is determined to be held for sale.

      In order to qualify as an asset held for sale in accordance with SFAS 144, the asset is expected to qualify for recognition as a completed sale within one year unless during the one year period, circumstances arise that previously were considered unlikely and, as a result a long-lived asset previously classified as held for sale is not sold by the end of that period and (1) during the initial one year period the Company initiated actions necessary to respond to the change in circumstances, (2) the asset is being actively marketed at a price that is reasonable given the change in circumstances.

Property and Equipment

      Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the lesser of the estimated useful lives of the related assets or the lease term as follows:

Buildings	25-40 years
Equipment	3-20 years
Furniture and fixtures	5-15 years
Landscaping and land improvements	15 years

      Major additions and betterments are capitalized. Costs of maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. When items are disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations. Management of the Company periodically reviews the net carrying value of all properties to determine whether there has been a permanent impairment of value and assesses the need for any write-downs in carrying value.

Interest Capitalization

      The Company capitalizes interest costs during the construction period for qualifying assets. During the years ended December 31, 2002, 2001, and 2000, the Company capitalized approximately $84,000, $253,000 and $468,000 of interest costs, respectively.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Brand Name, Goodwill and Other Intangible Assets

      Brand name and goodwill are indefinite life intangible assets attributable to the purchase prices of acquisitions, which were in excess of the estimated fair values of net tangible and identifiable intangible assets acquired. Through December 31, 2001 these assets were being amortized over 20 to 40 years.

      Other intangible assets include lease, management and franchise contracts. The costs of these contracts are amortized over the weighted-average remaining term of approximately nine years. At December 31, 2002, the cost and accumulated amortization of these contracts was $10.4 million and $2.1 million, respectively. At December 31, 2001, the cost and accumulated amortization of these contracts was $10.9 and $1.3 million, respectively. Amortization expense related to these contracts for the years ended December 31, 2002, 2001 and 2000 was approximately $860,000, $649,000 and $631,000, respectively.

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Intangible Assets,” which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment annually and also in the event of an impairment indicator. The Company evaluated the goodwill, finite and indefinite life of intangible assets and determined that there was no impairment during 2002.

      The adoption of SFAS No. 142 on January 1, 2002, resulted in the elimination of goodwill amortization of $855,000 for the year ended December 31, 2002. Accumulated amortization at December 31, 2002 and 2001 remained the same at approximately $2,079,000 since during 2002 there was no additional amortization.

      Net income and earnings per share adjusted for goodwill amortization for 2001 and 2000 compared to fiscal 2002 is as follows (dollars in thousands, except per share amounts):

	2002	2001	2000

Reported net income to common shareholders	$5,430	$7,579	$5,821
Add back: goodwill amortization, net of tax	—	537	542

Adjusted net income to common shareholders	$5,430	$8,116	$6,363

Basic earnings per share:
Reported net income	$0.42	$0.59	$0.45
Goodwill amortization	—	0.04	0.04

Adjusted earnings per share — basic	$0.42	$0.63	$0.49

Diluted earnings per share:
Reported net income	$0.41	$0.59	$0.45
Goodwill amortization	—	0.04	0.04

Adjusted earnings per share — diluted	$0.41	$0.63	$0.49

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2002, a summary of goodwill and other intangible assets is as follows (in thousands):

		Accumulated
	Cost	Amortization	Net

Goodwill	$28,042	(A )	$28,042
Intangible assets:
Management and franchise contracts	$6,007	$(1,978)	$4,029
Other intangible assets	66	(17)	49
Lease contracts	4,332	(144)	4,188
Brand name	6,878	(A )	6,878
Trademark	44	(A )	44

Total other intangible assets	$17,327	$(2,139)	$15,188

(A)	Goodwill and intangible assets with an indefinite life are not subject to amortization.

      Estimated amortization expense for intangible assets over the next five years is as follows (in thousands):

Year Ending December 31,

2003	$783
2004	$783
2005	$783
2006	$756
2007	$522

      Goodwill attributable to each of the Company’s business segments at both December 31, 2002 and 2001 is as follows (in thousands):

Entertainment	$3,161
Franchise, central services and development	24,427
Hotels and restaurants	454

TOTAL	$28,042

      There were no changes to goodwill during 2002.

Valuation of Long-Lived Assets

      The carrying value of the Company’s long-lived assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected net future cash flows of the asset, then an impairment loss is recognized in the income statement using a fair value based method.

Other Assets

      Other assets primarily include amounts expended for deferred loan fees, purchase option payments, straight-line rental income, a minority interest in a limited liability company, investments in partnerships and a note receivable.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred loan fees are amortized using the interest method over the term of the related loan agreement. The Company has deferred purchase option payments made pursuant to purchase agreements for hotel properties which are currently being leased and operated by the Company. If the options are exercised, the option payments will be amortized as part of the purchase price of the hotels. If the options are not exercised, the option payments will be charged to operations.

      The Company’s investment in the limited liability company is accounted for under the cost method. Investment in a partnership over which the Company can exercise significant influence is accounted for by the equity method, under which the Company recognizes its proportionate share of partnership earnings and treats distributions as a reduction in its investment.

      The Company’s $2.6 million note receivable at December 31, 2002 bears interest at 7.36%. Monthly principal and interest is due until August 2007 when the note is due in full.

Income Taxes

      WestCoast Hospitality Corporation is a tax paying entity and accounts for income taxes using the liability method, which requires that deferred tax assets and liabilities be determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities and tax attributes using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

      WHLP and the other partnerships which are partially or wholly owned by WestCoast Hospitality Corporation are not tax paying entities. However, the income tax attributes of these partnerships flow through to the respective partners of the partnerships.

Revenue Recognition

      Revenue is generally recognized as services are performed. Hotel and restaurant revenue primarily represents room rental and food and beverage sales from owned, leased and consolidated joint venture hotels and are recognized at the time of the hotel stay or sale of the restaurant services. Hotel and restaurant revenue also includes management fees the Company earns from managing third-party owned hotels. These fees totaled $1.9 million, $2.3 million and $2.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Franchise, central services and development fees represent fees received in connection with the franchise of the Company’s brand names as well as central purchasing, development and other fees. Franchise fees are recognized as earned in accordance with the contractual terms of the franchise agreements. Other fees are recognized when the services are provided.

      Real estate division revenue represents both lease income on owned commercial and retail properties as well as property management income, development fees and leasing and sales commissions from residential and commercial properties managed by the Company, typically under long-term contracts with the property owner. Lease revenues are recognized over the period of the leases. The Company records rental income from operating leases which contain fixed escalation clauses on the straight-line method. The difference between income earned and lease payments received from the tenants is included in other assets on the consolidated balance sheets. The Company recognizes revenue from lessees with contingent rents on the date when the changes in the factors on which the contingent rents are based actually occur. Management fees, development fees and leasing and sales commissions are recognized as these services are performed.

      Entertainment segment revenue includes primarily earnings from ticketing and entertainment operations. Where the Company acts as an agent and receives a net fee or commission, it is recognized as revenue in the period the services are performed. When the Company is the promoter of an event and is at risk for the production, revenues and expenses are recorded in the period of the event performance.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Loyalty Program

      In February 2003, the Company integrated its Red Lion Club and WestAwards guest loyalty programs in order to provide guest service with a single expanded guest loyalty program, GuestAwards. Hotel guests can earn either air miles with participating air carriers based upon hotel stays or points based upon eligible charges to a guest room. GuestAwards points are redeemable for complimentary hotel stays, air miles or travel, car rental, merchandise, entertainment, or other incentives.

      The Company records expense and a related liability for points and miles earned by guests. The amount is based on the number of outstanding points credited to members’ accounts and assumptions management has made regarding rate of forfeiture, type of redemption and estimated incremental cost of providing a room.

      Prior to February 2003, the Company operated the WestAwards program in a manner similar to the GuestAwards program, while the Red Lion Club guest loyalty program allowed members to earn free stay certificates. The Company has recorded a liability for remaining unredeemed free stay certificates earned prior to acquiring Red Lion hotels, Inc. based upon certain assumptions management has made about the probability of redemption and the incremental cost of providing a room.

Asset Dispositions

      We record gains and losses on asset dispositions related to properties used in operations as a component of income from operations. This includes gains and losses on the sale of development property owned by us.

Earnings Per Common Share

      Net income per common share-basic is computed by dividing income applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Net income per common share-diluted is computed by adjusting income applicable to common shareholders by the effect of the minority interest related to Operating Partnership Units (OP Units) and increasing the weighted-average number of common shares outstanding by the effect of the OP Units and the additional common shares that would have been outstanding if the dilutive potential common shares (stock options and convertible notes) had been issued, to the extent that such issuance would be dilutive.

Stock Based Compensation

      As permitted by Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation,” the Company has chosen to measure compensation cost for stock-based employee compensation plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and to provide the disclosure only requirements of SFAS 123.

      On December 31, 2002, the Financial Accounting Standards Board (the “FASB”) amended the transition and disclosure requirements of SFAS No. 123 through the issuance of FASB Statement No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). SFAS No. 148 amends the existing disclosures to make more frequent and prominent disclosure of stock-based compensation expense beginning with financial statements for fiscal years ending after December 15, 2002.

      The Company has chosen not to record compensation expense using fair value measurement provisions in the statement of income. Had compensation cost for plans been determined based on the fair

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value at the grant dates for awards under the plans, reported net income and income per share would have been changed to the pro forma amounts indicated below (dollars in thousands, except per share amounts):

	Year Ended December 31,

	2002	2001	2000

Reported net income applicable to common shareholders	$5,430	$7,579	$5,821
Add back: Stock-based employee compensation expense, net of related tax effects	10	9	8
Deduct: Total stock-based employee compensation expense determined under fair valued based method for all awards, net of related tax effects	(304)	(692)	(824)

Pro forma	$5,136	$6,896	$5,005

Basic earnings per share:
Reported net income	$0.42	$0.59	$0.45
Stock-based employee compensation, fair value	(0.02)	(0.06)	(0.06)

Pro forma	$0.40	$0.53	$0.39

Diluted earnings per share:
Reported net income	$0.41	$0.59	$0.45
Stock-based employee compensation, fair value	(0.02)	(0.06)	(0.06)

Pro forma	$0.39	$0.53	$0.39

Advertising and Promotion

      The Company generally expenses all costs associated with its advertising and promotional efforts as incurred. During the years ending December 31, 2002, 2001 and 2000, the Company incurred $6.3 million, $2.4 million, and $2.2 million, respectively, of advertising expenses.

Central Program Fund

      Effective January 1, 2002 the Company established the WestCoast Central Program Fund (CPF), organized in accordance with the various domestic franchise agreements. The CPF is responsible for certain advertising services, frequent guest program administration, reservation services, national sales promotions and brand and revenue management services intended to increase sales and enhance the reputation of the Company and its franchise owners including the WestCoast and Red Lion branded properties.

      Contributions by the Company to the CPF for owned and managed hotels and contributions by the franchisees, through the individual franchise agreements, total up to 5% of room revenue or can be based on reservation fees, frequent guest program dues and other services. While the Company administers the functions of the CPF, the net assets and transactions of the CPF are not commingled with the working capital of the Company. The net assets and transactions of the CPF are, therefore, not included in the accompanying financial statements in accordance with FASB No. 45, “Accounting for Franchise Fee Revenue.”

      For the year ended December 31, 2002, the Company contributed $5.7 million to the CPF with respect to its owned and managed properties, which was recognized in direct operating expenses. At December 31, 2002, the Company has a net current receivable from the CPF of approximately $223,000.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (“FIN No. 46”). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51 to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 was adopted by the Company on July 1, 2003 and did not have a material effect on the Company’s consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 is effective for all contracts created or modified after June 30, 2003 except for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of SFAS No. 149 should be applied prospectively. The provisions of SFAS No. 149 that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of this standard has not had a material effect on the Company’s consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

Reclassifications

      Certain prior year amounts have been reclassified to conform with the 2002 presentation. These reclassifications had no effect on net income or retained earnings as previously reported.

Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

3.	Financial Liquidity

      At December 31, 2002 the Company has a deficit working capital position of $28.8 million. This position is a direct result of the classification of $52.1 million of obligations outstanding under the Company’s primary revolving credit facility with a bank as a current liability. As further discussed in Note 10, the classification is due to the anticipatory breach of certain financial covenants to be measured in June, September and December 2003.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company intends to refinance its revolving credit facility either with its existing lender or other lenders into non-recourse and revolving debt. Management believes that an adequate borrowing base exists to secure the necessary financing. The Company is also pursuing the sale of certain non-core real estate assets, some of which are included in assets held for sale discussed in Note 5. Management has implemented certain operational efficiencies and cost reduction plans that are expected to improve covenant ratios. These actions are intended to reduce the Company’s dependence on the revolving credit facility.

      The historical cash flow of the Company has been adequate to service all its normal operating needs, service all interest and regularly scheduled principal payments and capital improvements. Due to the war and the perception of a weak economy there can be no assurance that future operating performance will provide adequate cash flow for the Company’s needs. The ability of the Company to improve its working capital position through the refinance of its revolving credit facility, improve operating results and dispose of non-core assets is dependent upon lending market conditions, the achievement of future operating efficiencies and the liquidity of the real estate market where the Company’s assets are located. There can be no assurance that these efforts will be successful.

4.	Acquisition

      Effective December 31, 2001, the Company completed the purchase of Red Lion Hotels, Inc. (Red Lion) from Hilton Hotels Corporation (Hilton) including 9 owned hotels, 12 leased hotels, 4 licensed hotels and 22 franchised operating hotels. The acquisition was made to add critical mass to the Company’s hotel portfolio and expand the Company’s presence in additional markets. The hotels were acquired for $20,252,000 in cash, 303,771 Series A preferred shares and 303,771 Series B preferred shares for total consideration of approximately $52,600,000 including the cost of acquisition. The source of cash consideration for the transaction was the Company’s available cash and advances under the Company’s existing credit facility. The value of the preferred shares was determined based on its stated redemption value, as discussed in Note 11.

      The acquisition of Red Lion was accounted for using the purchase method of accounting. As the acquisition occurred on the last day of the year ended December 31, 2001, the results of operations of the acquired entity are not included in the consolidated statements of operations or cash flows.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the allocation of the purchase price to the acquired assets and liabilities (in thousands):

	Estimated	Purchase	Final
	Allocation at	Price	Allocation at
	December 31, 2001	Adjustments	December 31, 2002

Cash	$2,640	$—	$2,640
Accounts receivable	3,195	(46)	3,149
Prepaid expenses	284	—	284
Inventories	1,243	(180)	1,063

Total current assets	7,362	(226)	7,136
Property and equipment	35,328	651	35,979
Brand name	6,879	—	6,879
Lease contracts	4,332	—	4,332
Franchise contracts	809	—	809
Deferred tax asset	4,711	(180)	4,531

Total assets	59,421	245	59,666
Accounts payable	(1,932)	—	(1,932)
Other current liabilities	(4,960)	(245)	(5,205)

Total liabilities	(6,892)	(245)	(7,137)

Net assets acquired	$52,529	$—	$52,529

      The allocation of the purchase price to the acquired assets and liabilities was based upon their estimated fair values at date of acquisition. The fair values of acquired assets and liabilities were determined utilizing an internally prepared evaluation based on both a market multiple valuation approach and an income capitalization valuation approach as well as the guidelines set forth in SFAS 141.

      The lease and franchise contracts are being amortized over the terms of the respective agreements of 30 years and nine years, respectively.

5.	Assets Held for Sale

      In connection with the Company’s decision in 2001 to sell non-core assets, on October 10, 2002, the Company and American Capital Group, LLC entered into a purchase and sale agreement for the WestCoast Kalispell Hotel and Kalispell Center Mall. The agreement is subject to due diligence and is scheduled to close in 2003. After the close, the WestCoast Kalispell Center Hotel will remain under the WestCoast Hospitality Corporation brand and management, while American Capital Group, LLC will oversee management for the mall. The net book value of the hotel and mall was $12.9 million at December 31, 2002.

      Additionally, two office buildings owned by the Company have been marketed for sale which the Company expects to sell in 2003. The total net book value of these buildings as of December 31, 2002 of $21.5 million is classified as assets held for sale. These two buildings were initially classified as assets held for sale at December 31, 2001. At December 31, 2002, the Company’s management evaluated the accounting criteria set forth in SFAS 144 and determined the assets were still appropriately classified as assets held for sale.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property and Equipment

      Property and equipment at December 31, 2002 and 2001 is summarized as follows (in thousands):

	2002	2001

Buildings and equipment	$202,411	$219,729
Furniture and fixtures	20,530	21,413
Equipment acquired under capital leases	2,342	2,796
Landscaping and land improvements	2,355	2,216

	227,638	246,154
Less accumulated depreciation and amortization	(53,302)	(56,368)

	174,336	189,786
Land	60,012	64,387
Construction in progress	6,907	3,483

	$241,255	$257,656

      Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was approximately $8.9 million, $8.9 million, and $8.3 million, respectively.

      In the first quarter of 2002, the Company entered into an agreement for the sale of an 80.1% interest in the WHC Building, while retaining the management of the building, its lease of space, and the remaining ownership interest. At the time of the sale the cost and accumulated depreciation of this building was $10.6 million and $4.0 million, respectively. The sale of the building resulted in a pre-tax gain of $5.8 million, of which $3.0 million was recognized as a gain on asset disposition in 2002. Due to retaining a partial lease of the building, a portion of the gain is being deferred over the six-year lease term. During 2002, the Company recognized $215,000 of the deferred gain. As of December 31, 2002, the total deferred gain remaining is $2.6 million.

7.	Other Investments

      The Company has a 6% interest in a limited liability company, which is accounted for under the cost method. Accordingly, the Company’s investment is increased or decreased by contributions, distributions, or impairments only.

      The Company also has a 0.5% general partnership interest in one hotel property, which is accounted for under the equity method of accounting. As of March 2002, the Company also has a 19.9% interest in the WHC Building (see Note 6), which is also accounted for under the equity method of accounting. Therefore, the Company records its proportionate share of the earnings and losses of these entities in the consolidated statements of operations. The Company wrote-off its 0.3% interest ($73,000) in another hotel partnership, because the primary asset was sold in November 2002.

      At December 31, 2002 and 2001, the Company’s recorded carrying value in these investments was $2.25 million and $1.3 million, respectively. The underlying assets, liabilities and operations of these entities are not recorded in the consolidated financial statements. The Company does not share in any non-recourse debt that may be held by these entities in which equity interests are held. Summarized unaudited

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial information with respect to these separate entities as of and for the years ended December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Current assets	$5,371	$5,768
Total assets	$25,887	$15,852
Current liabilities	$4,836	$4,692
Total liabilities	$23,620	$20,747
Total equity (deficit)	$2,078	$(4,895)
Revenues	$10,178	$9,452
Net income	$2,819	$665

      The Company has recorded income from these investments during the years ended December 31, 2002, 2001, and 2000 of $62,000, $92,000, and $100,000 respectively. Additionally the Company has recorded revenues from managing these properties of $374,000, $382,000 and $317,000 during the years ended December 31, 2002, 2001 and 2000 respectively.

8.	Long-Term Debt

      Long-term debt consists of mortgage notes payable and notes and contracts payable, collateralized by real property, equipment and the assignment of certain rental income. Long-term debt as of December 31, 2002 and 2001 is as follows (amounts outstanding in thousands):

	2002	2001

Note payable in monthly installments of $276,570, including interest at 7.93%, through June 2011, collateralized by real property	$35,429	$35,880
Note payable in monthly installments of $108,797, including interest at 8.08%, through September 2011, collateralized by real property	13,791	13,959
Note payable in monthly installments of $91,871 including interest at 7.39%, through June 2011, collateralized by real property	11,101	11,372
Note payable in monthly installments of $55,817 including interest at 7.36%, through August 2007, collateralized by assignment of certain rental income	—	7,233
Note payable in monthly installments of $52,844, including interest at 8.08%, through September 2011, collateralized by real property	6,698	6,780
Note payable in monthly installments of principal and interest at 7.00%, through January 2010 convertible into common stock of the Company at $15 per share	5,435	6,362
Note payable in monthly installments of $47,772, including interest at a variable rate (4.875% at December 31, 2002 and 6.375% at December 31, 2001), through May 2008, collateralized by real property	6,205	6,454
Note payable in monthly installments of $46,695, including interest at 8.00%, through October 2011, collateralized by real property	5,965	6,039
Industrial revenue bonds payable in monthly installments of $66,560 including interest at 5.90%, through October 2011, collateralized by real property	5,522	5,980
Note payable in monthly installments of $53,517, including interest at 8.00%, through July 2005, collateralized by real property	4,575	4,840
Note payable in monthly installments of $45,407, including interest at a variable rate (9.00% at December 31, 2002 and 2001), through April 2010, collateralized by real property	4,051	4,222

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2001

Note payable in monthly installments of $18,629, including interest at a variable rate (5.125% at December 31, 2002 and 8.25% at December 31, 2001), through January 2008, collateralized by real property	2,345	2,444
Industrial revenue bonds payable in monthly installments of $22,917 including interest at a variable rate (5.00% at December 31, 2002 and 4.75% at December 31, 2001), through January 2007, collateralized by real property	1,270	1,535
Note payable in monthly installments of $18,462 including interest at an index rate plus 1.50%, subject to a minimum of 9.50% and a maximum of 12.00% (9.50% at December 31, 2002 and 2001), through December 2011, collateralized by real property	1,330	1,419
Note payable in monthly installments of $10,430, including interest at 7.42%, through December 2003	1,329	1,353
Note payable in monthly installments of $8,373, including interest at a variable rate (5.06% at December 31, 2002 and 6.57% at December 31, 2001), through November 2009, collateralized by certain equipment and furniture and fixtures	496	566
Other	553	592

	106,095	117,030
Less current portion	(4,889)	(3,753)

Non current portion	$101,206	$113,277

      Some of the above debt agreements require the Company maintain a cash reserve account for insurance, taxes, and furniture and fixture replacement. At December 31, 2002, this reserve was $1.9 million.

      During the year ended December 31, 2001, the Company refinanced some of its real property by obtaining long-term debt and paying down the Company’s revolving line of credit agreement (see note 10). During the year ended December 31, 2001, deferred loan fees associated with the debt repayments were charged to operations as other expense on the consolidated statements of operations.

      Contractual maturities for long-term debt outstanding at December 31, 2002 are summarized by year as follows (in thousands):

Year Ending
December 31,

2003	$4,889
2004	3,878
2005	7,781
2006	4,081
2007	4,000
Thereafter	81,466

$106,095

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Capital Lease Obligations

      The Company leases certain equipment under capital leases. The imputed interest rates on the leases range from 7.06% to 8.64%. Cost and accumulated amortization of this equipment as of December 31, 2002 are approximately $2,342,000 and $1,717,000, respectively. Cost and accumulated amortization of the equipment as of December 31, 2001 are approximately $2,796,000 and $1,813,000, respectively.

      The remaining minimum lease payments including interest of $277,000 are due under these leases during 2003.

10.	Notes Payable to Bank

      During 2001, in connection with the refinancing of certain properties under long-term debt facilities the Company’s revolving credit facility was amended and reduced to $70 million. At December 31, 2002 and 2001, $52.1 million and $54.3 million, respectively was outstanding under the credit facility. Any outstanding borrowings bear interest based on the prime rate or LIBOR plus a variable interest margin. At December 31, 2002, the interest rate on outstanding borrowings ranged from 3.94% to 4.75%. At December 31, 2001, the interest rate was 4.84%. The weighted-average interest rate on outstanding borrowings was 3.97% and 4.87% at December 31, 2002 and 2001, respectively. Interest only payments are due monthly. The credit facility matures on June 30, 2005. The credit facility requires the initial payment of a 1% fee plus an annual standby fee of 0.50% in 2002, fees ranged from 0.25% to 0.50% in 2001. The credit facility is collateralized by certain properties and requires the Company to maintain certain financial ratios, minimum levels of cash flows and restricts the payment of dividends. On December 23, 2002, the debt agreement was amended and the credit facility was reduced to $58.5 million and three of the financial covenants were modified such that compliance with them shall not be required until June 30, 2003. The Company was in compliance with all required financial covenants at December 31, 2002. The entire outstanding balance at December 31, 2002 has been classified as a current liability due to anticipatory breach of some of the existing covenants in June, September and December 2003, which currently have not been waived. If the Company breaches its covenants and the breach is not waived by the lender, one of the lenders remedies under the credit facility is to call the debt due at that time. The debt agreement allows the Company to pay dividends as long as certain minimum financial ratios are maintained. At December 31, 2002 and 2001, the Company was restricted from paying any dividends on common stock.

11.	Stockholders’ Equity

      The Articles of Incorporation of the Company authorize 50 million common shares and 5 million preferred shares. The preferred stock rights, preferences and privileges will be determined by the Board of Directors.

      As discussed in Note 4, as part of the Red Lion acquisition WestCoast issued 303,771 shares of Series A Preferred Stock and 303,771 of Series B Preferred Stock on December 31, 2001. Both the Series A and Series B preferred shares have $0.01 par, a $50 stated value, and give the holder certain preferences upon any liquidation of the Company, including payment of $50 per share plus any unpaid dividends before any payment is made to common stockholders.

      In addition, the Series A shares include a quarterly dividend requirement, cumulative at 7%, and are redeemable at WestCoast’s option for $50 per share plus unpaid dividends. The dividend requirement increases to 12% if the Company misses two dividend payments, or to 14% upon the violation of certain restrictive covenants or after January 30, 2005, if they have not been redeemed.

      The Series B shares include a quarterly dividend requirement, cumulative at 10%, and are redeemable at WestCoast’s option for $50 per share plus unpaid dividends. The dividend requirement increases to 15%

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

if the Company misses two consecutive dividend payments, or to 20% upon the violation of certain restrictive covenants or after January 30, 2008, if they have not been redeemed.

      As a result of cancelled franchise agreements in 2002, 2,456 shares of Preferred Series A and B, respectively, were cancelled totaling approximately $246,000.

12.	Income Taxes

      Major components of the Company’s income tax provision for the years ended December 31, 2002, 2001 and 2000 are as follows (in thousands):

	2002	2001	2000

Current:
Federal	$2,108	$2,118	$1,677
State	160	145	105
Deferred	2,101	2,240	1,524

	$4,369	$4,503	$3,306

      The income tax provisions shown in the consolidated statements of operations differ from the amounts calculated using the federal statutory rate applied to income before income taxes as follows (in thousands):

	2002		2001		2000

	Amount	%	Amount	%	Amount	%

Provision at federal statutory rate	$4,208	34.0	$4,116	34.0	$3,103	34.0
Effect of tax credits	(186)	(1.5)	(68)	(0.6)	(77)	(0.9)
State taxes, net of federal benefit	106	0.9	96	0.8	69	0.8
Goodwill amortization	—	—	261	2.2	262	2.9
Other	241	1.9	98	0.8	(51)	(0.6)

	$4,369	35.3	$4,503	37.2	$3,306	36.2

      Components of the net deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002		2001

	Assets	Liabilities	Assets	Liabilities

Property and equipment	$—	$12,434	$—	$10,162
Rental income	—	606	—	660
Management contracts	—	1,399	—	1,536
Brand name	—	2,463	—	2,463
Other	641	—	661	—

	$641	$16,902	$661	$14,821

13.	Operating Lease Income

      The Company leases shopping mall space to various tenants over terms ranging from one to ten years. The leases generally provide for fixed minimum monthly rent as well as tenants’ payments for their pro rata share of taxes and insurance, common area maintenance and expenses associated with the shopping mall. In addition, the Company leases commercial office space over terms ranging from one to eighteen

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years. The cost and accumulated depreciation of these properties at December 31, 2002 was approximately $29,807,000 and $8,313,000, respectively. The cost and accumulated depreciation of the commercial office properties at December 31, 2001 was approximately $29,635,000 and $8,313,000, respectively. In March 2002, the Company sold one of these properties with a cost and accumulated depreciation of $10.6 million and $4.0 million, respectively (see note 6).

      Future minimum lease income under existing noncancellable leases as of December 31, 2002 including properties held for sale, is as follows (in thousands):

Year Ending
December 31,

2003	$6,158
2004	5,955
2005	4,753
2006	3,838
2007	3,186
Thereafter	6,731

$30,621

      Rental income for the years ended December 31, 2002, 2001 and 2000 was approximately $8,000,000, $9,301,000 and $8,896,000 respectively, which included contingent rents of approximately $155,000, $174,000 and $200,000, respectively.

14.	Operating Lease Commitments

      The Company has various operating leases, the most significant are:

      In October 1997, the Company began operating a hotel in Yakima, Washington under an operating lease and purchase option agreement. The lease agreement is for a period of 15 years with two five-year renewal options. The Company pays all operating costs of the hotel plus monthly lease payments of $35,000 through September 2003. Commencing October 2003, the monthly lease requirement will be $52,083 and monthly payments shall increase by $5,208 each year thereafter. The Company agreed to a $1.0 million option payment which allows the purchase of this hotel at a fixed price. One-half of this option payment was paid in cash and the remaining $500,000 was paid in August 2002. The option is exercisable by the Company between March and September 2003 for a total purchase price of $6,250,000. If the Company exercises its purchase option, the option payments made by the Company will be applied against the total purchase price.

      The Company began operating a hotel in Bellevue, Washington in January 2000 with an operating lease and purchase option agreement. The lease agreement expires on December 31, 2003. The Company pays monthly lease payments of $27,951 plus “additional rent” as defined in the agreement. Additional rent includes hotel operating and other costs. The purchase option is exercisable from July 2002 through January 31, 2004 at the Company’s option. The total purchase price of the hotel under option is $12 million.

      At December 31, 2001, the Company assumed a master lease agreement which covered 17 hotel properties including 12 which were part of the Red Lion acquisition. The Company has entered into a sublease with Doubletree DTWC Corporation whereby Doubletree DTWC Corporation will sublease five of these hotel properties from the Company. The master lease agreement requires minimum monthly payments of $1.25 million plus contingent rents based on gross receipts from the 17 hotels. The lease

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement expires in December 2020, but the Company has the option to extend the term for three additional 5 year terms.

      Assuming the Company exercises its purchase options for the Bellevue hotel in January 2004 and the Yakima hotel in September 2003, total payments due under all of the Company’s leases at December 31, 2002 are as follows (in thousands):

Year Ending
December 31,

2003	$7,113
2004	5,663
2005	5,663
2006	5,663
2007	5,663
Thereafter	74,188

$103,953

      The above amounts are net of $9.9 million of sublease income annually through 2020.

      Total rent expense net of sublease income under the leases for the years ended December 31, 2002, 2001, and 2000 was $7,662,000, $1,816,000 and $1,816,000, respectively.

15.	Related-Party Transactions

      The Company had the following transactions with related parties:

•	The Company recorded management fee and other income of approximately $129,000, $154,000 and $145,000 during the years ended December 31, 2002, 2001 and 2000, respectively, for performing management and administrative functions for entities which are owned by key stockholders and management of the Company. The net assets and transactions of these entities are excluded from the Company’s consolidated financial statements.

•	The Company received commissions for real estate sales from entities which are owned or partially owned by key stockholders and management of the Company totaling $54,000, $109,000 and $110,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The net assets and transactions of these entities are excluded from the Company’s consolidated financial statements.

•	During 2002, 2001, and 2000, the Company held certain cash and investment accounts in a bank and had notes payable to the same bank. The bank’s chairman and chief executive officer is a director of the Company. At December 31, 2002 and 2001, total cash and investments of approximately $3,496,000 and $466,000, respectively, and a note payable totaling approximately $5,522,000 and $5,980,000, respectively, were outstanding with this bank. Total interest income of $7,000, $18,000 and $41,000, respectively, and interest expense of $174,000, $367,000 and $391,000, respectively, was recorded related to this bank during the years ended December 31, 2002, 2001 and 2000. Additionally, the Company is the real estate manager for the bank’s corporate office building. During the years ended December 31, 2002, 2001 and 2000, the Company recognized management fee income of $117,000, $114,000 and $111,000, respectively.

•	For the year ending December 31, 2002, the Company received $51,000 in management fees and $24,000 in leasing fees from the WHC building, which as of March 2002, the Company owns a 19.9% interest in the building.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Employee Benefit and Stock Plans

1998 Stock Incentive Plan

      The 1998 Stock Incentive Plan (the Plan) was adopted by the Board of Directors in 1998. The Plan authorizes the grant or issuance of various option or other awards. The Company amended the Plan in 2000 to increase the maximum number of shares which may be awarded under the Plan from 1,200,000 to 1,400,000 shares, subject to adjustment for stock splits, stock dividends and similar events. The Compensation Committee of the Board of Directors administers the Plan and establishes to whom, the type and the terms and conditions, including the exercise period, the awards are granted.

      Nonqualified stock options may be granted for any term specified by the Compensation Committee and may be granted at less than fair market value, but not less than par value on the date of grant. Incentive stock options may be granted only to employees and must be granted at an exercise price at least equal to fair market value on the date of grant and have a ten year exercise period. The maximum fair market value of shares which may be issued pursuant to incentive stock options granted under the Plan to any individual in any calendar year may not exceed $100,000. Stock Appreciation Rights (SARs) may also be granted in connection with stock options or other awards. SARs typically will provide for payments to the holder based upon increases in the price of the common stock over the exercise price of the related option or award, but alternatively may be based upon other criteria such as book value. Other awards such as restricted stock awards, dividend equivalent awards, performance awards or deferred stock awards may also be granted under the Plan by the Compensation Committee.

      All options granted have been designated as nonqualified options, with an exercise price equal to or in excess of fair market value on the date of grant and for a term of ten years. For substantially all options granted, fifty percent of each recipients’ options will vest on the fourth anniversary of the date of grant and the remaining 50% will vest on the fifth anniversary of the date of grant. The vesting schedule will change if, beginning one year after the option grant date, the stock price of the common stock reaches the following target levels (measured as a percentage increase over the exercise price) for 60 consecutive trading days:

Percent of Option
Stock Price Increase	Shares Vested

25%	25%
50%	50%
75%	75%
100%	100%

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock option transactions are summarized as follows:

	Number	Weighted-Average	Exercise Price	Expiration
	of Shares	Exercise Price	Per Share	Date

Balance, December 31, 1999	977,749	$14.30	$7.50-15.00	2008-2009
Options granted	109,395	$9.18	$8.31-15.00	2010
Options forfeited	(89,319)	$14.21	$10.94-15.00

Balance, December 31, 2000	997,825	$13.75	$7.50-15.00	2008-2010
Options granted	360,785	$6.07	$6.07	2011
Options forfeited	(81,991)	$13.89	$8.31-15.00

Balance, December 31, 2001	1,276,619	$11.57	$6.07-15.00	2008-2011
Options granted	6,500	$7.67	$7.50-7.95	2012
Options forfeited	(173,563)	$10.67	$6.07-15.00
Options cancelled	(571,661)	$15.00	$15.00

Balance, December 31, 2002	537,895	$8.29	$6.07-15.00	2008-2012

      Remaining options available for grant at December 31, 2002 were 862,105. At December 31, 2002 and 2001, options totaling 40,773 and 27,000 respectively are exercisable at a weighted average exercise price of $15.00.

      In July 2002, the Company offered eligible option holders the opportunity to exchange certain options for new options. The new options offered were issued at fair market value of the stock on or after the first business day that is six months and one day after the date the original options were cancelled in the exchange. On July 31, 2002, 571,661 options were cancelled pursuant to the terms of the offer. In February 2003, the Company granted 261,251 new non-qualified options. There was no impact on the Company’s financial condition and results of operations in 2002 as a result of this transaction.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000:

	2002	2001	2000

Dividend yield	0%	0%	0%
Expected volatility	25%	22%	33%
Risk free interest rates	4.60%	4.07%	5.71%
Expected option lives	4 years	4 years	4 years

      The weighted-average life of options outstanding at December 31, 2002 was 7.83 years. The weighted-average fair value of all options granted during 2002, 2001 and 2000 was $2.17, $1.37 and $4.12 per share, respectively. The weighted-average fair value and exercise price for options granted at market value and for those options granted above market value on the date of grant in 2002, 2001 and 2000 are as follows:

	Weighted-Average			Weighted-Average
	Fair Value			Exercise Price

	2002	2001	2000	2002	2001	2000

Options granted at market price	$2.17	$1.37	$4.32	$7.67	$6.07	$8.31
Options granted above market price	$—	$—	$2.76	$—	$—	$15.00

      In connection with the Company’s initial public offering in 1998, the Company also granted 55,000 restricted shares of common stock to certain members of senior management. Twenty percent of these shares were issued in 1998 and 1999. Twenty percent were to be issued in each subsequent year provided

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such employee was an employee of the Company at that time. Management stock grants in 2002, 2001 and 2000 were canceled and paid in cash. The Company recorded compensation expense of approximately $80,000, $56,000 and $55,000 during the years ended December 31, 2002, 2001 and 2000, respectively, associated with these grants.

Employee Stock Purchase Plan

      In 1998, the Company adopted the Employee Stock Purchase Plan to assist employees of the Company in acquiring a stock ownership interest in the Company. A maximum of 300,000 shares of common stock is reserved for issuance under this plan. The Employee Stock Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions. No employee may purchase more than $25,000 worth of common stock under this plan in any calendar year. During the years ended December 31, 2002, 2001 and 2000, 19,902, 24,139 and 26,429 shares were purchased under this plan for approximately $102,000, $107,000 and $175,000, respectively.

Defined Contribution Plan

      The Company and employees contribute to the WestCoast Hospitality Corporation Amended and Restated Retirement and Savings Plan. The defined contribution plan was created for the benefit of substantially all employees of the Company. The Company makes contributions of up to 3% of an employee’s compensation based on a vesting schedule and eligibility requirements set forth in the plan document. Company contributions to the plan for the years ended December 31, 2002, 2001 and 2000 were approximately $435,000, $225,000 and $240,000, respectively.

17.	Fair Value of Financial Instruments

      The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

      The carrying amounts for cash and cash equivalents, accounts receivable, current liabilities and variable rate long-term debt are reasonable estimates of their fair values. The fair values of fixed-rate long-term debt and capital lease obligations are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for debt or capital lease obligations with similar remaining maturities.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated fair values of financial instruments at December 31, 2002 and 2001 are as follows (in thousands):

	2002		2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$2,701	$2,701	$5,735	$5,735
Accounts receivable	$9,559	$9,559	$9,101	$9,101
Financial liabilities:
Current liabilities, excluding debt	$22,333	$22,333	$21,802	$21,802
Notes payable to bank	$52,100	$52,100	$54,250	$54,250
Long-term debt	$106,095	$106,095	$117,030	$117,030
Capital lease obligations	$268	$268	$652	$652

18.	Business Segments

      The Company has four operating segments: (1) hotels and restaurants; (2) entertainment; (3) real estate and (4) franchise, central services and development. Due to the timing of the Red Lion acquisition on December 31, 2001, identifiable assets and capital expenditures related to this acquisition are reported at December 31, 2001. However, no operations were reported until 2002. Corporate services and other consists primarily of miscellaneous revenues and expenses, cash and cash equivalents, certain receivables and certain property and equipment which are not specifically associated with an operating segment.

      The entertainment segment had significant inter-segment revenues which were eliminated in the consolidated financial statements. Management reviews and evaluates the operations of the entertainment segment including the inter-segment revenues. Therefore, the total revenues, including inter-segment revenues are included in the segment information below. Management reviews and evaluates the operating segments exclusive of interest expense. Therefore, interest expense is not allocated to the segments.

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Selected information with respect to the segments is as follows for the years ended December 31, 2002, 2001 and 2000 (in thousands):

	2002	2001	2000

REVENUES
Hotels and restaurants	$173,320	$99,495	$106,540
Franchise, central services and development	4,137	3,213	3,643
Entertainment	7,551	8,539	6,908
Less: inter-segment revenues	(121)	(1,042)	(1,203)
Real estate	9,001	10,114	9,540
Corporate services and other	283	314	378

	$194,171	$120,633	$125,806

OPERATING INCOME (LOSS)
Hotels and restaurants	$15,921	$16,738	$20,105
Franchise, central services and development	1,810	6,115	2,035
Entertainment	768	(237)	(407)
Real estate	7,098	3,954	3,845
Corporate services and other	(2,916)	(2,524)	(2,224)

	$22,681	$24,046	$23,354

CAPITAL EXPENDITURES
Hotels and restaurants	$5,742	$48,634	$6,623
Franchise, central services and development	2,056	2,672	299
Entertainment	349	542	912
Real estate	193	2,910	310
Corporate services and other	2,368	203	316

	$10,708	$54,961	$8,460

DEPRECIATION AND AMORTIZATION
Hotels and restaurants	$8,712	$8,112	$7,615
Franchise, central services and development	337	405	401
Entertainment	319	476	410
Real estate	291	1,426	1,317
Corporate services and other	858	759	709

	$10,517	$11,178	$10,452

IDENTIFIABLE ASSETS
Hotels and restaurants	$273,991	$276,297	$232,762
Franchise, central services and development	40,589	39,474	32,577
Entertainment	4,934	6,403	6,239
Real estate	23,203	29,941	25,216
Corporate services and other	13,993	7,534	8,040

	$356,710	$359,649	$304,834

WESTCOAST HOSPITALITY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Earnings Per Share

      The following table presents a reconciliation of the numerators and denominators used in the basic and diluted earnings per common share computations for the years ended December 31, 2002, 2001 and 2000 (in thousands, except per share amounts). Also shown is the number of dilutive securities (stock options and convertible notes) that would have been included in the diluted EPS computation if they were not anti-dilutive.

	2002	2001	2000

Numerator:
Income available to common stockholders	$5,430	$7,579	$5,821
Income effect of dilutive OP Units	44	232	71

Net income-diluted	$5,474	$7,811	$5,892

Denominator:
Weighted-average shares outstanding — basic	12,975	12,953	12,941
Effect of dilutive OP Units	286	286	296
Effect of dilutive common stock options and convertible notes	24	(A)	(A)

Weighted-average shares outstanding — diluted	13,285	13,239	13,237

Earnings per share — basic and diluted:
Earnings per share — basic	$0.42	$0.59	$0.45

Earnings per share — diluted	$0.41	$0.59	$0.45

(A)	At December 31, 2002, 537,895 stock options are outstanding of which 514,085 stock options have been excluded from the calculation of diluted earnings per share because they are anti-dilutive. At December 31, 2001 and 2000, 1,276,619, and 997,825 stock options are outstanding, respectively. The effects of the shares which would be issued upon the exercise of these options have been excluded from the calculation of diluted earnings per share because they are anti-dilutive. The effects of the shares which would be issued upon conversion of the convertible notes have been excluded from the calculation of diluted earnings per share because they are anti-dilutive.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

September 30, 2003 and December 31, 2002
(in thousands, except share data)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$10,068	$752
Restricted cash	4,089	1,949
Accounts receivable, net	9,846	9,559
Inventories	1,960	2,040
Assets held for sale	—	34,408
Prepaid expenses and other	2,593	2,693

Total current assets	28,556	51,401
Property and equipment, net	268,050	241,255
Goodwill	28,042	28,042
Intangible assets, net	14,601	15,188
Other assets, net	20,138	20,824

Total assets	$359,387	$356,710

LIABILITIES
Current liabilities:
Accounts payable	$6,690	$6,773
Accrued payroll and related benefits	6,291	6,173
Accrued interest payable	780	695
Advance deposits	267	198
Other accrued expenses	10,064	8,494
Long-term debt, due within one year	5,947	4,889
Notes payable to bank	—	52,100
Capital lease obligations, due within one year	—	268

Total current liabilities	30,039	79,590
Long-term debt, due after one year	152,542	101,206
Deferred income	2,411	2,626
Deferred income taxes	16,761	16,261
Minority interest in partnerships	2,767	2,911

Total liabilities	204,520	202,594

STOCKHOLDERS’ EQUITY
Preferred stock — 5,000,000 shares authorized; $0.01 par value; $50 per share liquidation value:
Series A — 294,362 and 301,315 shares issued and outstanding	3	3
Series B — 294,362 and 301,315 shares issued and outstanding	3	3
Additional paid-in capital, preferred stock	29,430	30,125
Common stock — 50,000,000 shares authorized; $0.01 par value; 13,004,573 and 12,981,878 shares issued and outstanding	130	130
Additional paid-in capital, common stock	84,187	84,083
Retained earnings	41,114	39,772

Total stockholders’ equity	154,867	154,116

Total liabilities and stockholders’ equity	$359,387	$356,710

The accompanying notes are an integral part

of the condensed consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

For the Three Months and Nine Months Ended September 30, 2003 and 2002
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

REVENUES
Hotels and restaurants	$49,230	$50,518	$126,671	$134,459
Franchise, central services and development	973	1,406	2,950	3,340
Entertainment	2,023	1,508	6,008	4,980
Real estate	2,177	2,186	6,843	6,797
Corporate services	81	67	256	201

Total revenues	54,484	55,685	142,728	149,777

OPERATING EXPENSES
Hotels and restaurants	38,848	39,824	106,603	111,517
Franchise, central services and development	376	535	1,268	1,554
Entertainment	1,845	1,245	5,327	4,156
Real estate	1,191	1,293	3,624	3,535
Corporate services	83	61	242	162
Depreciation and amortization	4,284	2,561	10,047	7,938
(Gain) loss on asset dispositions	(117)	(69)	579	(3,165)
Conversion expenses	24	1	392	8

Total direct expenses	46,534	45,451	128,082	125,705
Undistributed corporate expenses	712	747	2,040	1,650

Total expenses	47,246	46,198	130,122	127,355

Operating income	7,238	9,487	12,606	22,422
OTHER INCOME (EXPENSE)
Interest expense, net of amounts capitalized	(2,886)	(2,613)	(8,241)	(8,135)
Interest income	96	96	303	254
Other income (expense), net	87	1	(205)	4
Equity income in investments, net	20	42	99	30
Minority interest in partnerships	14	(42)	144	(108)

Income before income taxes	4,569	6,971	4,706	14,467
Income tax expense	1,337	2,461	1,449	5,107

NET INCOME	3,232	4,510	3,257	9,360
Preferred stock dividend	(634)	(646)	(1,915)	(1,937)

Income applicable to common shareholders	$2,598	$3,864	$1,342	$7,423

Earnings per common share:
Basic	$0.20	$0.30	$0.10	$0.57

Diluted	$0.20	$0.29	$0.10	$0.56

Weighted average shares outstanding — basic	13,003	12,982	12,997	12,975

Weighted average shares outstanding — diluted	13,289	13,268	13,283	13,302

The accompanying notes are an integral part

of the condensed consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Nine Months Ended September 30, 2003 and 2002
(in thousands)

	Nine Months Ended
	September 30,

	2003	2002

OPERATING ACTIVITIES
Net income	$3,257	$9,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,047	7,938
(Gain) loss on disposition of property and equipment and other assets	579	(3,165)
Non-cash reduction of preferred stock resulting in gain	(522)	—
Write-off of deferred loan fees	790	—
Deferred income tax provision	500	300
Minority interest in partnerships	(144)	108
Equity in investments	(99)	(30)
Compensation expense related to stock issuance	5	15
Provision for doubtful accounts	337	184
Change in current assets and liabilities:
Restricted cash	(2,140)	(987)
Accounts receivable	(314)	(1,086)
Inventories	80	216
Prepaid expenses and other	114	(901)
Accounts payable and income taxes payable	476	3,775
Accrued payroll and related benefits	118	593
Accrued interest payable	85	(97)
Other accrued expenses and advance deposits	997	3,874

Net cash provided by operating activities	14,166	20,097

INVESTING ACTIVITIES
Additions to property and equipment	(5,141)	(6,201)
Proceeds from disposition of property and equipment	398	1,839
Proceeds from disposition of investment	441	165
Other, net	62	44

Net cash used in investing activities	(4,240)	(4,153)

The accompanying notes are an integral part of the condensed consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) — (Continued)

For the Nine Months Ended September 30, 2003 and 2002
($ in thousands)

	Nine Months Ended
	September 30,

	2003	2002

FINANCING ACTIVITIES
Proceeds from note payable to bank	47,700	—
Repayment of note payable to bank	(99,800)	(10,050)
Proceeds from long-term debt	55,200	—
Proceeds from short-term debt	2,658	—
Repayment of long-term debt	(2,806)	(2,842)
Proceeds from issuance of common stock under employee stock purchase plan	99	103
Preferred stock dividend payments	(1,927)	(1,291)
Principal payments on capital lease obligations	(268)	(284)
Additions to deferred financing costs	(1,466)	(710)
Distribution to stockholders and partners	—	(23)

Net cash used in financing activities	(610)	(15,097)

CHANGE IN CASH AND CASH EQUIVALENTS
Net increase in cash and cash equivalents	9,316	5,954
Cash and cash equivalents at beginning of period	752	4,613

Cash and cash equivalents at end of period	$10,068	$10,567

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$8,156	$8,232
Income taxes	$93	$3,928
Non-cash investing and financing activities:
Reclassification of assets held for sale to property and equipment	$34,403	$—
Sale-operating leaseback of equipment	$2,658	$—
Preferred stock dividends declared	$1,915	$1,937
Non-cash reduction of working capital for preferred stock	$173	$—
Addition of note receivable on sale of building	$—	$2,607
Investment in real estate venture exchanged for property	$—	$1,194
Assignment of debt to purchaser of building	$—	$7,198
Note Payable	$—	$520

The accompanying notes are an integral part of

the condensed consolidated financial statements.

WESTCOAST HOSPITALITY CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Business and Organization

      WestCoast Hospitality Corporation (the “Company” or “WestCoast”) is a New York Stock Exchange listed hospitality and leisure company primarily engaged in the ownership, management, development, and franchising of mid-scale, full service hotels under its WestCoast® and RedLion® brands. As of September 30, 2003, the hotel system contained 72 hotels located in 12 states and one Canadian province, with more than 12,500 rooms and 589,000 square feet of meeting space. At September 30, 2003, the Company managed 48 of these hotels, including 28 owned hotels, 14 leased hotels and six third-party owned hotels. The remaining 24 hotels were owned and operated by third-party franchisees.

      The Company is also engaged in activities complementary to the operation of the hotels in its system. These activities include ticketing services and presenting entertainment productions through its entertainment division and owning, leasing, developing and managing commercial and multi-unit residential properties through its real estate services division.

      The Company was incorporated in the State of Washington on April 25, 1978. A substantial portion of the Company’s assets are held in WestCoast Hospitality Limited Partnership (“WHLP”). WHLP was formed in the State of Delaware on October 23, 1997. The Company is the sole general partner and approximately 98% owner of WHLP and manages its operations.

      The consolidated financial statements include the accounts of WestCoast Hospitality Corporation, its wholly owned subsidiaries, its general and limited partnership interests in WHLP, a 50% interest in a limited partnership and its equity basis investment in other limited partnerships. All significant inter-company transactions and accounts have been eliminated in the consolidated financial statements.

2.     Basis of Presentation

      The unaudited consolidated financial statements included herein have been prepared by WestCoast pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted as permitted by such rules and regulations. The balance sheet as of December 31, 2002 has been compiled from the audited balance sheet as of such date. The Company believes that the disclosures included herein are adequate; however, these consolidated statements should be read in conjunction with the financial statements and the notes thereto for the year ended December 31, 2002 previously filed with the SEC on Form 10-K.

      In the opinion of management, these unaudited consolidated financial statements contain all of the adjustments of a normal and recurring nature necessary to present fairly the consolidated financial position of the Company at September 30, 2003 and the consolidated results of operations and cash flows for the periods ended September 30, 2003 and 2002. The results of operations for the periods presented may not be indicative of those which may be expected for a full year.

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosures of contingent liabilities. Accordingly, ultimate results could differ materially from those estimates.

WestCoast Hospitality Corporation

Condensed Notes to Consolidated Financial Statements — (Continued)

3.	Debt Refinance

      On June 27, 2003, the Company secured term debt of $55.2 million from Column Financial, Inc., a Credit Suisse First Boston subsidiary. The debt is collateralized by ten of the Company’s hotel properties, requires monthly payments based on a fixed interest rate of at 6.7% per annum and a 25-year amortization schedule, and matures in full on July 11, 2013. In connection with securing this term debt, the Company incurred loan fees and other costs totaling $1.1 million which were capitalized and are being amortized using the effective interest method over the ten year period of the underlying promissory notes.

      A portion of the proceeds of this debt was used to pay down the $51.5 million outstanding balance on the Company’s then existing credit facility. The credit facility agreement was then amended effective June 27, 2003, reducing the maximum borrowing amount to $4.0 million. As of September 30, 2003, the Company had no outstanding balance under this credit facility. This credit facility was terminated by the Company in October 2003 as described in Note 12 below.

      As of the date of the amendment to the credit facility, the balance of unamortized deferred finance costs associated with the existing revolving credit facility was $848,000. The amendment resulted in a 92% reduction of borrowing capacity under the revolving credit facility. As such, in June 2003 the Company recorded a proportionate write-off of the then remaining unamortized deferred loan costs totaling $790,000.

      During the three months ended September 30, 2003 an additional $281,000 of fees and costs associated with certain of the Company new debt instruments were incurred. These fees were capitalized and are being amortized using the effective interest method over the term of the underlying debt instrument.

4.	Sale and Subsequent Leaseback of Equipment

      In June 2003, WestCoast completed the sale to General Electric Capital Corporation of software and equipment primarily related to our new central reservation system previously included in construction in-process. The proceeds of approximately $2.7 million were used to repay the outstanding balance on an interim note payable to General Electric Capital Corporation in the same amount. Certain other costs directly related to the software and equipment were paid for directly by General Electric Capital Corporation, totaling $451,000. WestCoast then entered into an operating lease agreement with General Electric Capital Corporation which expires in June 2005 and requires monthly payments of approximately $52,000. At the option of WestCoast, the lease term is renewable for three one-year terms. No gain or loss was recorded on this sale-leaseback transaction.

WestCoast Hospitality Corporation

Condensed Notes to Consolidated Financial Statements — (Continued)

5.	Business Segments

      The Company has four operating segments: (1) hotels and restaurants; (2) franchise, central services and development; (3) entertainment; and (4) real estate. In addition, corporate services consist primarily of miscellaneous revenues and expenses, cash and cash equivalents, certain receivables and certain property and equipment, which are not specifically associated with an operating segment. Management reviews and evaluates the operating segments exclusive of interest expense, income tax expense, and other income and expense items. Therefore, these items are not allocated to the segments. Selected information with respect to the segments is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Hotels and restaurants	$49,230	$50,518	$126,671	$134,459
Franchise, central services and development	973	1,406	2,950	3,340
Entertainment	2,023	1,508	6,008	4,980
Real estate	2,177	2,186	6,843	6,797
Corporate services	81	67	256	201

	$54,484	$55,685	$142,728	$149,777

Operating Income (loss):
Hotels and restaurants	$7,948	$8,713	$12,059	$16,912
Franchise, central services and development	556	789	1,116	1,531
Entertainment	84	177	488	582
Real estate	(558)	945	1,482	6,144
Corporate services	(792)	(1,137)	(2,539)	(2,747)

	$7,238	$9,487	$12,606	$22,422

WestCoast Hospitality Corporation

Condensed Notes to Consolidated Financial Statements — (Continued)

6.	Earnings Per Share

      The following table presents a reconciliation of the numerators and denominators used in the basic and diluted earnings per share computations (in thousands, except per share amounts):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2003	2002		2003	2002

Numerator:
Net income	$3,232	$4,510		$3,256	$9,360
Preferred stock dividend	(634)	(646)		(1,915)	(1,937)

Net income to common stockholders-basic	2,598	3,864		1,341	7,423
Effect of dilutive OP units	(6)	27		(38)	82

Net income to common stockholders-diluted	$2,592	$3,891		$1,303	$7,505

Denominator:
Weighted average shares outstanding-basic	13,003	12,982		12,997	12,974
Effect of dilutive OP units	286	286		286	286
Effect of dilutive common stock options and convertible notes	(A )	(A	)	(A )	41

Weighted average shares outstanding-diluted	13,289	13,268		13,283	13,301

Net earnings per share-basic	$0.20	$0.30		$0.10	$0.57

Net earnings per share-dilutive	$0.20	$0.29		$0.10	$0.56

(a)	At September 30, 2003, 810,425 stock options were outstanding. The effects of the shares which would be issuable upon exercise of these options have been excluded from the calculation of diluted earnings per share for the three months and nine months ending September 30, 2003 because they are anti-dilutive. At September 30, 2002, 543,075 stock options were outstanding and were excluded from the calculation of diluted earnings per share for the three month period ending September 30, 2002 because they are anti-dilutive. For the nine months ended September 30, 2002, 208,207 of these options respectively have been excluded from the calculation of diluted earnings per share because they are anti-dilutive. Convertible notes are excluded from the weighted-average share calculation for all periods presented as they are anti- dilutive.

7.	Disposition of Investment

      Effective April 2003, the Company sold its ownership investment in a hotel venture to an unrelated third party for $350,000. In addition, the Company assigned its interest in the management agreement to the same party in exchange for a structured payment arrangement totaling approximately $141,000 with payments through January 2004. The carrying value of the Company’s investment at the date of sale was $934,000, resulting in a loss on the transaction of $443,000, which is included as a loss on asset dispositions in the accompanying statements of operations.

WestCoast Hospitality Corporation

Condensed Notes to Consolidated Financial Statements — (Continued)

8.	Assets Held for Sale

      At December 31, 2002, assets held for sale consists of two office buildings in Spokane, Washington and the WestCoast Kalispell Center Hotel and Mall with an aggregate net carrying value of $34.4 million.

      In June 2002, the Company entered into a purchase and sale agreement with a potential buyer for the WestCoast Kalispell Center Hotel and Mall. In June 2003 the Company and the potential buyer of the WestCoast Kalispell Center Hotel and Mall mutually terminated their sales agreement, at which time the Company determined that it was no longer in its best interest to continue to market the property for sale. As a result of this decision, the net book value of the WestCoast Kalispell Center Hotel and Mall of approximately $13.0 million was reclassified from assets held for sale to property and equipment. A depreciation adjustment of $520,000 was recorded in June 2003, reflecting non-cash depreciation expense that would have been recognized had the assets been classified as held and used since July 2002.

      Continuing to follow its strategy of divesture from non-core assets, the Company remains committed to the sale of the two Spokane office buildings. It is actively marketing the properties and both are available for sale in their present condition at prices management believes are reasonable compared to their respective estimated fair values. However, there can be no assurances given that the sale of these assets will be completed in the time frame permissible under GAAP to permit the classification of these assets as held for sale on the financial statements. As a result of this decision, the net book value of the related assets of approximately $21.7 million has been reclassified from assets held for sale to property and equipment. A depreciation adjustment of approximately $1.6 million was recorded in the three months ended September 30, 2003, reflecting non-cash expenses that would have been recognized had the assets been classified as property and equipment since December 2001.

9.	Stock Based Compensation

      In July 2002, the Company offered eligible common stock option holders the opportunity to exchange certain common stock options for new common stock options. The new common stock options offered were to be issued at the fair market value of the stock on or after the first business day that is six months and one day after the date the original options were cancelled in the exchange. On July 31, 2002, 571,661 options were cancelled pursuant to the terms of the offer. The Company granted 261,251 new options in February 2003. The terms of the transaction are disclosed in a Schedule TO and amendments thereto filed in July and August 2002.

      As permitted by Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”), the Company has chosen to measure compensation cost for stock-based employee compensation plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and to provide the disclosure only requirements of SFAS No. 123. On December 31, 2002, the Financial Accounting Standards Board (“FASB”) amended the transition and disclosure requirements of SFAS No. 123 through the issuance of Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends the existing disclosures to make more frequent and prominent disclosure of stock-based compensation expense beginning with financial statements for fiscal periods ending after December 15, 2002.

WestCoast Hospitality Corporation

Condensed Notes to Consolidated Financial Statements — (Continued)

      The Company has chosen not to record compensation expense using fair value measurement provisions in the statement of operations. Had compensation cost for plan been determined based on the fair value at the grant dates for awards under the plans, reported net income and earnings per share would have been changed to the pro forma amounts indicated below ($ in thousands, except per share amounts):

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Reported net income applicable to common stockholders	$2,598	$3,864	$1,341	$7,423
Add back: stock based employee compensation expense, net of related tax effects	—	—	3	10
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(14)	—	(479)	(8)

Pro forma net income applicable to common stockholders	$2,584	$3,864	$865	$7,425

Basic net earnings per share:
Reported net earnings per share	$0.20	$0.30	$0.10	$0.57
Stock-based employee compensation, fair value	(0.01)	(0.00)	(0.03)	0.00

Pro forma basic net earnings per share	$0.19	$0.30	$0.07	$0.57

Diluted net earnings per share:
Reported net earnings per share	$0.20	$0.29	$0.10	$0.56
Stock-based employee compensation, fair value	(0.01)	0.00	(0.03)	(0.00)

Pro forma diluted net earnings per share	$0.19	$0.29	$0.07	$0.56

10.	Preferred Stock

      In September 2003, the Company entered into an agreement related to early termination of one of its franchised properties. As consideration for the termination of the franchise agreement, the Company received 4,207 shares each of its own Series A and Series B preferred stock with a stated value of $50 per share. A termination gain of $247,000 was recorded by the Company and is included in revenues for franchise, central services, and development. In June 2003, the Company entered into an agreement related to early termination of one of its franchised properties. As consideration for the termination of the franchise agreement, the Company received 2,746 shares each of its own Series A and Series B preferred stock with a stated value of $50 per share. A termination gain of $230,000 was recorded by the Company and is included in revenues for franchise, central services, and development.

      On October 1, 2003, the Company paid its regularly scheduled dividend to the shareholders of record as of September 30, 2003 of its Series A and Series B preferred stock totaling approximately $634,000.

11.	Purchase Options

      In September 2003, the Company gave notice of its intent to exercise the option to acquire the Red Lion Hotel Yakima Gateway. The Company has leased the 172-room property since 1997. The total purchase price of the hotel under option is $6.25 million, of which the Company has already paid a non-refundable deposit of $1 million. Closing is planned for January 2004.

      The Company began operating a hotel in Bellevue, Washington in January 2000 with an operating lease and purchase option agreement. The Company pays monthly lease payments of $27,951 plus hotel

WestCoast Hospitality Corporation

Condensed Notes to Consolidated Financial Statements — (Continued)

operating and other costs as defined in the agreement. The purchase option is exercisable from July 2002 through January 31, 2004 at the Company’s option. The total purchase price of the hotel under option is $12 million. The Company intends to exercise this option during the fourth quarter of 2003.

      While the Company intends to exercise both options prior to September 30, 2004, the carrying value of the purchase options are still considered long-term as the classification of the converted assets, if exercised, will be long-term.

12.	Subsequent Events

      In October 2003, the Company entered into a new primary revolving credit agreement with Wells Fargo Bank, National Association. The credit agreement provides the Company with a revolving credit facility with a total of $10 million in borrowing capacity. This includes two revolving lines of credit: Line A allows for maximum borrowings of $7.0 million and is collateralized by personal property and five of the Company’s owned hotels. Line B allows for maximum borrowings of $3.0 million and is collateralized by personal property. The Company is required to exhaust its borrowing capacity under Line A before it may borrow under Line B. Interest under both lines is computed based, at the Company’s option, upon either the bank’s prime rate or certain LIBOR rates. The agreement contains certain restrictions and covenants, the most restrictive of which requires the Company to maintain a minimum tangible net worth of $105 million and a maximum debt to EBITDA ratio of 5.75 to 1.00, which will decrease to 5.50 to 1.00 for the fiscal quarter ending December 31, 2004 and remain at that ratio for the remainder of the facility’s term. Line A does not require any principal payments until its maturity date of October 2006. As a result, any future borrowings under this line in 2003 or 2004 would be reflected as a long-term liability. Line B has a maturity date of October 2004. The bank credit facility also allows for a $4.0 million term facility that is available to acquire, and would be collateralized by, the Red Lion Yakima Gateway Hotel. The Company expects that the term of the loan would be seven years.

      In November 2003, the Company sold its ownership of one of its hotels to an unrelated party for $10.8 million. The net proceeds, after repayment of debt directly related to the property of $6.0 million and sales costs, will be used to invest in other as yet unidentified properties under a tax deferral strategy. The Company then entered into an operating lease agreement with the new owner which expires in November 2018 and requires monthly payments of approximately $63,000. At the Company’s option, the lease term is renewable for three five-year terms. The pre-tax gain on the sale-leaseback transaction of approximately $6.4 million will be deferred and amortized into income over the period of the lease.

13.	Recent Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (“FIN No. 46”). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51 to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 was adopted by the Company on July 1, 2003 and did not have a material effect on the Company’s consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 is effective for all contracts created or modified after June 30, 2003 except for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of SFAS No. 149 should be applied

WestCoast Hospitality Corporation

Condensed Notes to Consolidated Financial Statements — (Continued)

prospectively. The provisions of SFAS No. 149 that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of this standard has not had a material effect on the Company’s consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

________________________________________________________________________________

Until                     , 2004 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$40,000,000 Trust Preferred Securities

Westcoast Hospitality Capital Trust

          % Trust Preferred Securities

(Liquidation Amount of $25 per Trust Preferred Security)
Guaranteed Fully and Unconditionally as Described in this Prospectus by

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

WELLS FARGO SECURITIES, LLC

January      , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The expenses of this offering in connection with this registration statement are estimated as follows:

SEC registration fee		$3,721
NASD filing fee		5,100
NYSE listing fee		23,600
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	[*	]

*	To be furnished by amendment.

     WestCoast Hospitality Corporation (the “Company”) will bear all of the expenses shown above.

Item 14.	Indemnification of Directors and Officers.

      The Amended and Restated By-Laws (“By-Laws”) and Amended and Restated Articles of Incorporation (the “Articles”) of the Company provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the “WBCA”), as amended from time to time, indemnify all directors and officers of the Company. In addition, the Articles contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damage arising out of a breach of fiduciary duty. Section 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for reasonable expenses incurred) arising under the Securities Act.

      Pursuant to Section 23B.08.580 of the WBCA, the Board of Directors of the Company (the “Board”) may authorize, by a vote of a majority of a quorum of the Board, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Section 23B.08.510 or 23B.08.520 of the WBCA. The Board has authorized the Company to purchase and maintain appropriate policies of insurance on behalf of the Company’s directors and officers against liabilities asserted against any such person arising out of his status as such. The Board may authorize the Company to enter into a contract with any person who is or was a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust, employee benefit plan or other enterprise providing for indemnification rights equivalent to or, if the Board so determines, greater than those provided for in the By-Laws and Articles. The Board has authorized the Company to enter into contracts providing for indemnification with any person who is or was a director or officer of the Company.

      The Company has entered into employment agreements with certain officers containing provisions entitling the executive officers to indemnification for losses incurred in the course of service to the Company or its subsidiaries, under certain circumstances.

      Under the Amended and Restated Declaration of Trust, the Company agrees to indemnify the property trustee, the Delaware trustee, any affiliate of the property trustee or the Delaware trustee, and any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the property trustee or the Delaware trustee (each of the foregoing persons, including the property trustee and the Delaware trustee in their respective individual and trustee capacities, being referred to as a “Fiduciary Indemnified Person”) for, and to hold each Fiduciary Indemnified Person harmless against, any and all loss, liability, claim, action, suit, cost or expense of any kind and nature whatsoever, including taxes (other than taxes based on the income of such Fiduciary Indemnified Person), incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration or the trust or trusts under the Amended and Restated Declaration of Trust, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties under the Amended and Restated Declaration of Trust.

      In addition, under the Amended and Restated Declaration of Trust the Company must indemnify, to the full extent permitted by law, any administrative trustee; (b) any affiliate of any administrative trustee; (c) any officer, director, shareholder, member, partner, employee, representative or agent of any administrative trustee; and (d) any officer, employee or agent of the trust or its affiliates (each of the foregoing persons being referred to as a “Company Indemnified Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company must also indemnify, to the full extent permitted by law, any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the trust to procure a judgment in its favor by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to the trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such Court of Chancery or such other court shall deem proper.

Item 15.	Recent Sales of Unregistered Securities.

      On December 31, 2001, the Company acquired all of the outstanding stock of Red Lion Hotels, Inc. from Doubletree Corporation, a Delaware corporation (“Seller”), in exchange for a cash payment to Seller in the amount of $20,251,456 and the issuance to Seller of 303,771 shares of the Company’s Series A Preferred Stock and 303,771 shares of the Company’s Series B Preferred Stock. The Company issued these shares to Seller in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as amended.

      WestCoast Hospitality Capital Trust intends to issue the trust common securities to the Company in reliance upon this same exemption.

Item 16.	Exhibits and Financial Statement Schedules.

      (A) Exhibits:

Exhibit No.	Description

1.1*	Form of Underwriting Agreement with respect to the Trust Preferred Securities
3.1(9)	Amended and Restated Articles of Incorporation of the Company
3.2(10)	Amended and Restated By-Laws of the Company
4.1(1)	Specimen Common Stock Certificate
4.2**	Certificate of Trust of WestCoast Hospitality Capital Trust
4.3**	Declaration of Trust of WestCoast Hospitality Capital Trust
4.4**	Form of Amended and Restated Declaration of Trust
4.5**	Form of Indenture
4.6**	Form of Junior Subordinated Debenture (included in Exhibit 4.5)
4.7**	Form of Trust Preferred Security (included in Exhibit 4.4)
4.8**	Form of Trust Common Security (included in Exhibit 4.4)
4.9**	Form of Trust Preferred Securities Guarantee Agreement
4.10**	Form of Trust Common Securities Guarantee Agreement
5.1***	Opinion of Riddell Williams P.S., counsel to the Company and WestCoast Hospitality Capital Trust
5.2***	Opinion of Richards, Layton & Finger, P.A. regarding the legality of the trust preferred securities of WestCoast Hospitality Capital Trust
8.1*	Opinion of Riddell Williams P.S.
10.1(3)	Employment Agreement between the Company and Arthur M. Coffey, dated March 1, 1998
10.2(3)	Employment Agreement between the Company and Richard L. Barbieri, dated March 1, 1998
10.3(1)	Employee Stock Purchase Plan of the Company
10.4(5)	1998 Stock Incentive Plan
10.5(1)	Form of Restricted Stock Award Agreement
10.6(3)	Form of Nonqualified Stock Option Agreement
10.7(11)	Executive Employment Agreement between the Company and Arthur Coffey, dated April 13, 2003
10.8**	Separation and General Release Agreement between the Company and Sharon Sanchez, dated July 31, 2003
10.9(2)	Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership, dated November 1, 1997
10.10**	First Amendment, dated January 1, 1998, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.11**	Second Amendment, dated April 20, 1998, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.12**	Third Amendment, dated April 28, 1998, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.13**	Fourth Amendment, dated May 14, 1999, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.14**	Fifth Amendment, dated January 1, 2000, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.15**	Sixth Amendment, dated June 30, 2000, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997

Exhibit No.	Description

10.16**	Seventh Amendment, dated January 1, 2001, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.17(4)	Purchase and Sale Agreement re: WC Holdings, Inc., dated December 17, 1999
10.18(4)	Membership Interest Purchase Agreement re: October Hotel Investors, LLC, dated December 30, 1999
10.19(4)	First Amendment to Membership Interest Purchase Agreement re: October Hotel Investors, LLC, dated December 30, 1999
10.20(7)	Deed of Trust and Security Agreement with WHC809, LLC, as grantor, and Morgan Guaranty Trust Company of New York, as beneficiary, dated June 14, 2001
10.21(8)	Purchase and Sale Agreement dated December 21, 2001 among WestCoast Hospitality Corporation, Hilton Hotels Corporation and Doubletree Corporation
10.22(8)	Registration Rights Agreement between WestCoast Hospitality Corporation and Doubletree Corporation, dated December 31, 2001
10.23**	Credit Agreement, dated October 24, 2003, between WestCoast Hospitality Corporation and Wells Fargo Bank, National Association
10.24 (11)	Promissory Note dated effective as of June 27, 2003, in the original principal amount of $5,100,000 issued by WHC807, LLC, a Delaware limited liability company indirectly controlled by the Company (“WHC807”), to Column Financial, Inc. (“Column”) (the “WHC807 Promissory Note”). Nine other Delaware limited liability companies indirectly controlled by the Company (the “Other LLCs”) simultaneously issued nine separate Promissory Notes to Column in an aggregate original principal amount of $50,100,000 and otherwise on terms and conditions substantially similar to those of the WHC807 Promissory Note (these Promissory Notes and their respective issuers and principal amounts are identified in Exhibit D to the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing filed as Exhibit 10.25).
10.25 (11)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated effective as of June 27, 2003, with WHC807 as grantor and Column as beneficiary (the “WHC807 Deed of Trust”). Each of the Other LLCs simultaneously executed a separate Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing as grantor with Column as beneficiary and otherwise on terms and conditions substantially similar to those of the WHC807 Deed of Trust (these nine other documents and their respective grantors and the respective parcels of real property encumbered thereby are identified in Exhibit E to the WHC807 Deed of Trust).
10.26 (11)	Indemnity and Guaranty Agreement dated effective as of June 27, 2003, between the Company and Column with respect to the WHC807 Promissory Note and the WHC807 Deed of Trust. The Company and Column have entered into nine separate Indemnity and Guaranty Agreements on substantially similar terms and conditions with respect to the Other LLCs’ Promissory Notes and Deeds of Trust, Assignments of Leases and Rents, Security Agreements and Fixture Filings referred to in Exhibits 10.24 and 10.25, respectively.
10.27**	Fixed Rate Note effective as June 14, 2001, of in the original principal amount of $36,050,000 issued by WHC809, LLC, a Delaware limited liability company indirectly controlled by the Company, to Morgan Guaranty Trust Company of New York.
12***	Statement Regarding Computation of Earnings to Fixed Charges and Preferred Stock Dividends
16(6)	Letter dated June 28, 2001, from the Company’s former principal independent accountants
21**	List of subsidiaries of the Company
23.1***	Consent of BDO Seidman, LLP
23.2***	Consent of PricewaterhouseCoopers LLP
23.3***	Consent of Riddell Williams P.S. (included in Exhibits 5.1 and 8.1)
23.4***	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)
24**	Powers of Attorney (included on signature page)

Exhibit No.	Description

25.1***	Form T-1 Statement of Eligibility of Indenture Trustee under the Trust Indenture Act of 1939
25.2***	Form T-1 Statement of Eligibility of Property Trustee of WestCoast Hospitality Capital Trust
25.3***	Form T-1 Statement of Eligibility of Preferred Guarantee Trustee

*	To be filed as an amendment.

**	Previously filed.

***	Filed herewith.

(1)	Previously filed as an exhibit to the Company’s Form S-1 on January 20, 1998.

(2)	Previously filed as an exhibit to the Company’s Form S-1/ A on February 27, 1998.

(3)	Previously filed as an exhibit to the Company’s Form S-1/ A on March 10, 1998.

(4)	Previously filed as an exhibit to the Company’s Form 8-K on January 19, 2000.

(5)	Previously filed as an exhibit to the Company’s Form 10-Q on May 15, 2001

(6)	Previously filed as an exhibit to the Company’s Form 8-K on June 29, 2001

(7)	Previously filed as an exhibit to the Company’s Form 10-Q on August 14, 2001.

(8)	Previously filed as an exhibit to the Company’s Form 8-K on January 15, 2002

(9)	Previously filed as an exhibit to the Company’s Form 10-K on April 1, 2002.

(10)	Previously filed as an exhibit to the Company’s Form 10-K on March 31, 2003.

(11)	Previously filed as an exhibit to the Company’s Form 10-Q on August 14, 2003.

Item 17.	Undertakings.

      The undersigned registrants hereby undertake to provide to the underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 18, 2003.

WESTCOAST HOSPITALITY CORPORATION

BY:	/s/ ARTHUR M. COFFEY

Arthur M. Coffey,
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on December 18, 2003.

Signature	Title

/s/ ARTHUR M. COFFEY Arthur M. Coffey	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ PETER P. HAUSBACK Peter P. Hausback	Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ ANTHONY F. DOMBROWIK Anthony F. Dombrowik	Corporate Controller (Principal Accounting Officer)

* Richard L. Barbieri	Executive Vice President, General Counsel and Director

* Donald K. Barbieri	Chairman of the Board

* Stephen R. Blank	Director

* Jon E. Eliassen	Director

* Peter F. Stanton	Director

* Ronald R. Taylor	Director

/s/ ARTHUR M. COFFEY Arthur M. Coffey Attorney-in-fact

*By Arthur M. Coffey, as attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 18, 2003.

WESTCOAST HOSPITALITY CAPITAL TRUST

By:	/s/ PETER P. HAUSBACK

Peter P. Hausback,
Trustee

By:	/s/ THOMAS L. MCKEIRNAN

Thomas L. McKeirnan,
Trustee

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement with respect to the Trust Preferred Securities
3.1(9)	Amended and Restated Articles of Incorporation of the Company
3.2(10)	Amended and Restated By-Laws of the Company
4.1(1)	Specimen Common Stock Certificate
4.2**	Certificate of Trust of WestCoast Hospitality Capital Trust
4.3**	Declaration of Trust of WestCoast Hospitality Capital Trust
4.4**	Form of Amended and Restated Declaration of Trust
4.5**	Form of Indenture
4.6**	Form of Junior Subordinated Debenture (included in Exhibit 4.5)
4.7**	Form of Trust Preferred Security (included in Exhibit 4.4)
4.8**	Form of Trust Common Security (included in Exhibit 4.4)
4.9**	Form of Trust Preferred Securities Guarantee Agreement
4.10**	Form of Trust Common Securities Guarantee Agreement
5.1***	Opinion of Riddell Williams P.S., counsel to the Company and WestCoast Hospitality Capital Trust
5.2***	Opinion of Richards, Layton & Finger, P.A. regarding the legality of the trust preferred securities of WestCoast Hospitality Capital Trust
8.1*	Opinion of Riddell Williams P.S.
10.1(3)	Employment Agreement between the Company and Arthur M. Coffey, dated March 1, 1998
10.2(3)	Employment Agreement between the Company and Richard L. Barbieri, dated March 1, 1998
10.3(1)	Employee Stock Purchase Plan of the Company
10.4(5)	1998 Stock Incentive Plan
10.5(1)	Form of Restricted Stock Award Agreement
10.6(3)	Form of Nonqualified Stock Option Agreement
10.7(11)	Executive Employment Agreement between the Company and Arthur Coffey, dated April 13, 2003
10.8**	Separation and General Release Agreement between the Company and Sharon Sanchez, dated July 31, 2003
10.9(2)	Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership, dated November 1, 1997
10.10**	First Amendment, dated January 1, 1998, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.11**	Second Amendment, dated April 20, 1998, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.12**	Third Amendment, dated April 28, 1998, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.13**	Fourth Amendment, dated May 14, 1999, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.14**	Fifth Amendment, dated January 1, 2000, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.15**	Sixth Amendment, dated June 30, 2000, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.16**	Seventh Amendment, dated January 1, 2001, to Amended and Restated Agreement of Limited Partnership of WestCoast Hospitality Limited Partnership dated November 1, 1997
10.17(4)	Purchase and Sale Agreement re: WC Holdings, Inc., dated December 17, 1999
10.18(4)	Membership Interest Purchase Agreement re: October Hotel Investors, LLC, dated December 30, 1999

Exhibit No.	Description

10.19(4)	First Amendment to Membership Interest Purchase Agreement re: October Hotel Investors, LLC, dated December 30, 1999
10.20(7)	Deed of Trust and Security Agreement with WHC809, LLC, as grantor, and Morgan Guaranty Trust Company of New York, as beneficiary, dated June 14, 2001
10.21(8)	Purchase and Sale Agreement dated December 21, 2001 among WestCoast Hospitality Corporation, Hilton Hotels Corporation and Doubletree Corporation
10.22(8)	Registration Rights Agreement between WestCoast Hospitality Corporation and Doubletree Corporation, dated December 31, 2001
10.23**	Credit Agreement, dated October 24, 2003, between WestCoast Hospitality Corporation and Wells Fargo Bank, National Association
10.24 (11)	Promissory Note dated effective as of June 27, 2003, in the original principal amount of $5,100,000 issued by WHC807, LLC, a Delaware limited liability company indirectly controlled by the Company (“WHC807”), to Column Financial, Inc. (“Column”) (the “WHC807 Promissory Note”). Nine other Delaware limited liability companies indirectly controlled by the Company (the “Other LLCs”) simultaneously issued nine separate Promissory Notes to Column in an aggregate original principal amount of $50,100,000 and otherwise on terms and conditions substantially similar to those of the WHC807 Promissory Note (these Promissory Notes and their respective issuers and principal amounts are identified in Exhibit D to the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing filed as Exhibit 10.25).
10.25 (11)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated effective as of June 27, 2003, with WHC807 as grantor and Column as beneficiary (the “WHC807 Deed of Trust”). Each of the Other LLCs simultaneously executed a separate Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing as grantor with Column as beneficiary and otherwise on terms and conditions substantially similar to those of the WHC807 Deed of Trust (these nine other documents and their respective grantors and the respective parcels of real property encumbered thereby are identified in Exhibit E to the WHC807 Deed of Trust).
10.26 (11)	Indemnity and Guaranty Agreement dated effective as of June 27, 2003, between the Company and Column with respect to the WHC807 Promissory Note and the WHC807 Deed of Trust. The Company and Column have entered into nine separate Indemnity and Guaranty Agreements on substantially similar terms and conditions with respect to the Other LLCs’ Promissory Notes and Deeds of Trust, Assignments of Leases and Rents, Security Agreements and Fixture Filings referred to in Exhibits 10.24 and 10.25, respectively.
10.27**	Fixed Rate Note effective as June 14, 2001, of in the original principal amount of $36,050,000 issued by WHC809, LLC, a Delaware limited liability company indirectly controlled by the Company, to Morgan Guaranty Trust Company of New York.
12***	Statement Regarding Computation of Earnings to Fixed Charges and Preferred Stock Dividends
16(6)	Letter dated June 28, 2001, from the Company’s former principal independent accountants
21**	List of subsidiaries of the Company
23.1***	Consent of BDO Seidman, LLP
23.2***	Consent of PricewaterhouseCoopers LLP
23.3***	Consent of Riddell Williams P.S. (included in Exhibits 5.1 and 8.1)
23.4***	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)
24**	Powers of Attorney (included on signature page)
25.1***	Form T-1 Statement of Eligibility of Indenture Trustee under the Trust Indenture Act of 1939
25.2***	Form T-1 Statement of Eligibility of Property Trustee of WestCoast Hospitality Capital Trust
25.3***	Form T-1 Statement of Eligibility of Preferred Guarantee Trustee

*	To be filed as an amendment.

**	Previously filed.

***	Filed herewith.

(1)	Previously filed as an exhibit to the Company’s Form S-1 on January 20, 1998.

(2)	Previously filed as an exhibit to the Company’s Form S-1/ A on February 27, 1998.

(3)	Previously filed as an exhibit to the Company’s Form S-1/ A on March 10, 1998.

(4)	Previously filed as an exhibit to the Company’s Form 8-K on January 19, 2000.

(5)	Previously filed as an exhibit to the Company’s Form 10-Q on May 15, 2001

(6)	Previously filed as an exhibit to the Company’s Form 8-K on June 29, 2001

(7)	Previously filed as an exhibit to the Company’s Form 10-Q on August 14, 2001.

(8)	Previously filed as an exhibit to the Company’s Form 8-K on January 15, 2002

(9)	Previously filed as an exhibit to the Company’s Form 10-K on April 1, 2002.

(10)	Previously filed as an exhibit to the Company’s Form 10-K on March 31, 2003.

(11)	Previously filed as an exhibit to the Company’s Form 10-Q on August 14, 2003.